UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF

THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

PROVIDE COMMERCE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.001, of Provide Commerce, Inc.

(2)	Aggregate number of securities to which transaction applies:

14,467,482 shares of Provide Commerce common stock (consisting of 12,086,916 outstanding shares of Provide Commerce common stock, 2,478,558 shares issuable upon the exercise of options with an exercise price of less than $33.75 per share, 375,208 shares issuable upon the exercise of warrants with an exercise price of less than $33.75 per share, 25,000, the estimated maximum number of shares based on current participation issuable under the Provide Commerce employee stock purchase plan, but excluding 498,200 shares of stock held in treasury).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying (x) .000107 times (y) the sum of (1) 12,086,916, the aggregate number of shares of common stock issued and outstanding as of December 2, 2005, times $33.75, (2) 25,000, the estimated maximum number of shares based on current participation issuable under the employee stock purchase plan as of December 2, 2005, times $33.75, (3) 2,478,558, the aggregate number of shares issuable under options outstanding as of December 2, 2005, that will be cashed out upon the merger, times $23.01, the difference between $33.75 and the weighted average exercise price per share for such options, plus (4) 375,208, the aggregate number of shares issuable under warrants outstanding as of December 2, 2005, that will be cashed out upon the merger, times $32.24, the difference between $33.75 and the weighted average exercise price per share for such warrants.

(4)	Proposed maximum aggregate value of transaction: $477,905,491

(5)	Total fee paid: $51,136

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid: $

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On behalf of the Board of Directors of Provide Commerce, Inc., you are cordially invited to attend a special meeting of stockholders of Provide Commerce to be held on [DATE], 2006 at [TIME] a.m., local time, at [our corporate headquarters, 5005 Wateridge Vista Drive, San Diego, California 92121]. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 4, 2005, by and among Liberty Media Corporation, Produce Acquisition, Inc. (formerly Barefoot Acquisition, Inc.), a direct wholly-owned subsidiary of Liberty Media, and Provide Commerce, Inc. In this proxy statement we refer to the Agreement and Plan of Merger as the “merger agreement.” If the merger contemplated by the merger agreement is completed, Provide Commerce will become a wholly-owned subsidiary of Liberty Media and cease to exist as a public company, and you will receive $33.75 in cash (without interest) for each share of our common stock that you own immediately prior to the effective time of the merger. This merger consideration represents a premium of approximately 11.6% over the closing price of $30.23 per share of our common stock on December 2, 2005, the last full trading day before the merger was publicly announced, and a premium of approximately 31.3% over the average closing price of a share of our common stock for the 30 trading days prior to December 5, 2005.

The receipt of cash in exchange for your shares of Provide Commerce common stock in the merger will constitute a taxable transaction for United States federal income tax purposes. Please read this proxy statement carefully regarding the United States federal income tax consequences of the merger.

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, Provide Commerce and its stockholders and recommends that you vote “for” the adoption of the merger agreement at the special meeting.

We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock vote to adopt the merger agreement. Our largest stockholder, Jovian Holdings, LLC (which holds or controls approximately 29% of our outstanding stock as of December 2, 2005) has agreed pursuant to a voting agreement with Liberty Media to vote its shares in favor of the adoption of the merger agreement and against competing transactions. This voting agreement will survive for six months following a termination of the merger agreement and does not permit Jovian Holdings to support any alternative transaction involving a superior proposal during the period in which it is in effect.

Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope so that your vote will be recorded. Your vote is very important.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. You can also obtain other information about Provide Commerce from documents that we have filed with the Securities and Exchange Commission. If the merger agreement is adopted by the requisite holders of our common stock, the closing of the merger is expected to occur on the third business day following the date on which the last of the closing conditions to the closing of the merger are satisfied or waived.

William Strauss
Chief Executive Officer and Director

This proxy statement is dated [DATE], 2006 and is first being mailed to stockholders on or about [DATE], 2006.

PROVIDE COMMERCE, INC.

5005 WATERIDGE VISTA DRIVE

SAN DIEGO, CALIFORNIA 92121

NOTICE OF SPECIAL MEETING

The special meeting of the stockholders of Provide Commerce, Inc. will be held on [DATE], 2006 at [TIME] a.m., local time at [our corporate headquarters, 5005 Wateridge Vista Drive, San Diego, California 92121]. The purpose of the meeting will be:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 4, 2005, by and among Liberty Media Corporation, Produce Acquisition, Inc. (formerly Barefoot Acquisition, Inc.), a direct wholly-owned subsidiary of Liberty Media, and Provide Commerce, Inc.; and

2. To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only those persons who were holders of record of Provide Commerce common stock at the close of business on [DATE], 2006, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of Provide Commerce common stock held on the record date. If you own shares through a broker or other nominee and you want to have your vote counted, you must instruct your broker or nominee to vote. Holders of Provide Commerce common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “Appraisal Rights” on page 35.

The Provide Commerce board of directors unanimously recommends that stockholders vote FOR the adoption of the merger agreement at the special meeting.

By Order of the Board of Directors,

BLAKE T. BILSTAD
Senior Vice President,
General Counsel and Secretary

San Diego, California

[DATE], 2006

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED FORM OF PROXY. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER NOMINEE, YOU MAY BE ABLE TO VOTE THROUGH THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS YOUR BROKER OR NOMINEE PROVIDES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, IF YOU WISH TO DO SO.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

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TREATMENT OF STOCK OPTIONS, RESTRICTED STOCK, WARRANTS AND STOCK PURCHASE PLAN	40

CERTIFICATE OF INCORPORATION AND BY-LAWS	40

DIRECTORS AND OFFICERS	40

REPRESENTATIONS AND WARRANTIES	40

COVENANTS; CONDUCT OF THE BUSINESS OF PROVIDE COMMERCE PRIOR TO THE MERGER	42

NO SOLICITATION OF ALTERNATIVE PROPOSALS	44

REGULATORY MATTERS; REASONABLE BEST EFFORTS	45

EMPLOYEE BENEFITS	46

INDEMNIFICATION AND INSURANCE	46

CONDITIONS TO COMPLETION OF THE MERGER	46

TERMINATION	48

TERMINATION FEE	49

EXPENSES	49

AMENDMENT	49

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	50

STOCKHOLDER PROPOSALS	53

OTHER MATTERS	53

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	54

APPENDICES

Annex A—Agreement and Plan of Merger, dated as of December 4, 2005, by and among Liberty Media Corporation, Produce Acquisition, Inc. and Provide Commerce, Inc.	A-1

Annex B—Voting Agreement, dated as of December 4, 2005, by and between Liberty Media Corporation and Jovian Holdings, LLC	B-1

Annex C—Fairness Opinion of JP Morgan Securities Inc.	C-1

Annex D—Section 262 of the Delaware General Corporation Law	D-1

ii

SUMMARY

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you as a Provide Commerce stockholder or that you should consider before voting on the merger. To more fully understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on whether to adopt the merger agreement. All information in this proxy statement was prepared and supplied by Provide Commerce, except for the descriptions of the businesses of Liberty Media and Produce Acquisition contained in this summary below under the heading “The Companies,” and under “The Merger—The Companies” which were supplied by Liberty Media. We encourage you to carefully read this entire document and the documents to which we have referred you.

The Companies (Page 16)

Provide Commerce, Inc.

Provide Commerce, Inc. (“Provide Commerce,” “us,” “we,” “our”) operates an e-commerce marketplace of websites for perishable goods that consistently delivers fresh, high-quality products direct from the supplier to the customer at competitive prices. Our principal executive offices are located at 5005 Wateridge Vista Drive, San Diego, California 92121, and our telephone number is (858) 638-4900.

Liberty Media Corporation

Liberty Media Corporation (“Liberty Media”) is a holding company owning interests in a broad range of electronic retailing, media, communications and entertainment businesses. Liberty Media’s principal executive offices are located at 12300 Liberty Boulevard, Englewood, Colorado 80112, and its telephone number is (720) 875-5400.

Produce Acquisition, Inc.

Produce Acquisition, Inc. (formerly Barefoot Acquisition, Inc.) (“Produce Acquisition” or “Merger Sub”) is a direct wholly-owned subsidiary of Liberty Media that has not conducted any business or activities other than entering into the merger agreement for the purpose of facilitating the merger.

The Merger Agreement (Page 39 and Annex A)

Structure and Effective Time; Merger Consideration; Treatment of Stock Options, Restricted Stock, Warrants and Stock Purchase Plan

In the merger, Produce Acquisition will merge into Provide Commerce and Provide Commerce will become a wholly-owned subsidiary of Liberty Media. As a result of the merger, Provide Commerce stockholders will receive $33.75 in cash (without interest) for each share of our common stock they own immediately prior to the effective time of the merger. Immediately following the effective time of the merger, Provide Commerce stock incentive plans will be terminated, and all outstanding options and warrants to purchase Provide Commerce common stock will be terminated and cancelled in consideration for a cash payment equal to the product of:

•	the excess, if any, of $33.75 over the applicable option or warrant exercise price, multiplied by

•	the number of shares subject to such option or warrant.

Each outstanding share of Provide Commerce restricted stock will be treated in the same manner as provided for unrestricted shares of Provide Commerce common stock. Because Liberty Media does not intend to assume any Provide Commerce stock incentive plans, the vesting of all outstanding options to purchase Provide Commerce common stock and shares of restricted stock will be accelerated in connection with the merger, as required under the provisions of the applicable stock incentive plan. With respect to any outstanding offerings under the Provide Commerce employee stock purchase plan in effect immediately prior to the effective time of the merger, each participant’s accumulated payroll deductions shall be used to purchase Provide Commerce common stock immediately prior to the effective time of the merger.

No Solicitation of Alternative Proposals

The merger agreement contains specified restrictions on our ability to solicit, initiate, participate in discussions or negotiations with, cooperate with or furnish any non-public information concerning our business with, approve, recommend or permit Provide Commerce to enter into an agreement with, a third party, with respect to a proposal to acquire all, or any significant interest in, Provide Commerce. The merger agreement does not, however, prohibit us or our board of directors from considering and potentially approving an unsolicited superior proposal from a third party, if we and our board of directors comply with the applicable provisions of the merger agreement.

We may terminate the merger agreement and enter into an agreement with a third party for an unsolicited superior proposal if, among other things:

•	our board determines, after consultation with our financial advisor, that the terms of the superior proposal are more favorable to the Provide Commerce stockholders than the terms of the merger;

•	we give Liberty Media at least three business days to match such superior proposal and Liberty Media declines to do so;

•	we pay to Liberty Media a termination fee of $15.7 million; and

•	we provide to Liberty Media a certification from each party to such superior proposal acknowledging the termination fee and waiving its rights to contest such termination fee.

Conditions to the Merger

Before the merger can be completed, a number of conditions must be satisfied. These include:

•	adoption of the merger agreement by Provide Commerce stockholders;

•	expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended;

•	the absence of any governmental statutes, injunctions, rules or orders which make the merger illegal or otherwise prevent the merger;

•	the absence of suits or actions asserted by any governmental authority challenging or seeking to restrain or prohibit the merger or seeking to require a divestiture;

•	the absence of a material adverse effect on Provide Commerce since the date of the merger agreement;

•	performance by each party of its obligations under the merger agreement in all material respects;

•	accuracy of the parties’ representations and warranties, subject to specified materiality qualifications;

•	effectiveness of the retention agreements and the amendments to the employment agreements with each of William Strauss and Abraham Wijnperle, executed as of the date of the merger agreement; and

•	the delivery of any specified third party notices and the receipt of all consents or approvals required by any governmental entity or specified third party, subject to materiality qualifications.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to consummation of the merger by:

•	the mutual written consent of both parties;

•	either Liberty Media or us, if the merger has not been completed by June 30, 2006 and, in either case, the failure to consummate the merger by such date is not the result of the breach of the merger agreement by the party seeking to terminate the merger agreement;

•	either Liberty Media or us, if our stockholders do not adopt the merger agreement at the special meeting and, in either case, the failure to obtain such stockholder approval is not the result of breach of the merger agreement by the party seeking to terminate the merger agreement, and in our case, not until two days following the failure to obtain stockholder approval if our board has previously withdrawn or modified its approval or recommendation of the merger agreement;

•	either Liberty Media or us, if any governmental restraint prohibiting the merger is in effect and has become final and nonappealable;

•	us if, prior to the receipt of our stockholder approval, our board authorizes us to enter into an agreement providing for a superior proposal and Liberty Media does not respond with a matching offer within three business days, we pay to Liberty Media a termination fee of $15.7 million, and we deliver to Liberty Media a written certification from each other party to such superior proposal acknowledging the termination fee and waiving its rights to contest such termination fee;

•	either Liberty Media or us, if the other party is in uncured material breach of the merger agreement;

•	Liberty Media if, prior to the receipt of our stockholder approval, our board of directors:

•	withdraws or modifies in a manner adverse to Liberty Media its recommendation in favor of the adoption of the merger agreement; or

•	fails to reconfirm such recommendation within three business days of a request from Liberty Media to do so, following the public announcement by a third party of an alternative proposal;

•	Liberty Media if, prior to the completion of the merger, the retention agreements and the amendments to the employment agreements with each of William Strauss, our chief executive officer, and Abraham Wijnperle, our president and chief operating officer, executed as of the date of the merger agreement, are terminated or are no longer in effect (other than through the action or inaction of Liberty Media).

Termination Fee if the Merger is Not Completed

The merger agreement provides that we must pay Liberty Media a termination fee of $15.7 million if:

•	Liberty Media terminates the merger agreement after our board of directors:

•	withdraws or modifies in a manner adverse to Liberty Media its recommendation in favor of the adoption of the merger agreement; or

•	fails to reconfirm such recommendation within three business days of a request from Liberty Media to do so, following the public announcement by a third party of an alternative proposal;

•	we terminate the merger agreement after our board authorizes us to enter into an agreement providing for a superior proposal and Liberty Media does not respond with a matching offer within three business days; or

•	an alternative proposal is publicly made (and not withdrawn) prior to the special meeting of our stockholders; and

•	Liberty Media or we terminate the merger agreement as a result of our stockholders failing to adopt the merger agreement at the special meeting or the merger not having been completed by June 30, 2006; and

•	we enter into an alternative acquisition transaction within six months of termination of the merger agreement and such alternative acquisition transaction is ultimately consummated.

The Special Meeting (Page 13)

General; Matters to be Considered

The special meeting of our stockholders will be held on [DATE], 2006 at [TIME] a.m., at [our corporate headquarters, 5005 Wateridge Vista Drive, San Diego, California 92121]. At the special meeting, you will be asked to consider and vote upon the adoption of the merger agreement.

Record Date and Quorum; Required Vote

If you owned shares of Provide Commerce common stock at the close of business on [DATE], 2006, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of Provide Commerce common stock owned on the record date. As of [DATE], 2006, there were [NUMBER] shares of Provide Commerce common stock entitled to be voted. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Provide Commerce common stock. A failure to vote your shares of Provide Commerce common stock or an abstention will have the same effect as a vote against the merger.

You may vote by returning the enclosed proxy. If you hold your shares through a broker or other nominee, you may also be able to vote through the Internet or by telephone in accordance with instructions your broker or nominee provides.

Shares Owned by Provide Commerce Directors and Executive Officers; Voting Agreement (Pages 14 and 35 and Annex B)

As of December 2, 2005, our directors and current executive officers owned approximately 32.49% of the outstanding shares of Provide Commerce common stock, excluding options and warrants. Each of them has advised us that he or she intends to vote all of his or her shares in favor of adoption of the merger agreement. Our largest stockholder, Jovian Holdings, LLC (which holds or controls approximately 29% of our outstanding stock as of December 2, 2005) has agreed pursuant to a voting agreement with Liberty Media to vote its shares in favor of the merger agreement and against competing transactions. This voting agreement will survive for six months following a termination of the merger agreement and does not permit Jovian Holdings to support any alternative transaction involving a superior proposal during the period in which it is in effect. As of December 2, 2005, Liberty Media owned 500,000 shares of our common stock, which represents approximately 4.14% of our outstanding shares of common stock, and has indicated that it intends to vote such shares in favor of the adoption of the merger agreement at the special meeting.

Recommendation of Our Board of Directors; Reasons for the Merger (Pages 24 and 22)

Our board of directors unanimously approved and adopted the merger agreement, and recommends that our stockholders vote in favor of the adoption of the merger agreement. You should review the factors that our board considered when deciding whether to approve the merger.

Opinion of Financial Advisor (Page 24 and Annex C)

In deciding to approve the merger and adopt and approve the merger agreement, our board considered the opinion of our financial advisor, JP Morgan Securities Inc. (“JPMorgan”). JPMorgan delivered its oral opinion to our board of directors on December 4, 2005, which opinion was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to such holders.

The full text of JPMorgan’s written opinion is attached to this proxy statement as Annex C, and is incorporated by reference into this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion. JPMorgan’s opinion is addressed to our board of directors and is among the many factors considered by our board of directors in deciding to approve the merger.

Material United States Federal Income Tax Consequences (Page 27)

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged for cash pursuant to the merger. If the shares exchanged constitute capital assets in the hands of the stockholder, the gain or loss will be capital gain or loss, and, generally speaking, will be long-term capital gain or loss, if the shares have been held by the stockholder for more than one year. The deductibility of capital losses is subject to limitations. See discussions under “Material United States Federal Income Tax Consequences.”

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. WE RECOMMEND THAT YOU CONSULT YOUR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters (Page 29)

The completion of the merger is subject to the expiration or termination of the applicable waiting periods under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder. There is no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

Merger Financing (Page 35).

The merger is not conditioned upon Liberty Media obtaining financing. Liberty Media expects to fund the transaction from its working capital.

Appraisal Rights (Page 35 and Annex D)

Under Delaware law, if you do not vote for adoption of the merger agreement and you comply with the other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of stock in lieu of the merger consideration. The judicially determined fair value of your shares could be greater than, the same as, or less than the $33.75 per share merger consideration.

Interests of Certain Persons in the Merger (Page 30)

Our executive officers and directors have interests in the merger that are different from, or in addition to, their interests as Provide Commerce stockholders. These interests include:

•	unvested options and restricted stock awards held by executive officers and directors under our stock incentive plans will vest upon completion of the merger and will be cancelled in exchange for cash payments based on the $33.75 per share merger price, as specified in the merger agreement;

•	as a condition to entering into the merger agreement, Liberty Media required that two of our executive officers (including our chief executive officer who is a member of our board of directors) escrow amounts otherwise receivable pursuant to the merger agreement in the amounts of $10.0 million for our chief executive officer and $5.0 million for the other executive, of which 50% of each amount will be released from the escrow after one year of continued employment following the merger, and the remaining 50% will be released from the escrow after two years of continued employment;

•	for our executive officers (including our chief executive officer, who is a member of the board of directors) and existing and future employees of Provide Commerce, eligibility to receive grants of appreciation rights under the Provide Commerce value plan;

•	for two executive officers, the amendment of their existing employment agreements to reference the appreciation rights and make certain other changes;

•	for our executive officers who are participants in the Provide Commerce supplemental executive retirement plan and/or deferred compensation plan (including our chief executive officer who is a member of the board of directors), full vesting of all employer-provided benefits under such plans;

•	for all past and present officers and directors, continued indemnification and insurance coverage;

•	for one director, the cancellation of a warrant to purchase shares of our common stock in exchange for a cash payment in the amount of $2,016,096.16, which amount equals the difference between $33.75 and the exercise price of the warrant, multiplied by the number of shares issuable under such warrant. On December 4, 2005, this director agreed pursuant to a letter agreement with Provide Commerce:

•	not to take any action to exercise his warrant from December 4, 2005 through the earlier of the termination of the merger agreement or the effective time of the merger, and

•	not to, directly or indirectly, transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber his warrant to any party, subject to specified exceptions; and

•	the employment agreement for one of our executive officers, Jonathan Sills, provides that upon consummation of the merger Mr. Sills can terminate his employment with us for “good reason” and become entitled to receive continued salary payments for six months at his current salary level.

QUESTIONS AND ANSWERS

Q.	Why am I receiving this proxy statement?

A.	We have entered into a merger agreement with Liberty Media. Under the merger agreement, we will become a wholly-owned subsidiary of Liberty Media and holders of our common stock will be entitled to receive $33.75 in cash per share, without interest, for each share of our common stock they own immediately prior to the effective of the merger. A copy of the merger agreement is attached to this proxy statement as Annex A.

Q.	What will I receive in the merger?

A.	You will receive $33.75 in cash, without interest, for each share of our common stock that you own immediately prior to the effective time of the merger. For example, if you own 100 shares of our common stock immediately prior to the effective time of the merger, you will receive $3,375 in cash in exchange for your Provide Commerce shares.

Q.	What do I need to do now?

A.	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. After carefully reading and considering the information contained in this proxy statement, please vote your shares of Provide Commerce common stock as soon as possible. You may vote your shares by returning the enclosed proxy. In addition, if you hold your shares through a broker or other nominee, you may be able to vote through the Internet or by telephone in accordance with instructions your broker or nominee provides. Your proxy materials include detailed information on how to vote.

Q.	How does the Provide Commerce board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q.	Will I have the right to have my shares appraised if I dissent from the merger?

A.	Yes, you will have appraisal rights. If you wish to exercise your appraisal rights, you must not vote in favor of the adoption of the merger agreement and you must strictly follow the other requirements of Delaware law. A summary describing the requirements you must meet in order to exercise your appraisal rights is in the section entitled “The Merger—Appraisal Rights” beginning on page 35 of this proxy statement.

Q.	Where and when is the special meeting?

A.	The special meeting will take place at [our corporate headquarters, 5005 Wateridge Vista Drive, San Diego, California 92121], on [DATE], 2006 at [TIME] a.m. local time.

Q.	What vote of our stockholders is required to adopt the merger agreement?

A.	For us to complete the merger, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. A failure to vote or an abstention will have the same effect as a vote against adoption of the merger agreement.

Q.	Have any stockholders, executive officers or directors of Provide Commerce agreed to vote in favor of the adoption of the merger agreement as stockholders?

A.	All executive officers and directors of Provide Commerce have advised us that they intend to vote “for” the adoption of the merger agreement as stockholders. In addition, our largest stockholder, Jovian Holdings, LLC (which holds or controls approximately 29% of our outstanding stock as of December 2, 2005) has agreed pursuant to a voting agreement with Liberty Media to vote its shares in favor of the merger and against competing transactions. This voting agreement will survive for six months following a termination of the merger agreement and does not permit Jovian Holdings to support any alternative transaction involving a superior proposal during the period in which it is in effect. See “The Merger—Voting Agreement.” As of December 2, 2005, Liberty Media owned 500,000 shares of our common stock, which represents approximately 4.14% of our outstanding shares of common stock, and has indicated that it intends to vote such shares in favor of the adoption of the merger agreement at the special meeting.

Q.	Is the merger expected to be taxable to me?

A.	The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, if you are a U.S. taxpayer, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in exchange for shares of our common stock pursuant to the merger and your adjusted tax basis in such shares.

You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 27 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Yes, but only if you provide instruction to your broker on how to vote. You should follow the directions provided by your broker to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against adoption of the merger agreement.

Q.	What do I do if I want to change my vote?

A.	If you want to change your vote, notify the Secretary of Provide Commerce in writing or submit a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being changed. Allow enough time for your notice or proxy to be delivered prior to the special meeting. You may alternatively attend the meeting and vote in person. If you have instructed a broker to vote your shares, however, you must follow the instructions received from your broker to change your vote.

Q.	When is the merger expected to be completed?

A.	We are working towards completing the merger as quickly as possible, and we anticipate that it will be completed in the first half of 2006. In order to complete the merger, we must obtain stockholder approval and satisfy the other closing conditions under the merger agreement. See “The Merger Agreement—Conditions to the Completion of the Merger.”

Q.	Should I send in my stock certificates now?

A.	No, after the merger is completed, Liberty Media will send you written instructions for exchanging your Provide Commerce stock certificates for the merger consideration. You must return your Provide Commerce stock certificates as described in the instructions. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q.	Where can I find more information about Provide Commerce?

A.	We file periodic reports and other information with the Securities and Exchange Commission. This information is available at the SEC’s public reference facilities, and the Internet site maintained by the Securities and Exchange Commission at http://www.sec.gov. For a more detailed description of the information available, please see the section entitled “Where You Can Obtain Additional Information.”

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger, need assistance submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact [PROXY SOLICITOR], our proxy solicitation agent, at [PHONE NUMBER]. If your broker holds your shares, you should also contact your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs, plans, objectives or expectations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other comparable terminology. These statements are only predictions and involve risks, uncertainties and other factors that could cause actual results to differ materially from those which are anticipated. These risks and uncertainties include, but are not limited to:

•	risks that the merger will not be completed;

•	risks that regulatory or stockholder approval may not be obtained for the merger;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	uncertainty as to the timing of obtaining regulatory approvals and clearance;

•	the reaction of our customers, partners and employees to the proposed merger and the consequent effect on our business;

•	risks associated with the industry in which we operate, including competitive and other factors;

•	costs and other effects associated with ongoing litigation;

•	costs related to the merger, as well as other risks detailed from time to time in the reports we file with the SEC.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and our subsequent Quarterly Reports on Form 10-Q. Our reports on Form 10-K and Form 10-Q are on file with the SEC, and copies are available without charge upon written request to Investor Relations at the address provided in “Where You Obtain Additional Information.”

All information contained in this proxy statement specifically relating to Liberty Media and Produce Acquisition has been supplied by Liberty Media.

RISK FACTORS

You should carefully consider the following factors and the other information in this proxy statement before voting on the proposal to adopt the merger agreement.

We cannot assure you that the merger will provide greater value to you than you would have if Provide Commerce continued as an independent public company.

Upon completion of the merger, our stockholders will have the right to receive $33.75, without interest, for each outstanding share of our common stock they own immediately prior to the completion of the merger. The closing price per share of our common stock on the Nasdaq National Market on December 2, 2005, the last trading day before we entered into the merger agreement with Liberty Media, was $30.23. During the 12-month period ending on [DATE], 2006, the most recent date prior to the mailing of this proxy statement, the closing price of our common stock varied from a low of $[LOW] to a high of $[HIGH] and ended that period at $[CLOSE]. We are unable to predict with certainty our future prospects or the market price of our common stock. Therefore, we cannot assure you that the merger will provide greater value to you than you would receive if Provide Commerce continued as an independent public company.

Failure to complete the merger could have a negative impact on the market price of our common stock and on our business.

If the merger is not completed, the price of our common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, our business and operations may be harmed to the extent that customers, suppliers and others believe that we cannot compete effectively in the marketplace without the merger. We also will be required to pay significant costs incurred in connection with the merger, whether or not the merger is completed. Moreover, under specified circumstances we may be required to pay a termination fee of $15.7 million to Liberty Media in connection with a termination of the merger agreement.

The “no solicitation” restrictions and the termination fee provisions in the merger agreement may discourage other companies from trying to acquire Provide Commerce.

While the merger agreement is in effect, subject to specified exceptions, we are prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Liberty Media. In addition, in the merger agreement, we agreed to pay a termination fee to Liberty Media in specified circumstances. These provisions could discourage other parties from trying to acquire our company even though those other parties might be willing to offer greater value to our stockholders than Liberty Media has offered in the merger agreement. The merger agreement does not, however, prohibit us or our board of directors from considering and potentially approving an unsolicited superior proposal from a third party, if we and our board of directors comply with the applicable provisions of the merger agreement.

Our directors and officers have potential conflicts of interest that may have influenced their decision to support the merger.

You should be aware of potential conflicts of interest, and the benefits available to directors and officers of Provide Commerce, when considering the board’s recommendation of the merger. Our executive officers and directors have interests in the merger that are different from, or in addition to, their interests as Provide Commerce stockholders. The Provide Commerce board of directors was aware of these conflicts of interest when it approved the merger. These interests include:

•	unvested options and restricted stock awards held by executive officers and directors under our stock incentive plans will vest upon completion of the merger and will be cancelled in exchange for cash payments based on the $33.75 per share merger price, as specified in the merger agreement;

•	for our executive officers (including our chief executive officer, who is a member of the board of directors) and existing and future employees of Provide Commerce, eligibility to receive grants of appreciation rights under the Provide Commerce value plan;

•	for two executive officers, the amendment of their existing employment agreements to reference the appreciation rights and make certain other changes;

•	for our executive officers who are participants in the Provide Commerce supplemental executive retirement plan and/or deferred compensation plan (including our chief executive officer who is a member of the board of directors), full vesting of all employer-provided benefits under such plans;

•	for one director, the cancellation of a warrant to purchase shares of our common stock in exchange for a cash payment in the amount of $2,016,096.16, which amount equals the difference between $33.75 and the exercise price of the warrant, multiplied by the number of shares issuable under such warrant; and

•	the employment agreement for one of our executive officers, Jonathan Sills, provides that upon consummation of the merger Mr. Sills can terminate his employment with us for “good reason” and become entitled to receive continued salary payments for six months at his current salary level.

See also “The Merger—Interests of Certain Persons in the Merger” on page 30.

THE SPECIAL MEETING

General

This proxy statement is being furnished to Provide Commerce stockholders as part of the solicitation of proxies by the Provide Commerce board of directors for use at the special meeting to be held at [TIME] a.m., local time, on [DATE], 2006, at [our corporate headquarters, 5005 Wateridge Vista Drive, San Diego, California 92121].

Matters to be Considered

The purpose of the special meeting will be to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 4, 2005, by and among Liberty Media, Produce Acquisition and Provide Commerce, which we refer to in this proxy statement as the “merger agreement.” We do not expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting other than possible postponements or adjournments of the special meeting.

Record Date and Quorum

The holders of record of Provide Commerce common stock as of the close of business on [DATE], 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [NUMBER] shares of Provide Commerce common stock outstanding.

The holders of a majority of the outstanding shares of Provide Commerce common stock on the record date represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of Provide Commerce common stock held in treasury by Provide Commerce are not considered to be outstanding for purposes of determining a quorum. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting, unless the holder is present solely to object to the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Each outstanding share of Provide Commerce common stock held of record on [DATE], 2006 entitles the holder to one vote at the special meeting. In order for your shares of Provide Commerce common stock to be included in the vote, you must vote your shares by submitting your proxy by telephone or the Internet, returning the enclosed proxy card by mail, or voting in person at the special meeting. If you hold your shares through a broker or other nominee, you may receive separate voting instructions from your broker or other nominee with the proxy statement. Your broker or nominee may provide voting through the Internet or by telephone. Please contact your broker to determine how to vote.

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of Provide Commerce common stock. Because the affirmative vote of the holders of a majority of the outstanding shares of Provide Commerce common stock entitled to vote at the special meeting is needed to adopt the merger agreement, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Accordingly, the Provide Commerce board of directors urges stockholders to complete, date, sign and return the accompanying proxy card or, if available through your broker or other nominee, to vote by the Internet or telephone.

Shares Owned by Provide Commerce Directors, Executive Officers and Certain Stockholders

As of December 2, 2005, the directors and executive officers of Provide Commerce owned, in the aggregate, 3,926,551 shares of Provide Commerce common stock (excluding options and warrants), or approximately 32.49% of the outstanding shares of Provide Commerce common stock. The directors and executive officers have advised us that they intend to vote all of their shares in favor of the merger agreement as stockholders.

In addition, our largest stockholder, Jovian Holdings, LLC (who holds or controls approximately 29% of our outstanding stock as of December 2, 2005) has agreed pursuant to a voting agreement with Liberty Media to vote its shares in favor of the merger. This voting agreement will survive for six months following a termination of the merger agreement and does not permit Jovian Holdings to support any alternative transaction involving a superior proposal during the period in which it is in effect. As of December 2, 2005, Liberty Media owned 500,000 shares of our common stock, which represented approximately 4.14% of our outstanding shares of common stock as of that date, and has indicated that it intends to vote such shares in favor of the adoption of the merger agreement at the special meeting.

Pursuant to a letter agreement between Provide Commerce and Arthur Laffer, a member of our board of directors, Dr. Laffer agreed not to exercise his outstanding warrant to purchase 62,534 shares of our common stock.

Proxies; Revocation

Each copy of this document mailed to Provide Commerce stockholders is accompanied by a form of proxy and a self-addressed envelope. You should complete and return the proxy card accompanying this document, or follow the instructions on the proxy card with regard to telephone or Internet voting, to ensure that your vote is counted at the special meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting.

You can revoke your proxy at any time before the vote is taken at the special meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of Provide Commerce prior to the voting of the proxy, which is dated a later date than the proxy, or

•	submitting a properly executed later-dated proxy, or voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Provide Commerce, Inc.

5005 Wateridge Vista Drive

San Diego, CA 92121

Attention:  Blake T. Bilstad, Senior Vice President,

General Counsel and Secretary

If your shares are held in street name, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to vote by telephone or the Internet, you may be able to change your vote by voting again by the telephone or the Internet.

All shares represented by valid proxies we receive through this solicitation, which proxies are not revoked, will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement. If you vote your shares of Provide Commerce common stock through the telephone or the Internet, your shares will be voted at the special meeting as instructed.

Provide Commerce Stock Certificates; Holders of Stock Options and Warrants

PLEASE DO NOT SEND YOUR PROVIDE COMMERCE COMMON STOCK CERTIFICATES TO US NOW. AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, THE PAYING AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR PROVIDE COMMERCE COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

FOR HOLDERS OF PROVIDE COMMERCE STOCK OPTIONS AND WARRANTS, THE PAYING AGENT WILL MAIL TO YOU AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, A LETTER OF TRANSMITTAL. YOU SHOULD COMPLY WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN SUCH LETTER OF TRANSMITTAL.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. A majority in interest of the stockholders present at the special meeting may adjourn the special meeting. Any signed proxies received by Provide Commerce will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the adoption of the merger agreement will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow Provide Commerce stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Effect of Abstentions and Non-Broker Votes

Absent specific instructions from the beneficial owner of shares, brokers may not vote the shares with respect to the adoption of the merger agreement. Because the required vote is based upon the number of shares of Provide Commerce common stock outstanding rather than the number of votes cast at the special meeting, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as a vote against adoption of the merger agreement.

Solicitation of Proxies

Provide Commerce will pay for the costs associated with printing and filing this proxy statement and soliciting proxies for the special meeting. Officers and employees of Provide Commerce may solicit proxies by telephone or in person. However, they will not be paid for soliciting proxies. Provide Commerce also will request that persons and entities holding shares in their names, or in the names of their nominees that are beneficially owned by others, to send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Provide Commerce has retained [PROXY SOLICITOR] to assist in the solicitation of proxies at an anticipated cost of [COST], plus reimbursement of out-of-pocket expenses.

THE MERGER

The Companies

Provide Commerce, Inc.

Provide Commerce operates an e-commerce marketplace of websites for perishable goods that consistently delivers fresh, high-quality products direct from the supplier to the customer at competitive prices. Provide Commerce combines an online storefront, proprietary supply chain management technology, established supplier relationships and integrated logistical relationships with Federal Express Corporation and United Parcel Service, Inc. to create a market platform that bypasses traditional supply chains of wholesalers, distributors and retailers. The benefits to Provide Commerce’s customers include value, freshness, quality, accurate fulfillment, direct customer service and selection, all with a guaranteed delivery date. The benefits to Provide Commerce’s suppliers include enhanced margins, broader customer reach and better inventory management. Provide Commerce believes this business model is highly scalable with low capital investment requirements and minimal inventory carrying costs.

Our common stock is traded on the Nasdaq National Market under the symbol “PRVD.”

Liberty Media Corporation

Liberty Media is a holding company that, through its ownership of interests in subsidiaries and other companies, is primarily engaged in electronic retailing, media, communications and entertainment industries in the United States, Europe and Asia. Its businesses include some of the world’s most recognized and respected brands, including QVC, Encore, STARZ!, IAC/InterActive, and News Corporation.

Produce Acquisition, Inc.

Produce Acquisition (sometimes referred to in this proxy statement as “Merger Sub”) is a direct wholly-owned subsidiary of Liberty Media that has not conducted any business or activities other than entering into the merger agreement for the purpose of facilitating the merger.

The mailing address of Produce Acquisition’s principal executive offices is c/o Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, and its telephone number is (720) 875-5400.

Background of the Merger

Our board of directors and senior management periodically have reviewed and assessed our business strategy, the various trends and conditions affecting our business generally, and a variety of strategic and business alternatives available to the company, including the possibility of selling the company if an attractive offer could be obtained. Nothing has ever developed from these reviews or assessments other than the merger, as further described below.

From 1999 to present, our company has fostered business and commercial arrangements with numerous major Internet retail and media companies, including companies that could be viewed as potential acquirors of the company, such as Amazon.com, Inc., Microsoft Corp., Yahoo! Inc., QVC, Inc. and Martha Stewart Living Omnimedia, Inc. Each of these companies is familiar with how we operate our business and generate revenues, and works with us on a regular basis on both commercial and strategic opportunities.

From 2002 to present, we also have had preliminary discussions regarding possible business acquisitions or mergers with approximately six major companies in the Internet retail, media or flower sectors. With the exception of Liberty Media, the discussions with these companies did not result in any firm proposals.

In the fall of 2004, Joel Citron, our chairman of the board, was contacted by a senior executive of IAC/InterActive to discuss the possibility of an acquisition of Provide Commerce by IAC/InterActive. Mr. Citron referred the senior executive to William Strauss, our chief executive officer. Mr. Strauss met with two IAC/InterActive executives in our offices in San Diego, California on October 4, 2004 and continued discussions through the end of 2004 when the discussions ceased. These discussions did not result in a proposal for the acquisition of the company by IAC/InterActive.

In April 2005 and again in November 2005, certain independent investment banks informed us that they had made inquiries to the management of several major Internet commerce and media companies to determine whether any of those companies had any interest in a strategic transaction with Provide Commerce. We were informed by the parties who made the inquiries that none of the companies contacted had an interest in pursuing acquisition discussions and no proposals resulted from these contacts.

In late March 2005, Michael Zeisser, senior vice president of Liberty Media, contacted Jonathan Sills, our senior vice president, strategy and corporate development, by telephone requesting introductory discussions with Liberty Media initially focused on pursuing a collaborative strategy with some of Liberty Media’s properties, such as QVC. These preliminary discussions in March 2005 included the possibility of a potential acquisition of an interest in Provide Commerce by Liberty Media. Discussions between our companies continued sporadically up until August 2005, when Liberty Media ceased communications with us regarding a collaborative strategy or possible acquisition.

During the week of October 3, 2005, Mr. Zeisser contacted Mr. Strauss by telephone regarding Liberty Media’s renewed interest in a potential acquisition of an interest in Provide Commerce. On October 11, 2005, Mr. Zeisser traveled to our offices in San Diego and met with Mr. Strauss in person and with Mr. Citron via teleconference in order to discuss such a possible acquisition. Mr. Zeisser indicated that, on a preliminary basis and subject to additional due diligence, Liberty Media might be interested in acquiring 51% or more of our common stock for between $32.00 and $34.00 per share, in a to-be-determined combination of cash and stock. Mr. Strauss indicated that we would only be willing to entertain a proposal with respect to 100% of our outstanding common stock and would need to continue to discuss an appropriate price. On October 20, 2005, Mr. Zeisser visited our offices again and met in person with Messrs. Strauss and Citron to discuss possible additional acquisition structures and pricing, including the possible acquisition of 100% of our outstanding common stock (instead of just 51% of our shares) for a price of between $32.50 and $33.50 per share.

Mr. Strauss and Mr. Citron informed Mr. Zeisser at this October 20 meeting that Provide Commerce might be interested in pursuing such a transaction, subject to further negotiations between the parties. Messrs. Strauss and Citron thereafter contacted several of our directors for their input regarding the possibility of such a transaction, and these directors indicated an interest in pursuing further discussions.

In connection with the meeting on October 20, 2005, Liberty Media also requested that we enter into an exclusivity agreement under which we would agree not to solicit offers from, provide information to, or enter into or continue discussions with, other potential acquirors of any significant portion of our business or a majority of our capital stock for the term of the agreement. We declined to enter into such an agreement, but indicated our willingness to continue to pursue discussions concerning a potential transaction.

Between November 1, 2005 and November 8, 2005, Latham & Watkins LLP, the company’s outside corporate counsel, and Mr. Strauss negotiated with Craig Troyer, deputy general counsel of Liberty Media, with respect to a confidentiality agreement, which included certain provisions precluding Liberty Media from acquiring further shares of Provide Commerce stock but did not include the previously proposed exclusivity arrangement. The confidentiality agreement was signed on November 8, 2005.

During the week of November 7, 2005, Liberty Media informed Mr. Strauss that it would desire to include in the continuing and future employees’ compensation packages a stock appreciation rights, or “value”, plan in connection with an acquisition. Over the weekend of November 12 and 13, 2005, Mr. Carlborg, our chief financial officer, discussed with Mr. Zeisser some of the details of any such value plan, including the percentage of the total common equity of the surviving corporation available for grants to existing employees, retention grants and grants to new hires.

On or about the week of November 7, 2005, Liberty Media informed Mr. Strauss that it would seek to require that Mr. Strauss and Abraham Wijnperle, our president and chief operating officer, escrow a percentage of the consideration they would otherwise receive in any proposed transaction for a total period of two years after the consummation of a transaction in order to provide comfort to Liberty Media that Messrs. Strauss and Wijnperle were committed to the future success of the surviving corporation.

On November 8, 2005, Messrs. Strauss, Citron and Sills met with the board of directors of Liberty Media at the executive offices of Liberty Media at which Messrs. Strauss and Sills gave a brief presentation on Provide Commerce and our business strategy. Following that meeting, Liberty Media expressed a continued interest in discussions regarding the further possibility of an acquisition.

On November 9, 2005, our board of directors met in person at its regularly scheduled meeting. At that meeting, Messrs. Strauss and Citron updated our board of directors on the meeting with Liberty Media’s board of directors and the general tone of the discussions and negotiations through that date, including the price range of $32.50 and $33.50 that had been proposed by Liberty Media. Our board of directors at that meeting authorized the formation of a special committee consisting of independent directors to permit management to receive input on behalf of the board of directors in a nimble and timely fashion, to provide oversight on the discussions with Liberty Media and, ultimately, to provide a recommendation to our board of directors regarding the advisability of any possible acquisition. The chairperson of the special committee was David Dangoor, with Marilyn Seymann and Peter McLaughlin agreeing to serve as the remaining members. The board of directors also authorized management to continue with discussions and negotiations with Liberty Media with the goal of determining whether an acquisition was possible on satisfactory terms and conditions.

On November 9, 2005, Mr. Strauss called Mr. Zeisser to indicate that we would be interested in continuing discussions for a deal to acquire all of the outstanding shares of Provide Commerce and indicated that Provide Commerce would consider a transaction between $32.50 to $33.50 per share depending on the specific price within that range, and subject to further negotiations.

From November 9, 2005 through November 15, 2005, numerous conversations took place between Mr. Strauss and Liberty Media’s representatives regarding the terms of Liberty Media’s offer, including whether the offer price range of $32.50 to $33.50 per share could be increased.

On November 15, 2005, at its first regularly scheduled weekly meeting, the special committee of our board of directors received a presentation from Latham & Watkins concerning fiduciary duties applicable to the special committee’s consideration of any proposed transaction. The special committee directed management to interview several investment banks to serve as financial advisor to the company. The special committee also received an update on the status of discussions from certain of our executive officers who were present at the meeting.

On November 16, 2005, Liberty Media presented to Mr. Strauss a non-binding term sheet with respect to the acquisition of all of our common stock for a price ranging between $32.50 and $33.50 per share, which also included certain other “deal protection” provisions, including a covenant by us not to solicit competing offers, a termination fee, payable in certain circumstances, of 3.7% of the total consideration payable in the transaction plus repayment of up to $2 million in expenses, a requirement that we hold a stockholders vote even if our board were to change or withdraw its recommendation and a voting agreement to be signed by certain major stockholders and our directors and executive officers. The consideration initially proposed by Liberty Media consisted of 50% in cash and the remainder in cash, shares of any publicly-traded class or series of common stock of Liberty Media or any combination of cash and shares, at the discretion of Liberty Media.

The special committee met again telephonically on November 18, 2005 to receive an update on the status of the negotiations and discussions related to the possible acquisition of Provide Commerce by Liberty Media. The entire board of directors was invited to attend this meeting and Mr. Citron and Jordanna Schutz, a member of our board of directors, participated in the meeting, as well as each member of the special committee. At the meeting, representatives of Latham & Watkins were present as were certain of our executive officers. The special committee reviewed in detail the non-binding term sheet received by the company and received feedback on the proposed terms and conditions from management and from representatives of Latham & Watkins. After discussion, the special committee authorized management to continue negotiating with Liberty Media on the basis of the terms as then discussed. At the same meeting, the special committee reviewed presentations provided by Lazard and JPMorgan to serve as our financial advisor in connection with any such transaction. After reviewing the presentations and upon the recommendation of management, the special committee selected JPMorgan to act as our financial advisor. The engagement letter with JPMorgan provides for customary compensation for services rendered by JPMorgan in connection with the merger.

On November 16, 2005, we first received a due diligence request from Liberty Media and Baker Botts L.L.P., Liberty Media’s outside counsel for the transaction. On November 21, 2005, we began to make available various requested documents to Liberty Media, its representatives from Baker Botts and KPMG LLP, an accounting firm retained by Liberty Media to assist in the review of our financial statements and related matters. We also began a series of interviews between officers of Liberty Media and its representatives, and our officers and representatives, to facilitate Liberty Media’s investigation of our business and to discuss the timing and process for negotiating and completing the acquisition. Liberty Media’s and its representatives’ review of documents and interviews continued through December 4, 2005.

Between November 17, 2005 and November 23, 2005, our officers, together with representatives of Latham & Watkins and JPMorgan, negotiated the terms of the term sheet with Liberty Media. In particular, on November 21, 2005 and November 22, 2005, Messrs. Strauss and Carlborg met in person with Messrs. Zeisser and Troyer and representatives of Latham & Watkins in the offices of Latham & Watkins to discuss and negotiate the material terms to be included in a term sheet. Messrs. Strauss and Carlborg told Liberty Media that $32.50 per share was not an adequate price and proposed raising the price to at least $34.00 per share, which proposal Liberty Media rejected. Mr. Strauss also expressed concern with the possibility that some portion or all of the purchase price would be paid in Liberty Media stock in a taxable transaction for stockholders. Liberty Media agreed to withdraw its proposal that it have the option to pay a portion of the consideration in shares of Liberty Media stock and instead that such consideration would be 100% in cash. Liberty Media continued to insist upon the “deal protection” features that it had proposed in the initial draft of its term sheet, but agreed to provide a right of the board of directors to terminate the merger agreement in order to accept a superior offer, if one were to materialize without violation of the nonsolicitation covenants in the merger agreement. Liberty Media emphasized that obtaining a voting agreement from the executive officers and directors of the company, as well as from Jovian Holdings, the company’s primary stockholder, was a threshold issue for it considering further negotiations. On November 23, 2005, Mr. Zeisser indicated to Mr. Citron that Liberty Media would be inclined to offer per share merger consideration at the higher end of the range if it received such a voting agreement.

At the meeting of the special committee held telephonically on November 23, 2005, the revised material terms contained in the proposed term sheet as well as the advisability of a voting agreement in connection with the proposed transaction were discussed. The special committee also discussed the “deal protection” measures being proposed by Liberty Media, including a termination fee of 3.7% of the aggregate deal value plus reimbursement of up to $2 million in expenses. Other members of our board of directors and certain of our executive officers, representatives of Latham & Watkins and JPMorgan were present at the meeting. In addition, JPMorgan provided a preliminary summary of valuation of the company implied by the terms of Liberty Media’s preliminary offer and comparisons of the company to comparable companies and the proposed transaction to comparable transactions. JPMorgan also led a discussion of the board of directors concerning different strategic options available to the company and possible competitive bidders. In such discussion, our executive officers provided information to the special committee concerning the prior contacts made with many of the most logical potential alternatives if we were to seek competitive bids for the company and discussed advantages and disadvantages of contacting such potential bidders prior to coming to definitive terms with Liberty Media. In addition, our executive officers provided their input that the parties contacted in the past were, in fact, the most likely candidates for an acquisition of Provide Commerce and noted that each of those likely candidates had not continued discussions nor had any prior discussions with them resulted in a proposal. Following this discussion, the special committee determined not to authorize JPMorgan or management to make any contacts with potential competitive bidders. The special committee also concluded that the proposed transaction was worth considering and directed the company’s senior management to continue negotiations with Liberty Media concerning a possible acquisition, subject to resolution on the “deal protection” measures. In particular, the special committee directed management to negotiate post-signing flexibility to allow potential competitive bidders to propose an offer to Provide Commerce following the announcement of any proposed transaction with Liberty Media.

Following the special committee meeting on November 23, 2005, Mr. Strauss informed Liberty Media that certain of our stockholders were prepared to discuss the possibility of agreeing to enter into a voting agreement so long as the percentage of outstanding common stock subject to such agreement did not exceed 30% and Mr. Strauss indicated that our board of directors had expressed its concern, based on discussions with our legal counsel, with regard to certain provisions of the voting agreement as proposed by Liberty Media, in particular, a provision obligating the stockholders to continue to be bound for six months following a termination of the merger agreement, as proposed by Liberty Media. The parties discussed the issue at length but did not resolve the matter at that time.

On November 23, 2005, Baker Botts transmitted a draft voting agreement to Mr. Citron for the review of Jovian Holdings, LLC. On November 24, 2005, Baker Botts transmitted a draft merger agreement to us, Latham & Watkins and JPMorgan.

Following receipt of the draft agreements and through execution of the merger agreement on December 4, 2005, there were numerous telephone conferences between Baker Botts and Latham & Watkins and members of our and Liberty Media’s respective legal and finance departments, and numerous exchanges of drafts of the merger agreement, the voting agreement, the agreements relating to the escrow of a portion of the merger consideration to be received by Messrs. Straus and Wijnperle (referred to as the retention agreements), amendments to the employment agreements of Messrs. Strauss and Wijnperle and the Provide Commerce value plan. Among other things, Liberty Media agreed in the course of these discussions that Jovian Holdings would be the only stockholder subject to a voting agreement, which would provide that approximately 29% of the outstanding common stock would be subject to such agreement.

On November 28 and 29, 2005, representatives of JPMorgan met with Messrs. Strauss and Carlborg and Blake Bilstad, our senior vice president, general counsel and secretary, to conduct interviews and due diligence of Provide Commerce in connection with the fairness opinion JPMorgan had been asked to prepare for the transaction, as well as to discuss strategic alternatives that might be available to Provide Commerce.

On November 30, 2005, our special committee held a regularly scheduled meeting telephonically, to which the entire board of directors was invited. All directors, other than Dr. Arthur Laffer, attended the telephonic special committee meeting. Representatives of Latham & Watkins and JPMorgan were present at the meeting. Representatives of Latham & Watkins led a discussion concerning the material terms and conditions related to the proposed merger. Representatives of JPMorgan presented their views regarding valuation of the company implied by the terms of Liberty Media’s offer in the range of $32.50 to $33.50 per share, and comparisons of the company to comparable companies and the proposed transaction to comparable transactions. JPMorgan expressed its preliminary view that it would be possible for JPMorgan to conclude that the merger consideration payable to the company’s stockholders would be fair to such stockholders from a financial point of view, based on the proposed terms of a transaction through the date of the special committee meeting. JPMorgan also led a discussion of the board concerning different strategic options available to the company.

On December 2, 2005, Messrs. Strauss and Carlborg met with John C. Malone, chairman and chief executive officer of Liberty Media, Gregory B. Maffei, chief executive officer-elect of Liberty Media, and Mr. Zeisser at Liberty Media’s executive offices in Colorado. The meeting addressed general topics related to the operation of subsidiaries by Liberty Media. Messrs. Strauss and Carlborg also used the meeting to gauge the interest and commitment of senior management of Liberty Media to a successful acquisition transaction. At the conclusion of the meeting, Messrs. Strauss, Carlborg and Zeisser agreed to make every effort to narrow and resolve the remaining open issues with the goal of documenting the final deal terms and announcing a transaction prior to the opening of the financial markets in the United States on December 5, 2005.

On December 4, 2005, the special committee of our board of directors met telephonically to consider the material terms of the proposed agreement with Liberty Media and the resolution of several outstanding issues previously communicated to the special committee. Representatives of Latham & Watkins were present at the telephonic meeting and answered numerous questions from the special committee. Following a lengthy discussion, the special committee determined that it should recommend to the board of directors that the proposed agreement and transaction with Liberty Media, including merger consideration of at least $33.50 per share in cash, be approved and deemed advisable, subject to receipt by the board of directors of a fairness opinion from JPMorgan.

Later that day, our board of directors met telephonically with all members of the board present. Mr. Strauss updated the board on the status of negotiations with Liberty Media. Representatives of Latham & Watkins gave a presentation regarding the fiduciary duties of the board members applicable to the proposed transaction with Liberty Media, the applicable legal considerations, the structure of the proposed transaction, and the material terms of the proposed agreement with Liberty Media. Representatives of JPMorgan then gave a presentation to the board regarding the valuation analysis of Provide Commerce, including the different valuation methodologies used and the valuation ranges implied by each of these methodologies as well as the assumptions made. JPMorgan delivered its oral opinion to our board, which opinion was subsequently confirmed in writing, as of December 4, 2005 to the effect that, as of such date and based upon and subject to the assumptions and limitations set forth in such opinion, merger consideration of at least $33.50 per share in cash to be received by our stockholders in the merger was fair, from a financial point of view, to such holders. At the time of the meeting of the board of directors, $33.50 price per share was the most recent price per share of cash consideration being offered by Liberty Media in the course of our negotiations.

After deliberation and consideration of various issues related to the merger, the board of directors deemed it advisable and in the best interest of Provide Commerce and our stockholders to enter into the merger agreement, the retention agreements, the Provide Commerce value plan and the amendments to the employment agreements of Messrs. Strauss and Wijnperle, and resolved unanimously to approve the merger and adopt and approve the merger agreement, the retention agreements, the Provide Commerce value plan and the amendments to the employment agreements of Messrs. Strauss and Wijnperle. In connection with its approval of the proposed transaction, the board of directors directed management to continue its discussions with Liberty Media to attempt to obtain additional consideration on behalf of our stockholders.

Following the board meeting, the parties continued their discussions on several key remaining issues, including the per share cash consideration to be paid to the stockholders in connection with the transaction. Liberty Media informed us that it was prepared to offer $33.75 per share of our common stock in a merger transaction, provided certain key remaining issues in our negotiation were resolved in its favor. We agreed to such resolution of those issues in consideration of this increase in the merger consideration. Representatives of Jovian Holdings informed us and we subsequently informed Liberty Media that Jovian Holdings was willing to enter into the proposed voting agreement, and that Mr. Polis and Arthur Laffer, a member of our board, were willing to enter into letters relating to the cancellation of the warrants held by them. Following resolution of these key remaining issues, the parties executed the merger agreement on December 4, 2005 and, on December 5, 2005, issued a joint press release announcing the proposed merger.

Reasons for the Merger

Our board has unanimously (i) determined that the merger is advisable and fair to, and in the best interest of, Provide Commerce and our stockholders, (ii) approved the merger agreement and the transactions contemplated thereby, and (iii) recommended that our stockholders vote in favor of the adoption of the merger agreement.

In reaching its determination, our board consulted with our management, as well as our legal and financial advisors, and considered the following material facts:

Factors Relating to the Transaction Generally:

•	Provide Commerce has experienced increased competition in recent years, and expects to experience greater competition in the future, as a result of several factors, including Provide Commerce’s continued ability to expand its net sales, net income, gross profit and market share in the fresh flower business, Provide Commerce’s ability to enter into additional categories in light of its resources and track record as a business, and the dynamics of the on-line advertising market.

•	In addition, it has become increasingly more expensive for us to market against larger, better capitalized competitors while satisfying the quarterly focus of the public markets.

•	As a result of changes in the marketplace, we have the potential to experience short-term margin erosion as a result of competition against other Internet retailers.

•	A combination with a company such as Liberty Media may provide increased financial strength and greater resources to develop Provide Commerce’s business, and thereby potentially result in better service and enhanced product offerings to customers.

Factors Relating to the Specific Terms of the Merger Agreement with Liberty Media:

•	The merger consideration of $33.75 per share to be received by our stockholders represents a substantial premium to historic trading prices of our common stock. The merger consideration represents a 11.6% premium over the closing price of our common stock on December 2, 2005, the last trading day prior to the approval of the transaction by our board of directors; a 31.3% premium over our average stock price for the 30-day period ended December 2, 2005; a 33.7% premium over our average stock price for the three-month period ended December 2, 2005; and a 36.3% premium over our average stock price for the six-month period ended December 2, 2005.

•	The merger consideration consists solely of cash, which provides certainty of value to our stockholders.

•	The merger agreement is not subject to any financing condition and Liberty Media has adequate capital resources to pay the merger consideration.

•	The merger agreement, subject to the limitations and requirements contained in the agreement, allows our board, in response to certain unsolicited offers from third parties, to furnish information to and conduct negotiations with such third parties in certain circumstances and, upon compliance with the terms and provisions of the merger agreement (including payment to Liberty Media of a termination fee of $15.7 million) to terminate the merger agreement to accept a superior proposal.

•	The voting agreement with Jovian Holdings, LLC does not terminate for a period of 180 days following a termination of the merger agreement, and does not permit Jovian Holdings (which owns or controls approximately 29% of our outstanding stock as of December 2, 2005) to support a transaction involving a superior proposal during the period in which it is in effect.

•	The merger agreement provides reasonable certainty of consummation, because it includes limited conditions to Liberty Media’s obligations to complete the merger. For example, although Liberty Media has the right not to complete the merger if changes, among other things, occur that have a material adverse effect on Provide Commerce, the following are excluded in determining whether any material adverse effect has occurred:

•	the effects of changes in general economic conditions affecting the global securities or capital markets generally;

•	changes generally affecting the industries in which we operate so long as such changes do not affect us in a disproportionate manner;

•	changes in GAAP or applicable laws;

•	any lawsuit or litigation (including shareholder class action and derivative litigation) commenced or threatened against us, our directors, officers or affiliates after the date of the merger agreement by any of our stockholders or purported stockholders in their capacity as such relating to the entering into of the merger agreement or the consummation of the transactions contemplated hereby; or

•	our failure to meet internal or analysts’ financial expectations or projections (however, any circumstance, change or effect causing or contributing to such failure to meet financial expectations or projections may constitute a material adverse effect with respect to us and may be taken into account in determining whether a material adverse effect has occurred with respect to us).

•	Our board considered the presentation by JPMorgan on December 4, 2005 and its opinion that, as of December 4, 2005, and based on and subject to the matters set forth in its opinion, the consideration to be offered to Provide Commerce stockholders in the merger was fair to such stockholders from a financial point of view.

•	Our board considered the terms of the merger agreement, as reviewed by the Provide Commerce board with its legal advisors, including that the conditions to closing the merger are limited to Provide Commerce stockholder approval, antitrust clearance and other customary conditions, the likelihood of the merger being approved by the appropriate regulatory authorities without unacceptable conditions, the likely time period necessary to close the transaction and the ability of our stockholders to exercise appraisal rights.

Potential Negative Factors Relating to the Transaction:

The Provide Commerce board also considered potential drawbacks or risks relating to the merger, including the following material risks and factors:

•	Provide Commerce will no longer exist as an independent company and its stockholders will no longer participate in its growth as an independent company and also will not participate in any synergies resulting from the merger.

•	The merger agreement precludes us from soliciting alternative proposals.

•	We are obligated to pay Liberty Media a termination fee of $15.7 million if we or Liberty Media terminate the merger agreement under certain circumstances. In addition, even if we terminate the merger agreement, the voting agreement with Jovian Holdings LLC will continue to be in effect with respect to approximately 29% of our outstanding stock for a period of six months from the date of termination of the merger agreement. It is possible that these provisions could discourage a competing proposal to acquire us or that the termination fee could reduce the price in an alternative transaction.

•	While the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is adopted by our stockholders. If the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and the effect on business relationships and the potential effect on business and customer relationships.

•	Certain of our executive officers (one of whom is also a director) and directors may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders.

•	The gain from an all-cash transaction would be taxable to our tax-paying shareholders for United States federal income tax purposes.

While our board of directors considered potentially negative and potentially positive factors, the board of directors concluded that, overall, the potentially positive factors outweighed the potentially negative factors.

The foregoing discussion is not intended to be exhaustive, but we believe it addresses the material information and factors considered by the Provide Commerce board of directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our board did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of our board of directors may have given different weights to different factors.

Recommendation of Our Board of Directors

At a meeting on December 4, 2005, our board of directors unanimously determined that the merger is fair to, and in the best interest of, Provide Commerce and its stockholders and that the merger is advisable and approved the merger agreement and recommended that Provide Commerce stockholders vote in favor of the adoption of the merger agreement.

Opinion of JP Morgan Securities Inc.

Pursuant to an engagement letter dated December 3, 2005, Provide Commerce retained JPMorgan as its financial advisor and to deliver a fairness opinion in connection with the proposed merger.

At the meeting of the board of directors of Provide Commerce on December 4, 2005, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the board of directors of Provide Commerce that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to Provide Commerce’s common stockholders in the proposed merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by Provide Commerce’s board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of JPMorgan dated December 4, 2005, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. Provide Commerce’s stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the board of directors of Provide Commerce, is directed only to the consideration to be paid in the merger and does not constitute a recommendation to any stockholder of Provide Commerce as to how such stockholder should vote at Provide Commerce’s special meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft dated December 3, 2005 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning Provide Commerce and the industry in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of Provide Commerce with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Provide Commerce’s common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of Provide Commerce relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of Provide Commerce with respect to certain aspects of the merger, and the past and current business operations of Provide Commerce, the financial condition and future prospects and operations of Provide Commerce, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by Provide Commerce or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with, any valuation or appraisal of any assets or liabilities of Provide Commerce, nor did it evaluate the solvency of Provide Commerce under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of Provide Commerce to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger will have the tax consequences described in this proxy statement, and in discussions with, and materials furnished to JPMorgan by, representatives of Provide Commerce, that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and this proxy statement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to JPMorgan. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on Provide Commerce.

The projections furnished to JPMorgan for Provide Commerce were prepared by the management of Provide Commerce. Provide Commerce does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect JPMorgan’s written opinion dated December 4, 2005, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to Provide Commerce’s common stockholders in the proposed merger, and JPMorgan has expressed no opinion as to the fairness of the merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of Provide Commerce or the underlying decision by Provide

Commerce to engage in the merger. JPMorgan expressed no opinion as to the price at which Provide Commerce’s common stock will trade at any future time, whether before or after the closing of the merger.

JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Provide Commerce or any other alternative transaction.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Public Trading Multiples. Using publicly available information, JPMorgan compared selected financial data of Provide Commerce with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to Provide Commerce. The companies selected by JPMorgan were GSI Commerce Inc., 1-800-Flowers.com Inc., FTD Group Inc., RedEnvelope Inc. and Celebrate Express Inc. These companies were selected, among other reasons, because of their similar industries, customers, products or business models. For each comparable company, publicly available Thomson/First Call consensus estimates for calendar years 2005 and 2006 were used. Using its judgment, JPMorgan selected a range of values for each multiple, specifically: 1.0 – 1.5x for estimated calendar year 2005 revenue, 0.8 – 1.2x for estimated calendar year 2006 revenue, 9.0 – 14.0x for estimated calendar year 2005 EBITDA, 8.5 – 12.0x for estimated calendar year 2006 EBITDA, 20.0 – 30.0x for estimated calendar year 2005 P/E ratio, 15.0 – 25.0x for estimated calendar year 2006 P/E ratio and 0.7 – 1.0x for estimated calendar year 2006 PEG ratio. These multiples were then applied to Provide Commerce’s estimated calendar year 2005 revenue of $195.5 million, estimated calendar year 2006 revenue of 242.1 million, estimated calendar year 2005 EBITDA of $20.3 million, estimated calendar year 2006 EBITDA of $30.1 million, estimated calendar year 2005 EPS of $0.84 and estimated calendar year 2006 EPS of $1.18, yielding implied trading values for Provide Commerce’s common stock of approximately $16.75 to $30.00 per share.

Selected Transaction Analysis. Using publicly available information, JPMorgan examined a list of selected transactions in the Internet sector from 2004 to present which JPMorgan believed were reasonably comparable to the merger. JPMorgan derived a range of multiples of one and two year forward EBITDA projections from such analysis, and applied such multiples to Provide Commerce’s estimated calendar years 2005 and 2006 EBITDA of $20.3 million and $30.1 million, respectively, to arrive at an estimated range of equity values for Provide Commerce’s Common Stock of between $25.75 and $33.25 per share.

Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for Provide Commerce’s common stock. JPMorgan calculated the unlevered free cash flows that Provide Commerce is expected to generate during fiscal years 2006 through 2016 by applying certain assumptions related to growth in revenue, EBITDA margins and general economic conditions (which assumptions were either provided to JPMorgan by or approved by management) to financial projections prepared by the management through 2010. JPMorgan also calculated a range of terminal asset values of Provide Commerce at the end of the 10.5-year period ending June 30, 2016 by applying a perpetual growth rate ranging from 3.5% to 4.5% of the unlevered free cash flow of Provide Commerce during the final year of the 10.5-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 13.0% to 14.0%, which were chosen by JPMorgan based upon an analysis of the weighted average cost of capital of Provide Commerce. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for Provide Commerce’s estimated excess cash as of December 31, 2005, option exercise proceeds and total debt. Based on the management projections and a discount rate from 13.0% and 14.0% and perpetual growth rate from 3.5% to 4.5%, the discounted cash flow analysis indicated a range of equity values of between $26.25 and $29.75 per share of Provide Commerce’s Common Stock on a stand-alone basis (i.e., without synergies).

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to Provide Commerce, and none of the selected transactions reviewed was identical to the merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of Provide Commerce. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to Provide Commerce and the transactions compared to the merger.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Provide Commerce with respect to the merger and deliver an opinion to Provide Commerce’s board of directors with respect to the merger on the basis of such experience and its familiarity with Provide Commerce.

For services rendered in connection with the merger, Provide Commerce has agreed to pay JPMorgan customary compensation in respect thereof. In addition, Provide Commerce has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the federal securities laws.

JPMorgan and its affiliates maintain banking and other business relationships with Provide Commerce and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Provide Commerce or the merger partner for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets. It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates and certain former citizens or long-term residents of the United States;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that are S-corporations, partnerships or other pass-through entities;

•	persons that are United States Holders as defined below and have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

We urge each holder of our common stock to consult his or her own tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

For purposes of this discussion, a “United States Holder” means a holder that is:

•	an individual citizen or resident of the United States;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control and (b) certain other trusts considered United States Holders for federal income tax purposes.

A “Non-United States Holder” is a holder other than a United States Holder.

If a holder of our common stock is an entity treated as a partnership or other pass-through entity for United States federal income tax purposes, the tax treatment of a partner in such entity will generally depend upon the status of the partner or member and the activities of the partnership or other entity. Partnerships or other pass-through entities holding our common stock, and partners in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the merger.

United States Holders

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gain of individual taxpayers are generally taxable at a maximum rate of 15%. Capital gain of corporate stockholders are generally taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Non-United States Holders

Any gain realized on the receipt of cash in the merger by a Non-United States Holder generally will not be subject to United States federal income tax unless:

(i) such Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of the merger; or

(ii) the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States; or

(iii) our common shares constitute a “United States real property interest” within the meaning of Foreign Investment in Real Property Tax Act, or “FIRPTA.”

A Non-United States Holder who is an individual described in clause (i) above will be subject to a flat 30% United States federal income tax on the gain derived from the merger, which may be offset by United States source capital losses. A Non-United States Holder whose gain is described in clause (ii) above generally will be required to pay United States federal income tax on the net gain derived from the merger. If the Non-United States Holder is a corporation, then it may also be required to pay a branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any such effectively connected gain. Each non-United States Holder should consult with its own tax advisors regarding whether it will be subject to federal income tax as a result of the merger and whether any applicable income tax treaty may provide for rules different from those set forth above.

We believe that our common shares have not been and are currently not a “United States real property interest.”

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a United States Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute IRS Form W-9 or successor form, (b) in the case of a Non-United States Holder, furnishes an applicable IRS W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided that the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters

Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) applicable to the merger, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Liberty Media and Provide Commerce, unless a request for additional information or documentary material is received from the Federal Trade Commission or the Department of Justice or unless early termination of the waiting period is granted. If, within the initial 30-day waiting period, either the Department of Justice or the Federal Trade Commission requests additional information or documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Federal Trade Commission or Department of Justice. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, the waiting period may be extended only by court order or with the consent of the parties. Provide Commerce and Liberty Media filed notification reports under the HSR Act with the Antitrust Division of the Department of Justice and Federal Trade Commission on [DATE], 2006.

While we do not believe that the transaction requires foreign regulatory approvals, Liberty Media and Provide Commerce have agreed to cooperate to obtain any foreign approval that they reasonably agree is required.

While we expect to obtain all of these regulatory approvals, there can be no assurance that Liberty Media and Provide Commerce will obtain the regulatory approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. These conditions or changes could require the grant of a complete or partial license, a divestiture or spin-off, or the holding separate of assets or businesses and could result in the conditions to Liberty Media’s obligation to complete the merger not being satisfied.

In addition, at any time before or after the completion of the merger, the Antitrust Division, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Liberty Media of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, Provide Commerce stockholders should be aware that some of our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of Provide Commerce stockholders generally. These interests and arrangements may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that Provide Commerce stockholders vote in favor of adopting the merger agreement.

Stock Appreciation Rights in Surviving Corporation

In connection with the merger, Provide Commerce, as the surviving corporation in the merger, will establish a pool of stock appreciation rights under the Provide Commerce, Inc. value plan under which executive officers (including our chief executive officer, William Strauss, who is a member of our board of directors) and existing and future employees of Provide Commerce will be eligible to participate. As described below, the amendments to the existing employment agreements with William Strauss and Abraham Wijnperle will allow them to be eligible to receive grants of stock appreciation rights under this value plan.

The total number of stock appreciation rights will represent the right to participate in the appreciation in value of 20% of the total common equity of Provide Commerce after the closing of the merger. Stock appreciation rights representing 15% of such total common equity will be allocated immediately following the closing of the merger, and stock appreciation rights representing 5% of such total common equity will be reserved for incentive grants to existing personnel and for personnel who may be retained by Provide Commerce in the future. Payments pursuant to vested stock appreciation rights will be made periodically as set forth in the value plan in cash based on an annual valuation conducted by an independent appraiser.

Stock appreciation rights held by an employee will vest over four years, with 25% vesting following the first year of employment following grant and the remainder vesting monthly thereafter. Stock appreciation rights held by an employee will also vest in the event the employee is terminated without cause or resigns for good reason within 12 months following a change of control of Provide Commerce.

Upon a termination of an employee for cause, all vested and unvested stock appreciation rights will be forfeited for no consideration. Upon a termination of an employee without cause, an employee’s resignation for good reason, or an employee’s death or disability, all of the employee’s vested stock appreciation rights will be settled and the appreciation of such units, based on the most recent valuation date, will be paid, and any unvested stock appreciation rights will terminate. If an employee resigns without good reason, the value of his or her vested stock appreciation rights will be determined based on a specified formula and the distribution of 25% of the value of his or her vested stock appreciation rights will be deferred for up to one year. Receipt of this additional 25% will be subject to the employee’s execution of a general liability release and certain non-solicitation and non-disparagement covenants, as well as such employee’s willingness to make himself available to provide consulting services to Provide Commerce during such one-year period.

Certain employees may have more favorable provisions on termination of employment specified in an employment agreement with Provide Commerce. By virtue of their respective employment agreements, any unvested stock appreciation rights held by William Strauss or Abe Wijnperle will immediately vest in the event of termination of employment by Provide Commerce without cause or by the executive for good reason (as those terms are defined in their respective amended employment agreements).

Retention Agreements and Amendments to Employment Agreements

Concurrently with entering into the merger agreement, but contingent upon the closing of the merger, William Strauss and Abraham Wijnperle have each entered into retention agreements to escrow amounts of $10.0 million and $5.0 million, respectively, that would otherwise be receivable under the merger agreement in consideration for the conversion of options into cash. Of these amounts, 50% will be released from the escrow after one year of continued employment by the surviving corporation following the merger and the remaining 50% will be released from the escrow after two years of continued employment by the surviving corporation following the merger, subject to customary exclusions which provide for accelerated payouts of these amounts on account of a change in control, death, disability, termination by Provide Commerce without cause or termination by the executive for good reason. Amounts subject to such retention agreements will be forfeited to Liberty Media if Mr. Strauss or Mr. Wijnperle, as applicable, is terminated for cause or terminates his employment voluntarily without good reason for such voluntary termination, as enumerated in the retention agreements.

Concurrently with entering into the merger agreement and in consideration of their respective agreements to continue to serve as senior officers of Provide Commerce and enter into the retention agreements, William Strauss and Abraham Wijnperle entered into amendments to their existing employment agreements with Provide Commerce, which amendments become effective upon the completion of the merger. The amendments allow William Strauss and Abraham Wijnperle to be eligible to receive grants of stock appreciation rights under the Provide Commerce value plan. Further, William Strauss and Abraham Wijnperle make other acknowledgements related to the merger, including that the corporate structure and compensation changes made in connection with the merger will not give rise to a termination “without cause” or entitle the executive to terminate for “good reason.” The amendments also revise the definition of “cause” and provide that unvested stock appreciation rights under the Provide Commerce, Inc. value plan will be fully vested if the executive is terminated without cause or for good reason. All other provisions of the existing employment agreements will remain in full force and effect.

Indemnification and Insurance

Past and present officers and directors of Provide Commerce are entitled to continued indemnification and insurance coverage under the merger agreement. See “The Merger Agreement—Indemnification and Insurance.”

Warrants

The merger agreement also provides that, upon completion of the merger, outstanding warrants to purchase Provide Commerce common stock will be terminated and exchanged for cash immediately following the completion of the merger in an amount determined by multiplying the excess, if any, of $33.75 over the applicable per share exercise price of each such warrant by the number of shares subject to each such warrant, reduced by any applicable tax withholding obligations.

Two warrants to purchase Provide Commerce common stock remain outstanding and are held by Arthur Laffer, a member of our board of directors, and Jared Polis, the sole owner and managing member of Jovian Holdings LLC (an entity which holds or controls approximately 29% of our outstanding stock as of December 2, 2005). Concurrently with entering into the merger agreement, Dr. Laffer and Mr. Polis each entered into letter agreements with Provide Commerce, under the terms of which each agreed (i) not to take any action to exercise their warrants from December 4, 2005 through the earlier of the termination of the merger agreement or the effective time of the merger, and (ii) not to, directly or indirectly, transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber their warrants to any party, subject to specified exceptions. Upon the completion of the merger, Mr. Polis and Dr. Laffer will receive cash payments in amounts equal to $10,080,609.76 and $2,016,096.16, respectively, with respect to their warrants to purchase Provide Commerce common stock.

Stock Options and Restricted Stock

Because Liberty Media does not intend to assume any Provide Commerce stock incentive plans, the vesting of all outstanding options to purchase Provide Commerce common stock and shares of restricted stock will be accelerated in connection with the merger, as required under the provisions of the applicable stock incentive plan. The merger agreement provides that, upon completion of the merger, all outstanding options to purchase Provide Commerce common stock, including those held by Provide Commerce’s executive officers and directors, will be terminated and exchanged for cash following the completion of the merger in an amount determined by multiplying the excess, if any, of $33.75 over the applicable per share exercise price of each such option by the number of shares subject to each such option, reduced by any applicable tax withholding obligations. Each outstanding share of Provide Commerce restricted stock, whether vested or unvested, will be treated in the same manner as provided for unrestricted shares of Provide Commerce common stock.

Based on the option and restricted stock holdings of Provide Commerce’s executive officers and directors that will be outstanding as of [DATE], 2006 (and assuming that none of the directors or executive officers exercise or forfeit any of these options prior to the completion of the merger), upon completion of the merger, the executive officers and directors of Provide Commerce, as a group, would receive cash payments in amounts equal to (with the cash payments to William Strauss and Abraham Wijnperle subject to escrow of $10 million and $5 million, respectively, under the terms of the retention agreements, as described below) approximately $[AMOUNT] in the aggregate with respect to their unvested Provide Commerce stock options and restricted stock described in this paragraph.

The following table sets forth the cash payments that certain of our executive officers and directors would receive individually with respect to their outstanding, unvested stock options and restricted stock as of January 31, 2006, the vesting of which will be accelerated in connection with the merger, as described above.

Executive Officers and Directors	Cash Payments Attributable to Stock Options and Restricted Stock Vesting in Connection with the Merger
William Strauss, Chief Executive Officer and Director(1)	$1,773,713
Abraham Wijnperle, President and Chief Operating Officer(1)	$819,338
Kevin Hall, Chief Information Officer	$125,892
Mark Sottosanti, Senior Vice President and General Manager, ProFlowers	$354,602
Joel T. Citron, Chairman of the Board of Directors	$266,600
David E. R. Dangoor, Director	$174,550
Joseph P. Kennedy, Director	$263,096
Arthur B. Laffer, Director	$263,096
Peter J. McLaughlin, Director	$180,175
James M. Myers, Director	$180,175
Jordanna Schutz, Director	$180,175
Marilyn R. Seymann, Director	$171,700

(1)	The cash payments to Messrs. Strauss and Wijnperle are subject to escrow of $10 million and $5 million, respectively, under the terms of the retention agreements, as described below.

Deferred Compensation Plan

Each plan year, we may, but are not obligated to, make a matching contribution to any or all participants in our deferred compensation plan in an amount of 50% of the participant’s deferred annual base salary or annual bonus. Generally, the company’s matching contribution under the deferred compensation plan would vest in full following the completion of five years of service. The consummation of the merger will constitute a change in control for purposes of the deferred compensation plan, resulting in full vesting of employer-provided benefits for all participants in such plans, including our executive officers.

The following table sets forth the aggregate matching contributions and related earnings made under the deferred compensation plan through November 30, 2005, on behalf of certain of our executive officers.

Executive Officers	Amount of Matching Contributions and Related Earnings Under Deferred Compensation Plan as of November 30, 2005
William Strauss, Chief Executive Officer and Director	$176,077
Abraham Wijnperle, President and Chief Operating Officer	$27,160
Kevin Hall, Chief Information Officer	$20,023
Mark Sottosanti, Senior Vice President and General Manager, ProFlowers	$63,327

As of November 30, 2005, Messrs. Strauss, Wijnperle, Hall and Sottosanti had each accrued two years of service and participation under the deferred compensation plan and were 40% vested in each of their respective matching contribution accounts.

Supplemental Executive Retirement Plan

The consummation of the merger will constitute a change in control for purposes of our supplemental executive retirement plan, resulting in full vesting of employer-provided benefits for all participants in such plans, including each of our executive officers. Benefits under the supplemental executive retirement plan otherwise vest over four years beginning after the participant has completed five years of service. Mr. Citron participates in our supplemental executive retirement plan, but is already fully-vested in the employer-provided benefits under the plan.

The ordinary benefit under the supplemental executive retirement plan is a benefit equal to the product of .015, the number of years of service (as defined for purposes of the supplemental executive retirement plan) and the participant’s final average compensation (generally the highest five consecutive year average compensation during the prior 10 years) reduced by certain amounts paid under our deferred compensation plan and payable annually over 15 years commencing at normal retirement (age 65).

The following table shows the estimated annual benefits under the supplemental executive retirement plan that would be payable as of June 30, 2005, for various compensation bases and years of service classifications as well as specific information regarding the benefits payable to certain of our executive officers.

Average Annual Compensation(1)	Years of Service(2)(3)
	5	10	15	20	25	30
$125,000	$9,375	$18,750	$28,125	$37,500	$46,875	$56,250
150,000	11,250	22,500	33,750	45,000	56,250	67,500
175,000	13,125	26,250	39,375	52,500	65,625	78,750
200,000	15,000	30,000	45,000	60,000	75,000	90,000
250,000	18,750	37,500	56,250	75,000	93,750	112,500
300,000	22,500	45,000	67,500	90,000	112,500	135,000
350,000	26,250	52,500	78,750	105,000	131,250	157,500
400,000	30,000	60,000	90,000	120,000	150,000	180,000
450,000	33,750	67,500	101,250	135,000	168,750	202,500
500,000	37,500	75,000	112,500	150,000	187,500	225,000
600,000	45,000	90,000	135,000	180,000	225,000	270,000
700,000	52,500	105,000	157,500	210,000	262,500	315,000
800,000	60,000	120,000	180,000	240,000	300,000	360,000
900,000	67,500	135,000	202,500	270,000	337,500	405,000

(1)	Under the supplemental executive retirement plan, the annual compensation is generally the highest five consecutive year average compensation during the 10 years preceding retirement. Eligible compensation under the supplemental executive retirement plan includes salary and, with respect to Mr. Strauss only, bonus. Other elements of compensation are not included in eligible compensation under the supplemental executive retirement plan. As of June 30, 2005, Mr. Strauss had five year average annual compensation of $544,792, Mr. Wijnperle had average annual compensation since commencement of employment in November 1999 of $249,093, Mr. Hall had average annual compensation since commencement of employment in August 2001 of $229,375, and Mr. Sottosanti had average five year annual compensation of $151,596.
(2)	At June 30, 2005, Messrs. Strauss, Wijnperle, Hall and Sottosanti had accrued 7.2, 5.5, 1.8, 3.9 and 5.7 years of service, respectively, under the SERP and were 60%, 20%, 0% and 20% vested in their benefits, respectively. As described above, the consummation of the merger will result in full vesting of such benefits.
(3)	The table assumes retirement at age 65. Vested benefits under the supplemental executive retirement plan will generally be paid in equal installments over 15 years following retirement at age 65. The amounts shown in the table assume that no amounts will be paid to a participant under the Provide Commerce deferred compensation plan.

Change of Control Agreement

Under the terms of his employment agreement with Provide Commerce, as a result of the consummation of the merger, Jonathan Sills, our senior vice president, strategy and corporate development, will have the right to terminate his employment with us for “good reason” and become entitled to salary continuation for six months at his current salary level.

Voting Agreement

As an inducement to Liberty Media entering into the merger agreement, concurrently with the execution of the merger agreement, Jovian Holdings, LLC (which holds or controls approximately 29% of our outstanding stock as of December 2, 2005) entered into a voting agreement with Liberty Media. The following is a summary of the material terms and conditions of the voting agreement, a copy of which is attached to this proxy statement as Annex B and is incorporated by reference. We encourage you to read the voting agreement in its entirety.

Pursuant to the voting agreement, Jovian Holdings agreed to, among other things:

•	vote for the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement;

•	vote against any action or agreement made in opposition to, or in competition with, the merger agreement, the merger or the transactions contemplated by the merger agreement or that is intended, or could reasonably be expected to materially impede, interfere with, adversely affect or discourage the transactions contemplated by the merger agreement or inhibit the timely consummation of such transactions, including, without limitation, any alternative proposal; and

•	vote against, except for the merger and the transactions contemplated by the merger agreement, any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of Provide Commerce.

Under the voting agreement, Jovian Holdings has given its proxy to Liberty Media to vote with respect to the above mentioned matters. In addition, Jovian Holdings is restricted from granting a proxy or entering into a voting agreement with respect to its shares in connection with an alternative proposal. Jovian Holdings is also restricted from transferring its Provide Commerce shares to any party, subject to specified exceptions. The voting agreement terminates on the earlier of the effective time of the merger or the 180th day following the date the merger agreement is terminated pursuant to its terms.

Merger Financing; Source and Amount of Funds

The merger is not conditioned upon Liberty Media obtaining financing. The total amount of funds necessary to pay the merger consideration, including amounts associated with Provide Commerce options and warrants, and to pay fees and expenses related to the merger will be approximately $477 million. Liberty Media expects to fund the transaction from its working capital.

Appraisal Rights

Pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of Provide Commerce common stock who does not wish to accept the Liberty Media merger consideration may dissent from the merger and elect to have the fair value of his or her shares of Provide Commerce common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D.

All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of Provide Commerce common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Provide Commerce common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights. Because of the complexity of the appraisal procedures, Provide Commerce believes that stockholders who consider exercising these rights should seek the advice of counsel.

Under Section 262 of the DGCL, where a merger is to be submitted for approval at a special meeting of stockholders, as in the case of the adoption of the merger agreement by Provide Commerce stockholders, the corporation must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL not less than 20 days before the special meeting. This proxy statement shall constitute the notice, and the applicable statutory provisions are attached to this proxy statement as Annex D. Any holder of Provide Commerce common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should carefully review the following discussion and Annex D because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Delaware law.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	The stockholder must not vote in favor of the adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement.

•	The stockholder must deliver to Provide Commerce a written demand for appraisal before the vote on the adoption of the merger agreement is taken at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If the stockholder fails to comply with these conditions and the merger is completed, the stockholder will be entitled to receive the cash payment per share of Provide Commerce common stock owned as provided for in the merger agreement, but the stockholder will have no appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of Provide Commerce common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of Provide Commerce common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares of Provide Commerce common stock owned and that the stockholder intends to demand appraisal of his or her Provide Commerce common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by that nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should, before the vote on the merger agreement is taken at the special meeting, mail or deliver a written demand to: Blake T. Bilstad, Senior Vice President, General Counsel and Secretary, Provide Commerce, Inc., 5005 Wateridge Vista Drive, San Diego, California 92121.

If the merger agreement is adopted, Provide Commerce will give written notice of the effective time of the merger within 10 days after the effective time of the merger to each former stockholder of Provide Commerce who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Provide Commerce common stock held by all dissenting stockholders entitled to appraisal. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Failure to do so could nullify the stockholder’s previously written demand for appraisal. Under the merger agreement, Provide Commerce has agreed to give Liberty Media prompt notice of any demands for appraisal received by it and withdrawals of those demands.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal, the Delaware Court of Chancery will determine the fair value of the shares of Provide Commerce common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

STOCKHOLDERS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE VALUE MERGER CONSIDERATION. THE OPINION OF JP MORGAN SECURITIES INC. IS NOT AN OPINION AS TO FAIR VALUE UNDER SECTION 262 OF THE DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. We encourage you to read carefully the merger agreement in its entirety.

Structure and Effective Time

The merger agreement provides for the merger of Produce Acquisition with and into Provide Commerce. At that time, the separate corporate existence of Merger Sub shall cease and Provide Commerce shall continue as the surviving corporation and as a wholly-owned subsidiary of Liberty Media.

The merger will become effective at the time a certificate of merger is filed with the Delaware Secretary of State (or at a later time if agreed in writing by the parties and specified in the certificate of merger). The parties will file the certificate of merger as soon as practicable following the consummation of the transactions contemplated by the merger agreement. We expect to complete the merger in the first half of 2006, however we cannot assure you when, or if, all the conditions to completion of the merger will be satisfied or waived. See “—Conditions to Completion of the Merger.”

Merger Consideration

The merger agreement provides that each share of Provide Commerce common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $33.75 in cash, without interest. All treasury shares and shares owned by Provide Commerce, Liberty Media or Liberty Media’s subsidiaries will be cancelled at the effective time of the merger and no payment will be made for those shares. If appraisal rights for any Provide Commerce shares are perfected by any Provide Commerce stockholders, then those shares will be treated as described under “The Merger—Appraisal Rights.”

After the merger is effective, each holder of a certificate representing shares of common stock will no longer have any rights as a stockholder of Provide Commerce with respect to the shares, except for the right to receive the merger consideration.

Payment Procedures

Liberty Media will appoint an paying agent reasonably satisfactory to Provide Commerce that will make payment of the merger consideration (i) in exchange for certificates representing shares of Provide Commerce common stock with a properly completed letter of transmittal and (ii) upon surrender of the related stock option or warrant together with a properly completed letter of transmittal. Liberty Media will deposit sufficient cash with the paying agent at or prior to the effective time of the merger in order to permit the payment of the merger consideration. As soon as reasonably practicable after the effective time of the merger, the paying agent will send to each of our stockholders, option holders and warrant holders, an applicable letter of transmittal and instructions for use in the exchange of stock certificates or the surrender of stock options or warrants, as the case may be. After the paying agent has received and processed the Provide Commerce stock certificates, options, warrants and properly completed transmittal documents, the paying agent will pay the appropriate merger consideration, minus any amounts deducted or withheld as required by law.

Stockholders should not send Provide Commerce stock certificates to us now, but rather in compliance with the instructions that will be provided in the letter of transmittal. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the merger agreement and the letter of transmittal.

Holders of Provide Commerce common stock whose certificates are lost, stolen or destroyed will be required to make an affidavit that their certificates are lost, stolen or destroyed and, if required by Liberty Media, to post a bond in a reasonable amount as directed by Liberty Media to indemnify against any claim that may be made against Liberty Media or the paying agent with respect to the certificates.

None of Liberty Media, Merger Sub, Provide Commerce or the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Provide Commerce and the paying agent, as applicable, are entitled to deduct and withhold from the consideration otherwise payable to holders of shares of our common stock such amounts as are required to be withheld under any tax laws.

Treatment of Stock Options, Restricted Stock, Warrants and Stock Purchase Plan

Immediately following the effective time of the merger, all outstanding options and warrants to purchase Provide Commerce common stock will be terminated and cancelled in consideration for a cash payment equal to the product of (1) the excess, if any, of $33.75 over the applicable option or warrant exercise price by (2) the number of shares subject to such option or warrant. Each outstanding share of Provide Commerce restricted stock will be treated in the same manner as provided for unrestricted shares of Provide Commerce common stock. Because Liberty Media does not intend to assume any Provide Commerce stock incentive plans, the vesting of all outstanding options to purchase Provide Commerce common stock and shares of restricted stock will be accelerated in connection with the merger, as required under the provisions of the applicable stock incentive plan. With respect to any outstanding offerings under the Provide Commerce employee stock purchase plan in effect immediately prior to the effective time of the merger, each participant’s accumulated payroll deductions shall be used to purchase Provide Commerce common stock immediately prior to the effective time of the merger.

Certificate of Incorporation and By-Laws

The merger agreement provides that at the effective time of the merger, the certificate of incorporation and by-laws of Merger Sub will become the certificate of incorporation and by-laws of the surviving corporation, except that the name of the surviving corporation shall remain Provide Commerce, Inc.

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation until their respective successors are appointed. In addition, the officers of the Merger Sub immediately prior to the effective time will be the initial officers of the surviving corporation until their respective successors are appointed.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Liberty Media and Merger Sub, including representations and warranties relating to:

•	due organization, power and standing, and other corporate matters of us;

•	our certificate of incorporation and by-laws;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	our capitalization;

•	reports, proxy statements and financial statements filed with the Securities and Exchange Commission and the accuracy of the information in those documents;

•	effective internal controls;

•	conflicts or violations under charter documents, contracts and instruments or law, and required consents and approvals;

•	investment securities and assets;

•	conduct of business consistent with past practice and the absence of a “material adverse effect” and certain other changes or events concerning us, since September 30, 2005;

•	accuracy of information supplied for the proxy statement in connection with the merger;

•	pending or threatened material litigation;

•	governmental authorizations;

•	compliance with laws, including specifically foreign corrupt practices;

•	environmental matters;

•	brokerage or finders’ fees, and other fees with respect to the merger;

•	taxes;

•	employment and employee benefit plans and arrangements;

•	receipt of fairness opinions of JPMorgan by our board of directors;

•	recommendation of our board of directors;

•	stockholder vote requirement;

•	intellectual property;

•	contracts;

•	restrictions on business activities;

•	affiliate transactions;

•	insurance matters;

•	real property and other material tangible properties and assets; and

•	takeover statutes and the absence of a poison pill or similar plan.

The merger agreement also contains representations and warranties made by Liberty Media and Merger Sub to us, including representations and warranties relating to:

•	due organization, power and standing, and other corporate matters;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts or violations under charter documents, contracts and instruments or law, and required consents and approvals;

•	accuracy of information supplied for the proxy statement in connection with the merger;

•	sufficiency of capital resources;

•	brokerage or finders’ fees, and other fees with respect to the merger; and

•	absence of operations of Merger Sub.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

This description of the representations and warranties has been included in this proxy statement to provide our stockholders with information regarding the terms of the merger agreement. The assertions embodied in the representations and warranties are qualified by information in confidential disclosure schedules that we have provided to Liberty Media in connection with signing the merger agreement (although any specific facts that contradict the representations and warranties in the merger agreement in any material respect have been disclosed in this proxy statement). The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties. Moreover, certain representations and warranties may not be complete or accurate as of a particular date because they are subject to a contractual standard of materiality that is different from those generally applicable to stockholders and/or were used for the purpose of allocating risk among the parties rather than establishing certain matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts at the time they were made or otherwise. Moreover, information concerning the subject matter of the representations and warranties may change after the date of execution of the merger agreement, which subsequent information may or may not be fully reflected in Provide Commerce’s public disclosures.

Covenants; Conduct of the Business of Provide Commerce Prior to the Merger

Under the merger agreement, subject to certain exceptions or to the extent Liberty Media gives prior written consent, between the date of merger agreement and the completion of the merger, we have agreed that we will:

•	carry on our business in the ordinary and usual ordinary course, consistent with past practices;

•	use reasonable efforts to preserve our business organization, keep available the services of our executive officers and key employees and preserve the goodwill of those third parties having business relationships with us; and

•	prepare budgets, forecasts, and other internal management reports in a manner and at times consistent with past practice.

We have agreed to promptly notify Liberty Media of: (i) any information that indicates that any of our representations or warranties contained in the merger agreement were not true and correct as of the date of such agreement or will not be true and correct as of the effective time of the merger (except for changes permitted or contemplated by the merger agreement); (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any closing conditions; (iii) any notice or other communication from a third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the merger agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party; and (iv) any notice of, or other communication relating to, any litigation which seeks to enjoin, restrain or prohibit the transactions contemplated by the merger agreement. In addition, we have also agreed that until the effective time of the merger, subject to certain exceptions for actions taken in the ordinary course of business or actions contemplated by the merger agreement, consistent with past practice or below certain dollar thresholds, or with Liberty Media’s prior written consent, we will comply with specific restrictions relating to, among others:

•	making or permitting any change or amendments to our charter documents;

•	issuing, granting, selling, delivering or otherwise encumbering any capital stock or convertible securities or other rights to acquire shares, subject to our ability to issue up to 75,000 shares of our common stock, in the aggregate, to newly-hired employees at exercise prices not less than the fair market value of our common stock with respect to the date of grant;

•	splitting, combining or reclassifying the outstanding shares of our capital stock or any of our other outstanding equity interests or securities;

•	redeeming, purchasing or otherwise acquiring, directly or indirectly, any shares of capital stock or any other stock or equity appreciation rights or similar rights of ours (other than as required under our company stock plans);

•	amending or modifying the period of exercisability or the vesting rights granted under our stock option plans;

•	adopting, authorizing or amending any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus, option or similar plan, arrangement or agreement (including any of our company stock plans);

•	making any changes in our capital structure or equity capital structure;

•	declaring, setting aside, paying or making any dividend or other distribution or payment (whether in cash, property or securities) with respect to our capital stock or other securities;

•	selling, transferring or otherwise disposing of, or pledge any investment security;

•	purchasing, forming, creating, or otherwise acquiring any direct or indirect subsidiary of Provide Commerce;

•	modifying or changing in any material respect any of our material contracts;

•	terminating any of our material contracts or any other contract that is material to our business;

•	entering into any new employment or service-related agreements, making any amendment or modification to any such existing agreements or granting any increases in compensation;

•	amending our benefit plans or agreements or adopting new plans or agreements;

•	modifying, amending, renewing or entering into any directors’ and officers’ insurance policy;

•	creating any encumbrance on our properties;

•	paying or discharging certain liabilities and obligations;

•	incurring capital expenditures;

•	paying or discharging certain liabilities and obligations;

•	entering into any affiliate transaction;

•	guaranteeing or otherwise becoming responsible for any indebtedness of any other person or entity;

•	commencing any lawsuits or settling or discharging claims;

•	amending, modifying or changing in any respect certain agreements with affiliates;

•	acquiring any business, corporation, partnership, association or other business organization or division or any assets that are material to us;

•	the sale, lease or encumbrance of our assets;

•	the incurrence of indebtedness;

•	granting of exclusive rights or entering into non-competition covenants or other material restrictions relating to business activities;

•	entering into, amending, or modifying any contract that:

•	provides for exclusive use of the products or services of a third party;

•	limits our ability to sue or institute legal proceedings against a third party for any reason;

•	provides for the exchange of confidential information with third parties;

•	provides rights or obligations that are binding upon any person or entity not a party to such contract;

•	provides for indemnification of any person or entity;

•	guarantees any person or entity a particular payment from us irrespective of such person or entity’s performance of any of its obligations to us;

•	limits the type of business in which we or the surviving corporation may engage or the manner or locations in which we or the surviving corporation may so engage in any business; or

•	contains a change of control covenant.

•	transferring or licensing our intellectual property;

•	making, revoking or amending any material tax election;

•	making any material change in any accounting, financial reporting or existing and material tax practice or policy;

•	changing our auditors;

•	permitting any insurance policy naming us as a beneficiary or loss-payable payee to be cancelled or terminated;

•	making any capital contribution to any entity or person or acquiring any securities or other debt or equity interests in any other entity or person;

•	any revaluation of material assets, except as required by GAAP; and

•	committing or agreeing to take any of the actions described in the previous bullet points.

No Solicitation of Alternative Proposals

The merger agreement provides that Provide Commerce shall not, nor shall it authorize or permit any officer, director, employee, agent or representative (including any investment banker, attorney, accountant or other adviser) of Provide Commerce to, directly or indirectly, or otherwise:

•	solicit, initiate or encourage any inquiries or the submission of any proposal or offer relating to an alternative proposal (as described below);

•	participate in any discussions or negotiations regarding any alternative proposal;

•	cooperate with or furnish or cause to be furnished any non-public information concerning the business or assets of Provide Commerce to any person or entity (other than Liberty Media or its affiliates) that has made, or has informed Provide Commerce that it is seeking to make, an alternative proposal;

•	approve, recommend or permit Provide Commerce to enter into an agreement or understanding with any person or entity relating to any alternative proposal; and

•	vote for, approve or enter into any agreements or understandings with respect to any of the actions described above.

As described in this proxy statement, the term “alternative proposal” means any written or oral proposal (other than as contemplated by the merger agreement or otherwise proposed by Liberty Media or Merger Sub) regarding:

•	a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving us;

•	the issuance by us of any equity interest in or any voting securities of Provide Commerce which constitutes 20% or more of the total of such equity interests or voting securities of Provide Commerce;

•	the acquisition of 20% or more of the assets of Provide Commerce;

•	the acquisition by any person or group of 20% or more of the then outstanding shares of capital stock of Provide Commerce;

•	any transaction involving Provide Commerce that would be reasonably likely to prohibit, restrict or delay the consummation of the merger; or

•	the occurrence of any of the foregoing or the announcement of a plan to do or agreement to engage in any of the foregoing.

The prohibition on engaging in discussions or furnishing non-public information in connection with an unsolicited alternative proposal does not prevent Provide Commerce or our board of directors from complying with SEC rules, nor does it extend to unsolicited alternative proposals that our board determines in good faith is reasonably likely to lead to a superior proposal and that, after consultation with its legal advisor, failure to take such action would be inconsistent with its fiduciary duties under Delaware law.

A superior proposal is an alternative proposal (but, in the case of a superior proposal, the percentage thresholds, if any, are 50% rather than 20%) which is financially superior to the merger, as determined in good faith by a majority of the board (after consultation with, and the receipt of advise from, Provide Commerce’s financial advisor), one for which financing is then committed or, in the good faith judgment of a majority of the board, reasonably capable of being obtained, and one that is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the person making the proposal, as determined in the good faith judgment of a majority of the board (after consultation with its outside legal counsel).

If we receive an alternative proposal or an inquiry which would reasonably be expected to lead to any alternative proposal, we are obligated to notify Liberty Media both orally and in writing, within forty-eight hours and provide Liberty Media with the material terms and conditions of such alternative proposal or inquiry, including the identity of the party making any such alternative proposal or inquiry. We are also obligated to keep Liberty Media reasonably informed of the status and details of any such alternative proposal or inquiry, and, prior to furnishing the party making such alternative proposal or inquiry any non-public information concerning Provide Commerce under the circumstances permitted by the terms of the merger agreement, to require that such party enter into a non-disclosure and standstill agreement containing terms no less restrictive upon such party than the terms applicable to Liberty Media under its non-disclosure agreement with Provide Commerce.

In addition, we are obligated to promptly notify Liberty Media in writing of our intention to enter into a binding agreement concerning a transaction that constitutes a superior proposal (which notice shall include the most current version of any such agreement). Moreover, we must provide Liberty Media (for at least three business days following the receipt by Liberty Media of such notice) an opportunity to match the terms of the superior proposal. After the expiration of such three-day period, if Liberty Media does not match the superior proposal, we may terminate the merger agreement and enter into a binding, definitive agreement with respect to such superior proposal if we pay the termination fee of $15.7 million. See “The Merger Agreement – Termination.”

Regulatory Matters; Reasonable Best Efforts

The merger agreement provides that we, Liberty Media and Merger Sub will consult and fully cooperate with and provide reasonable assistance to each other in the preparation of filings and applications with governmental authorities in connection with the merger, including filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as promptly as practicable after the date of the merger agreement. In addition, we, Liberty Media and Merger Sub, agreed to consult and fully cooperate with and provide reasonable assistance to each other in:

•	the preparation and filing with the Securities and Exchange Commission of the preliminary proxy statement, the definitive proxy statement and any necessary amendments or supplements to any of the foregoing;

•	seeking to have each such proxy statement cleared by the Securities and Exchange Commission as soon as reasonably practicable after filing; and

•	using all reasonable best efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any governmental entity or other party.

Employee Benefits

Subject to the requirements of ERISA and the Internal Revenue Code, Liberty Media has agreed to maintain each company employee benefit plan after the effective time of the merger unless otherwise agreed by the board of directors of Provide Commerce after consultation with senior management of the Provide Commerce. If such plans are terminated, each employee of Provide Commerce will be entitled to participate in an equivalent plan to the same extent as similarly situated employees of Liberty Media (to the extent Liberty Media maintains such a plan), to receive credit for past service with Provide Commerce as of the effective time of the merger, to not be subject to waiting periods or limitations and to receive credit for any co-payments, deductibles and out-of-pocket expenses paid by such employee during the relevant plan year.

In addition, we have agreed to take all necessary action to amend the rabbi trust agreement for our deferred compensation plan and the rabbi trust agreement for our supplemental executive retirement plan to provide that the transactions contemplated by the merger agreement will not constitute a change of control requiring accelerated contributions under any provision of the rabbi trust agreements.

Indemnification and Insurance

Liberty Media and Provide Commerce have agreed that, to the fullest extent permitted under applicable law, after the merger has become effective, Provide Commerce will indemnify past and present officers and directors of Provide Commerce to the same extent as such persons are indemnified under Provide Commerce’s charter and bylaws as in effect on the signing of the merger agreement for acts prior to the closing of the merger and, subject to certain limitations, to provide for exculpation, indemnification and advancement of expenses to these individuals for at least six years after the closing of the merger.

Liberty Media and Provide Commerce have also agreed that after the merger has become effective, Provide Commerce shall maintain the current level and scope of directors and officers liability insurance for the benefit of these individuals, however, Provide Commerce will not be required to pay any annual premium for such insurance in excess of 120% of the premium paid for directors and officers coverage in December 2004. These rights are in addition to indemnification agreements in existence at the closing of the transaction, which can only be amended with the agreement of the specified officers and directors.

Conditions to Completion of the Merger

The obligations of Provide Commerce, Liberty Media and Merger Sub to complete the merger are subject to the satisfaction of the following conditions:

•	the Provide Commerce stockholders have adopted the merger agreement;

•	any applicable waiting period (and any extension) under the Hart-Scott-Rodino Antitrust Improvement Act of 1976 has expired or been terminated; and

•	no governmental injunction (permanent or preliminary), restraining order or other legal restraint or prohibition shall be in effect preventing the consummation of the merger or permitting such consummation subject to any condition or restriction that would have a material adverse effect on Provide Commerce or Liberty Media.

In addition, the obligations of Liberty Media and Merger Sub to complete the merger are subject to the satisfaction or waiver by Liberty Media of conditions, including the following:

•	Provide Commerce’s representations and warranties must be true and correct as of the date of the merger agreement and the date of the closing of the merger, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, subject to specified materiality qualifications; however specified representations and warranties must be true and correct in all respects as of the date of the merger agreement and the date of the closing of the merger;

•	Provide Commerce must have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions contained in the merger agreement to be performed or complied with by it prior to or on the closing date of the merger;

•	Liberty Media’s receipt of a certificate from us certifying the accuracy of our representations and warranties and performance of our obligations as of the date of the merger agreement and the closing date;

•	there must be no pending or threatened suits, actions or proceedings asserted by any governmental authority (i) challenging or seeking to restrain or prohibit the merger or any of the other transactions contemplated by the merger agreement, the effect of which, if obtained, would prevent the consummation of the merger or would make the merger illegal or (ii) seeking to require Liberty Media, Merger Sub or any of their respective subsidiaries to effect an action of divestiture;

•	nothing must have occurred after the date of the merger agreement that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Provide Commerce;

•	except as would not have a material adverse effect on Provide Commerce, all specified third party notices shall have been made and all consents or approvals required by any governmental entity or any specified third party shall have been obtained; and

•	the retention agreements and the amendments to the employment agreements with each of William Strauss and Abraham Wijnperle shall be in full force and effect.

As used in this proxy statement, the term “material adverse effect” as to Provide Commerce means any circumstance, change or effect that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of Provide Commerce, other than any circumstance, change or effect resulting from:

•	changes in general economic conditions affecting the global securities or capital markets generally;

•	changes generally affecting the industries in which we operate so long as such changes do not affect us in a disproportionate manner;

•	changes in GAAP or applicable laws;

•	any lawsuit or litigation (including shareholder class action and derivative litigation) commenced or threatened against us, our directors, officers or affiliates after the date of the merger agreement by any stockholder of Provide Commerce or purported stockholder of Provide Commerce in its capacity as such relating to the entering into of the merger agreement or the consummation of the transactions contemplated thereby; or

•	the failure of us to meet internal or analysts’ financial expectations or projections (it being understood, however, that any circumstance, change or effect causing or contributing to such failure to meet financial expectations or projections may constitute a material adverse effect with respect to us and may be taken into account in determining whether a material adverse effect has occurred with respect to us).

In addition, the obligations of Provide Commerce to complete the merger are subject to the satisfaction or waiver by Provide Commerce of conditions, including the following:

•

Liberty Media’s and Merger Sub’s representations and warranties must be true and correct as of the date of the merger agreement and the date of the closing of the merger, except representations and warranties that speak as of an earlier date, which must be true and correct as of that earlier date, subject to specified materiality qualifications; however specified representations and warranties must be true and correct in all respects as of the date of the merger agreement and the date of the closing of the merger;

•	Liberty Media and Merger Sub must have each performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in the merger agreement to be performed or complied with by them prior to or on the closing date of the merger; and

•	our receipt of a certificate from Liberty Media certifying the accuracy of its representations and warranties and performance of its obligations as of the merger agreement and the closing date.

Termination

We and Liberty Media may by mutual written consent terminate the merger agreement at any time prior to the completion of the merger, whether before or after stockholder approval has been obtained.

In addition, either we or Liberty Media may terminate the merger agreement at any time prior to the effective time of the merger (notwithstanding any approval by the stockholders of Provide Commerce):

•	if the closing has not occurred on or before June 30, 2006 so long as the failure to complete the merger by such date is not the result of the failure of the party seeking to terminate to comply with the terms of the merger agreement;

•	if our stockholders do not adopt the merger agreement at the special meeting or any postponement or adjournment thereof so long as the failure to obtain such stockholder approval is not the result of the failure of the party seeking to terminate to comply with the terms of the merger agreement, and in our case, not until two days following the failure to obtain stockholder approval if our board has previously withdrawn or modified its approval or recommendation of the merger agreement in a manner adverse to Liberty Media or failed to reconfirm its recommendation of the merger agreement within three business days after a written request by Liberty Media to do so;

•	if a governmental entity has issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the merger that is in effect and has become final and nonappealable; or

•	if the other party fails in any material respect to perform or comply with any of its covenants and agreements in the merger agreement, or breaches any of its representations and warranties, in each case, that is not curable, such that specified closing conditions would not be satisfied.

Liberty Media may terminate the merger agreement:

•	prior to the adoption of the merger agreement by our stockholders, if our board (i) withdraws or modifies in a manner adverse to Liberty Media its approval or recommendation of the merger agreement, or (ii) following the public announcement by a third party of an alternative proposal, fails to reconfirm its recommendation of the merger agreement within three business days after a written request by Liberty Media to do so; or

•	prior to the consummation of the merger, if any of the retention agreements and amendments to employment agreements with each of William Strauss and Abraham Wijnperle, executed as of the date of the merger agreement, are terminated or are no longer in full force and effect.

We may terminate the merger agreement at any time prior to the adoption of the merger agreement by our stockholders if:

•	we have not breached the provisions of the merger agreement relating to the non-solicitation of alternative proposals as described in “—No Solicitation of Alternative Proposals”;

•	our board of directors authorizes us to enter into an agreement with respect to a superior proposal in accordance with the terms of the merger agreement;

•	Liberty Media fails to propose an amendment to the merger agreement to provide for terms and conditions no less favorable than the superior proposal;

•	we pay to Liberty Media the termination fee of $15.7 million; and

•	we deliver to Liberty Media a written certification from each party to such superior proposal that it is aware of the termination fee and waiving any right to contest such termination fee.

Termination Fee

We are obligated to pay Liberty Media a fee of $15.7 million in connection with the termination of the merger agreement under the following circumstances:

•	if Liberty Media terminates the merger agreement as a result of our board of directors:

•	withdrawing or modifying in a manner adverse to Liberty Media its recommendation in favor of the adoption of the merger agreement; or

•	failing to reconfirm such recommendation within three business days of a request from Liberty Media to do so, following the public announcement by a third party of an alternative proposal;

•	if we terminate the merger agreement after our board of directors authorizes us to enter into an agreement providing for a superior proposal and Liberty Media does not respond with a matching offer within three business days; or

•	if we or Liberty Media terminate the merger agreement due to:

•	our stockholders fail to adopt the merger agreement or the merger not having been completed by June 30, 2006;

•	an alternative proposal shall have been publicly made (and not withdrawn) prior to the special meeting of our stockholders; and

•	within six months of the termination of the merger agreement, we enter into a transaction that if proposed prior to the termination would have constituted an alternative proposal, and such transaction is ultimately consummated.

Expenses

The merger agreement provides that other than any antitrust filing fees, which shall be shared equally by Provide Commerce and Liberty Media, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring the expenses.

Amendment

The merger agreement may be amended by the parties at any time before or after any approval of the merger agreement by the Provide Commerce stockholders, but after the stockholder approval, no amendment may be made for which the law requires stockholder approval without such stockholder approval.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding ownership of Provide Commerce common stock as of December 2, 2005, except as otherwise noted, by:

•	each of those persons owning of record or known by Provide Commerce to be the beneficial owner of more than five percent of outstanding Provide Commerce common stock;

•	each of Provide Commerce’s directors;

•	each of Provide Commerce’s executive officers; and

•	all of Provide Commerce’s directors and executive officers as a group.

The number of shares of Provide Commerce common stock outstanding on December 2, 2005 was 12,086,916. Except as noted, all information with respect to beneficial ownership has been furnished by each director or officer or is based on filings with the Securities and Exchange Commission. Unless otherwise indicated below and other than the voting agreement entered into with Liberty Media, voting and investment power of shares reported in this table is not shared with others. Beneficial ownership of Provide Commerce common stock has been determined according to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, which provide that a person is deemed to be the beneficial owner of shares of stock if the person, directly or indirectly, has or shares the voting or investment power of that stock, or has the right to acquire ownership of the stock within 60 days. The address for those individuals for whom an address is not otherwise indicated is: c/o Provide Commerce, Inc., 5005 Wateridge Vista Drive, San Diego, California 92121.

Ownership of Major Stockholders

	Beneficial Ownership
Beneficial Owner and Address	Number of Shares	Number of Shares Underlying Options or Warrants	Percent of Total
Five Percent Stockholders:
Morgan Stanley Investment Management, Inc.(1) 1221 Avenue of the Americas, New York, New York 10020	816,910	—	6.8%

Internet Floral Concepts, L.P.(2) P.O. Box 4659, Boulder, Colorado 80306	3,514,692	312,674	30.9

Jovian Holdings, LLC(2) (formerly known as JPS International LLC) 303 East 17th Avenue, Suite 1080, Denver, Colorado 80203	3,514,692	312,674	30.9

Jared Schutz Polis(2) c/o Jovian Holdings, LLC 303 East 17th Avenue, Suite 1080, Denver, Colorado 80203	3,514,692	312,674	30.9

Tracer Capital Management, L.L.C.(3) 540 Madison Avenue, 21st Floor, New York, New York 10022	716,862	—	5.9

Waddell & Reed Financial, Inc.(4) P.O. Box 29217, Shawnee Mission, Kansas 66201	946,400	—	7.8

Wells Capital Management(5) 525 Market Street, 10th Floor, San Francisco, California 94105	776,939	—	6.4

(1)	As reported by Morgan Stanley Investment Management, L.L.C. on a Form 13F filed with the SEC on November 15, 2005.

(2)	Includes (a) 6,541 shares held by Mr. Polis, (b) 312,674 shares subject to warrants held by Mr. Polis, (c) 60,947 shares held by Internet Floral Concepts, L.P. and (d) 3,447,204 shares held by Jovian Holdings, LLC (formerly known as JPS International, LLC).

•	Mr. Polis is the sole owner and managing member of Jovian Holdings, LLC (formerly known as JPS International, LLC) which is a general partner of, and possesses investment power over, the shares of our capital stock held by Internet Floral Concepts, L.P.

(3)	As reported by Tracer Capital Management, L.L.C. on a Form 13F filed with the SEC on November 14, 2005.
(4)	As reported by Waddell & Reed Financial, Inc. on a Form 13F filed with the SEC on November 14, 2005.
(5)	As reported by Wells Capital Management on a Form 13F filed with the SEC on November 10, 2005.

Ownership of Directors and Officers

	Beneficial Ownership
Beneficial Owner	Number of Shares	Number of Shares Underlying Options or Warrants	Percent of Total
Executive Officers and Directors:
William Strauss(1)	30,330	777,697	6.2%
Abraham Wijnperle(2)	169,666	226,382	3.2
Kevin Hall	—	79,797	*
Mark Sottosanti	14,983	53,766	*
Blake Bilstad	937	35,000	*
Jonathan Sills	—	71,526	*
Rex Bosen	1,650	29,939	*
W. Eric Carlborg	—	150,000	1.2
Kenneth Constable(3)	—	—	*
Joel T. Citron(4)(5)	3,518,692	491,405	31.9
David E. R. Dangoor(6)	2,000	16,500	*
Joseph P. Kennedy(6)	2,000	57,647	*
Arthur B. Laffer, Ph.D.(5)(6)(7)	3,618,211	462,482	32.5
Peter J. McLaughlin(6)	2,000	16,500	*
James M. Myers(6)	4,000	16,500	*
Jordanna Schutz(6)(8)	73,774	16,500	*
Marilyn R. Seymann, Ph.D.(6)	3,000	14,000	*
All directors and executive officers as a group (16 persons)(9)	3,926,551	2,195,967	42.9

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	Includes 20,000 shares of restricted stock.
(2)	Includes 10,000 shares of restricted stock.
(3)	Mr. Constable’s last day of employment with us was August 28, 2005.
(4)	Includes 4,000 shares of restricted stock.
(5)	Includes (a) 6,541 shares held by Mr. Polis, (b) 312,674 shares subject to warrants held by Mr. Polis, (c) 60,947 shares held by Internet Floral Concepts, L.P. and (d) 3,447,204 shares held by Jovian Holdings, LLC (formerly known as JPS International, LLC).

•

Mr. Citron, our chairman of the board, is the president and chief executive officer and a member of the board of directors of Jovian Holdings, Inc., which is the investment advisory and decision making entity for our stockholders Jovian Holdings, LLC (formerly known as JPS International, LLC) and Internet Floral Concepts, L.P. and for the shares of our capital stock held by Mr. Polis. Jovian Holdings, Inc. is a wholly owned subsidiary of Jovian Holdings, LLC. Mr. Polis, Dr. Stephen Schutz, one of our former directors, Dr. Laffer, one of our directors and a former member of our compensation committee, and Jordanna Schutz, a current director, each serve on the board of directors of Jovian Holdings, Inc. Mr. Citron has entered into an employment agreement with Jovian Holdings, Inc. under which, as consideration for Mr. Citron’s services as president and chief executive officer and for the appreciation in value of a portfolio of securities held by Jovian Holdings, LLC and its affiliates, Jovian Holdings, Inc. is obligated to pay him 6% of any distributions on or proceeds from the sale of shares of our capital stock held by Jovian Holdings, LLC, Internet Floral Concepts, L.P. or Mr. Polis above a predetermined valuation as well as 6% of the aggregate appreciation in the fair market value, if any, of such shares above the predetermined valuation. Jovian Holdings, LLC paid Mr. Citron a $750,000 fee upon the completion of our initial public offering. Mr. Citron may be deemed to beneficially own the shares held by Jovian Holdings, LLC, Internet Floral Concepts, L.P. and Mr. Polis, as well as the shares subject to options held by Mr. Polis exercisable at any time. Mr. Citron disclaims beneficial ownership of the shares held by Jovian Holdings, LLC, Internet Floral Concepts, L.P. and Mr. Polis, as well as the shares subject to options held by Mr. Polis exercisable at any time, except to the extent of his pecuniary interest in Jovian Holdings, Inc.

•	Dr. Laffer, a member of our board of directors, is also a member of the board of directors of Jovian Holdings, Inc. Dr. Laffer receives an annual cash retainer from Jovian Holdings, Inc. and may receive annual and one-time incentive payments associated with the performance of the Jovian Holdings’ portfolio, including the shares of Provide Commerce held by Jovian Holdings.

(6)	Includes 2,000 shares of restricted stock.
(7)	Includes 3,291 shares held of record by Laffer Associates. Dr. Laffer is the chief executive officer of Laffer Advisors, Inc., a broker/dealer and registered member of the National Association of Securities Dealers, Inc. Dr. Laffer received the shares in his individual capacity and Laffer Advisors has no beneficial or other interest in such shares. Dr. Laffer purchased the securities referenced in this table in the ordinary course of business, and at the time of purchase of these securities, had no agreements or understandings, directly or indirectly, with any person to sell the securities. Dr. Laffer is entitled to request registration of the re-sale of these shares subject to the registration rights of the holders of common stock received upon the reclassification of our Series B preferred stock.
(8)	Includes 71,774 shares held of record by Cove II, L.P.
(9)	Includes 375,208 shares subject to warrants and 1,398,613 shares subject to options exercisable at any time.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public stockholders of Provide Commerce and no public participation in any future meetings of our stockholders. However, if the merger is not completed, we will hold a 2006 annual meeting of stockholders. In that event, Provide Commerce stockholders may submit proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of our stockholders by submitting their proposals in writing to the Secretary of Provide Commerce. Under the present rules of the SEC, to be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by June 13, 2006 (which is 120 days prior to the first anniversary of the mailing date of Provide Commerce’s proxy statement released to stockholders in connection with the previous year’s annual meeting), to Provide Commerce’s Secretary at 5005 Wateridge Vista Drive, San Diego, California 92121. Under our restated bylaws, stockholders wishing to submit proposals or director nominations for our 2006 annual meeting of stockholders must do so no later than July 13, 2006, which is 120 days prior to the first anniversary of our 2005 annual meeting date, unless the date of the 2006 annual meeting of stockholders is more than 30 days before or after the one-year anniversary of the 2005 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by our board of directors for the 2006 annual meeting may exercise discretionary voting power regarding any such proposal. Stockholders are also advised to review our restated bylaws, which contain additional advance notice requirements, including requirements with respect to advance notice of stockholder proposals and director nominations. Provide Commerce reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

OTHER MATTERS

The Provide Commerce board of directors knows of no other matters that are likely to be brought before the meeting, but if other matters do properly come before the meeting for which (i) we receive notice not less than thirty (30) days nor more than sixty (60) days prior to the meeting; provided, however than in the event that less than forty (40) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made or (ii) applicable laws otherwise permit proxies to vote on a discretionary basis, it is intended that the person authorized under solicited proxies will vote or act thereon in accordance with his or her own judgment.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

Provide Commerce is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Provide Commerce files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.

This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC.

SEC filings	Period
Annual Report on Form 10-K	Year ended June 30, 2005, as filed on September 13, 2005
Quarterly Report on Form 10-Q	Quarter ended September 30, 2005, as filed on November 9, 2005
Current Report on Form 8-K	As filed on December 8, 2005
Current Report on Form 8-K	As filed on December 6, 2005
Current Report on Form 8-K	As filed on December 5, 2005
Current Report on Form 8-K	As filed on November 15, 2005
Current Report on Form 8-K	As filed on September 20, 2005
Current Report on Form 8-K	As filed on September 14, 2005
Current Report on Form 8-K	As filed on September 2, 2005

We also incorporate by reference additional documents that may be filed with the SEC between the date of this proxy statement and the date of the special meeting of stockholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Stockholders may obtain documents incorporated by reference in this proxy statement and other information relating to Provide Commerce at its website www.providecommerce.com.

You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. This proxy statement is dated [DATE], 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact Provide Commerce’s proxy solicitors, [PROXY SOLICITOR], toll-free at [PHONE NUMBER].

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and among

LIBERTY MEDIA CORPORATION,

BAREFOOT ACQUISITION, INC.

and

PROVIDE COMMERCE, INC.

Dated as of December 4, 2005

i

EXHIBITS

Exhibit 2.1(a)    Form of Certificate of Merger

SCHEDULES

Company Disclosure Schedule

ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made as of this 4th day of December, 2005, by and among Liberty Media Corporation, a Delaware corporation (“Parent”), Barefoot Acquisition, Inc., a Delaware corporation (“Merger Sub”) and Provide Commerce, Inc., a Delaware corporation (the “Company”).

WHEREAS, the parties are entering into this Agreement to provide for the terms and conditions upon which the Company will be acquired by Parent by means of a merger of Merger Sub, a newly formed, wholly owned Subsidiary of Parent, with and into the Company (the “Merger”);

WHEREAS the respective Boards of Directors of Parent, Sub and the Company have approved and declared advisable this Agreement and the Merger on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings unless the context otherwise requires:

An “Affiliate” of any Person shall mean any other Person that, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to “control,” be “controlled by” or be “under common control with” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management or policies of such Person whether through the ownership of voting securities or partnership interests, by contract or otherwise.

“Agreement” shall mean this Agreement and Plan of Merger, including all Exhibits and Schedules hereto.

“Alternative Proposal” shall mean (A) any proposal (whether or not in writing and whether or not delivered to the Company’s stockholders generally), other than as contemplated by this Agreement or otherwise proposed by Parent or Merger Sub, regarding (i) a merger, consolidation, tender offer, share exchange or other business combination or similar transaction involving the Company, (ii) the issuance by the Company of any equity interest in or any voting securities of the Company which constitutes 20% or more of the total of such equity interests or voting securities of the Company, (iii) the acquisition in any manner, directly or indirectly, of 20% or more of the assets of the Company, (iv) the acquisition by any Person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 20% or more of the then outstanding shares of capital stock of the Company or (v) any transaction the effect of which would be reasonably likely to prohibit, restrict or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement; or (B) the occurrence of any of the transactions described in clauses (i) – (v) of (A) above or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Change of Control” shall mean any (i) change in the direct or indirect record or beneficial ownership of any of the equity securities of the Company or any of its Subsidiaries, (ii) merger, consolidation, statutory

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share exchange or other transaction involving the Company or any of its Subsidiaries or (iii) change in the composition of the board of directors or other governing body of the Company or any of its Subsidiaries.

“Change of Control Covenant” shall mean any covenant, agreement or other provision pursuant to which the occurrence or existence of a Change of Control would result in a violation or breach of, constitute (with or without due notice or lapse of time or both) or permit any Person to declare a default or event of default under, give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments under, give rise to or accelerate any material obligation (including any obligation to, or to offer to, repurchase, prepay, repay or make increased payments) or result in the loss or modification of any material right or benefit under, or result in any Restriction or give any Person the right to obtain any Restriction on any capital stock or other securities or ownership interests pursuant to, or result in any Lien or give any Person the right to obtain any Lien on any material asset pursuant to, any Contract to which the Company is or becomes a party or to which the Company or any of its assets are or become subject or bound.

“Closing” shall mean the consummation of the transactions contemplated by this Agreement.

“Closing Date” shall mean the date on which the Closing occurs pursuant to Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commission” shall mean the Securities and Exchange Commission and the staff of the Securities and Exchange Commission.

“Company Common Stock” shall mean the Common Stock, par value $.001 per share, of the Company.

“Company Disclosure Schedule” shall mean the disclosure schedule, dated as of the date of this Agreement, delivered by the Company to Parent.

“Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company, or, following the Merger, on the Surviving Entity, or a material adverse effect on the ability of the Company to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

“Company Restricted Stock” shall mean any outstanding shares of Company Common Stock that are subject to forfeiture and transfer restrictions pursuant to the Company Stock Plans.

“Company Stock Option” shall mean any outstanding option to purchase shares of Company Common Stock issued by the Company (i) pursuant to the Company Stock Plans or (ii) to Abraham Wijnperle pursuant to the Stock Option Agreements, dated as of December 17, 1999 and October 16, 2000, respectively.

“Company Stock Plans” shall mean the following: (i) the Company 1998 Stock Option/Stock Issuance Plan, (ii) the Company 1999 Stock Option/Stock Issuance Plan and (iii) the Company Amended and Restated 2003 Stock Incentive Plan.

“Contract” shall mean any note, bond, indenture, mortgage, deed of trust, lease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or practice, or other agreement, obligation, commitment, arrangement or concession of any nature whatsoever, oral or written.

“DGCL” shall mean the General Corporation Law of the State of Delaware.

“Effective Time” shall mean the time when the Merger of Merger Sub with and into the Company becomes effective under applicable law as provided in Section 2.1(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“GAAP” shall mean generally accepted accounting principles as accepted by the accounting profession in the United States as in effect from time to time.

“Governmental Entity” shall mean any court, arbitrator, administrative or other governmental department, agency, commission, authority or instrumentality, domestic or foreign.

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“Hart-Scott Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations thereunder.

“Indebtedness” shall mean, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) all obligations of such Person for borrowed money required to be reflected as indebtedness on such Person’s financial statements prepared in accordance with GAAP; (ii) liabilities or obligations issued or assumed as the deferred purchase price of property or services (excluding accounts payable); or (iii) liabilities or obligations relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person.

“Intellectual Property” shall mean all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto; (iv) trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals), collectively “Trade Secrets”; (v) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (vi) all the goodwill associated with each of the foregoing and symbolized thereby; and (vii) rights to recover for past, present and future violations of each of the foregoing.

“IT Assets” means the Company’s computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“Legal Proceeding” shall mean any private or governmental action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.

“Lien” shall mean any security interest, mortgage, pledge, hypothecation, charge, encumbrance or other lien of any kind.

“Material Adverse Effect” on any Person shall mean any circumstance, change or effect that is or would reasonably be expected to be materially adverse to the business, assets, liabilities, financial condition or results of operations of such Person, other than any circumstance, change or effect resulting from (i) changes in general economic conditions affecting the global securities or capital markets generally, (ii) changes generally affecting the industries in which such Person operates so long as such changes do not affect such Person in a disproportionate manner, (iii) changes in GAAP or applicable laws, (iv) any lawsuit or litigation (including shareholder class action and derivative litigation) commenced or threatened against the Company, its directors, officers or Affiliates after the date hereof by any stockholder of the Company or purported stockholder of the Company in its capacity as such relating to the entering into of this Agreement or the consummation of the transactions contemplated hereby; or (v) the failure of any Person to meet internal or analysts’ financial expectations or projections (it being understood, however, that any circumstance, change or effect causing or contributing to such failure to meet financial expectations or projections may constitute a Material Adverse Effect with respect to such Person and may be taken into account in determining whether a Material Adverse Effect has occurred with respect to such Person).

3

“NASDAQ” shall mean The Nasdaq National Market.

“Parent Material Adverse Effect” shall mean a Material Adverse Effect on Parent and its Subsidiaries taken as a whole or a material adverse effect on the ability of Parent and Merger Sub to perform their obligations under, and to consummate the transactions contemplated by, this Agreement.

“Permitted Encumbrances” shall mean the following Liens with respect to the properties and assets of the Company: (i) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company’s books; (ii) Liens and rights of set off of carriers, warehousemen, mechanics, materialmen, repairmen, workmen and landlords and similar Liens and rights of set off imposed by law incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the Company’s books; (iii) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases, bids, and contracts and similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; (iv) Liens on property acquired or held by the Company in the ordinary course of business to secure the purchase price of such property or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property not exceeding $25,000 individually, or $250,000 in the aggregate; (v) all laws and governmental orders, including zoning and planning restrictions, and (vi) easements, restrictions, covenants, minor defects of title and other Liens which are not, in the aggregate, material and which do not, individually or in the aggregate, materially and adversely affect the value of or the Company’s use or occupancy of the property affected thereby.

“Person” shall mean an individual, partnership, corporation, limited liability company, trust, unincorporated organization, association, or joint venture or a government, agency, political subdivision, or instrumentality thereof.

“Restriction”, with respect to any capital stock or other security, shall mean any voting or other trust or agreement, option, warrant, escrow arrangement, proxy, buy-sell agreement, power of attorney or other Contract, or any law, rule, regulation, order, judgment or decree which, conditionally or unconditionally: (i) grants to any Person the right to purchase or otherwise acquire, or obligates any Person to purchase or sell or otherwise acquire, dispose of or issue, or otherwise results in or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, may result in, any Person acquiring, (A) any of such capital stock or other security; (B) any of the proceeds of, or any distributions paid or which are or may become payable with respect to, any of such capital stock or other security; or (C) any interest in such capital stock or other security or any such proceeds or distributions; (ii) restricts or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, would reasonably be expected to restrict the transfer or voting of, or the exercise of any rights or the enjoyment of any benefits arising by reason of ownership of, any such capital stock or other security or any such proceeds or distributions; or (iii) creates or, whether upon the occurrence of any event or with notice or lapse of time or both or otherwise, would reasonably be expected to create a Lien or purported Lien affecting such capital stock or other security, proceeds or distributions; provided that the term “Restriction” shall not include any transfer restrictions imposed on capital stock or other securities by state and federal securities laws.

“Retention Agreements” shall mean each of (i) the Retention Agreement by and among William Strauss, the Company and Parent executed contemporaneously herewith and (ii) the Retention Agreement by and among Abraham Wijnperle, the Company and Parent executed contemporaneously herewith.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Significant Stockholder” shall mean any Person known to the Company to be the beneficial owner of 5% or more of the outstanding shares of Company Common Stock.

4

“Subsidiary,” when used with respect to any Person, shall mean any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Surviving Entity” shall mean the Company as the surviving entity in the Merger as provided in Section 2.1(b).

“Surviving Entity Agreements” shall mean (i) the Retention Agreements, (ii) the Third Amendment to Employment Agreement, dated as of December 4, 2005, by and among the Company and William Strauss, (iii) the Fourth Amendment to Employment Agreement, dated as of December 4, 2005, by and among the Company and Abraham Wijnperle, and (iv) the Tax Liability Allocation and Indemnification Agreement, dated as of December 4, 2005, between Parent and the Company.

“Tax” and “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax payable in respect thereof, imposed by any Governmental Entity (whether federal, state, local, foreign or otherwise) or any agency or political subdivision of any such Governmental Entity, which taxes will include, without limiting the generality of the foregoing, all income and profits taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, goods and services taxes, ad valorem taxes, value added taxes, customs duties, excise taxes, franchise taxes, gross receipts taxes, business license taxes, withholding taxes, real and personal property taxes, health insurance and other government pension plan premiums or contributions, stamp taxes, capital taxes, environmental taxes, transfer taxes and other obligations of the same or of a similar nature to any of the foregoing.

“Tax Returns” shall mean all reports, forms, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes.

“Treasury Regulations” shall mean the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

“Warrant Letter Agreements” shall mean each of (i) the letter agreement, dated December 4, 2005, by and between the Company and Jared S, Polis and (ii) the letter agreement, dated December 4, 2005, by and between the Company and Arthur B. Laffer.

“Wholly Owned Subsidiary” shall mean, as to any Person, a Subsidiary of such person 100% of the equity and voting interest in which is owned, directly or indirectly, by such Person.

1.2 Additional Definitions. The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:

Defined Term	Section
Adware	4.17(m)
Agreement	Preamble
Business Intellectual Property	4.17(a)
Business Trade Secrets	4.17(i)
Certificates	2.4(a)
Certificate of Merger	2.1(a)
Claim	6.9(a)
Company	Preamble
Company Annual Report	4.1
Company Board	3.1

5

Defined Term	Section
Company Bylaws	3.1
Company Charter	3.1
Company Licensed Intellectual Property	4.17(a)
Company Owned Intellectual Property	4.17(a)
Company Plans	4.13(a)
Company Preferred Stock	4.3(a)
Company SEC Reports	4.4(a)
Company Warrant	2.3(b)(iii)
Confidentiality Agreement	6.2
Contract Consent	4.5(c)
Contract Notice	4.5(c)
Convertible Securities	4.3(c)
Dissenting Shares	2.5
Environmental Laws	4.10(b)
ERISA	3.5(a)
ERISA Affiliate	4.13(b)
ESPP	2.3(b)(iv)
Exchange Fund	2.4(a)
Fairness Opinion	4.14
Governmental Consent	4.5(b)
Governmental Filing	4.5(b)
Indemnified Party	6.9(a)
Indemnified Liabilities	6.9(a)
Injunction	3.4
Intellectual Property Contracts	4.17(d)
Investment Security	4.6(c)
JP Morgan	4.11
Leased Real Property	4.18(e)
Leases	4.18(e)
Licenses	4.10(a)
Material Contract	4.18(a)
Merger	Recitals
Merger Consideration	2.3(a)(i)
Merger Proposal	3.1
Merger Sub	Preamble
Option Consideration	2.3(b)(i)
Parachute Gross-Up Payment	4.13(h)
Parent	Preamble
Parent Plans	3.5(a)
Paying Agent	2.4(a)
Permits	4.10(a)
Proxy Statement	3.2
Rabbi Trusts	3.5(b)
Sarbanes-Oxley Act	4.4(d)
Section 262	2.5
SPD	4.13(a)
Special Meeting	3.1
Spyware	4.17(m)
Suit	4.17(c)
Superior Proposal	6.5(b)
Termination Date	8.2

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Defined Term	Section
Termination Fee	8.5(b)
Top Hat Plan	4.13(j)
Violation	4.5(d)
Voting Debt	4.3(b)
Warrant Consideration	2.3(b)(iii)

1.3 Terms Generally. The definitions set forth or referenced in Sections 1.1 and 1.2 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. As used herein, the phrase “to the Company’s knowledge”, or any similar phrase or term relating to the knowledge of the Company means the actual knowledge of any of the executive officers or directors of the Company. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice shall be deferred until, or may be taken or given on, the next business day. References to the term “business day” shall mean any day that is not a Saturday, Sunday or day on which banks in New York, New York are authorized or required by law to close.

ARTICLE II

THE MERGER

AND RELATED MATTERS

2.1 The Merger.

(a) Merger; Effective Time. At the Effective Time and subject to and upon the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company in accordance with the provisions of the DGCL, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Entity. The Effective Time shall occur upon the filing with the Secretary of State of the State of Delaware of a Certificate of Merger (the “Certificate of Merger”) substantially in the form of Exhibit 2.1(a) and executed in accordance with the applicable provisions of the DGCL, or at such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger. Provided that this Agreement has not been terminated pursuant to Article VIII, the parties will cause the Certificate of Merger to be filed as soon as practicable after the Closing.

(b) Effects of the Merger. The Merger shall have the effects set forth in Sections 259 and 261 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Entity. If, at any time after the Effective Time, the Surviving Entity considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm (of record or otherwise) in the Surviving Entity its right, title or interest in, to or under any of the rights, properties, or assets of either the Company or Merger Sub, or otherwise to carry out the intent and purposes of this Agreement, the officers and directors of the Surviving Entity will be authorized to execute and deliver, in the name and on behalf of each of the Company and Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in

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the name and on behalf of each of the Company and Merger Sub, all such other actions and things as the Board of Directors of the Surviving Entity may determine to be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out the intent and purposes of this Agreement.

(c) Certificate of Incorporation and Bylaws of Surviving Entity. At the Effective Time, the Company Charter shall be amended pursuant to the Certificate of Merger to be identical to the Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time, except that Article FIRST thereof shall read as follows: “The name of the Corporation (which is hereinafter called the “Corporation”) is Provide Commerce, Inc.” Such Company Charter as so amended shall be the Certificate of Incorporation of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof and the DGCL. At the Effective Time, the Company Bylaws shall be amended to be identical to the bylaws of Merger Sub in effect immediately prior to the Effective Time and, in such amended form, shall be the Bylaws of the Surviving Entity until thereafter duly amended or restated in accordance with the terms thereof, the terms of the Certificate of Incorporation of the Surviving Entity and the DGCL.

(d) Directors and Officers of Surviving Entity. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Entity and all such directors will hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Entity, or as otherwise provided by applicable law. At the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Entity and all such officers will hold office until their respective successors are duly appointed and qualify in the manner provided in the Bylaws of the Surviving Entity, or as otherwise provided by applicable law.

2.2 Closing. The Closing shall take place at 10:00 a.m. (Pacific time) at the offices of Latham & Watkins LLP, 12636 High Bluff Drive, Suite 400, San Diego, California 92130, on the third business day immediately following the date on which the last of the conditions set forth in Article VII hereof is satisfied or waived (other than the filing of the Certificate of Merger and other than any such conditions which by their terms are not capable of being satisfied until the Closing Date), or on such other date and at such other time or place as is mutually agreed by Parent and the Company.

2.3 Conversion of Securities.

(a) Conversion of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of their respective securities:

(i) each share of Company Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares subject to Section 2.5 and shares to be cancelled in accordance with Section 2.3(a)(ii)) shall be converted into the right to receive, and shall be exchangeable for, $33.75 in cash (the “Merger Consideration”), subject to adjustment in the event of any stock split, stock combination, stock dividend, reclassification or other similar action taken with respect to the outstanding Company Common Stock between the date hereof and prior to the Effective Time.

(ii) Each share of Company Common Stock that immediately prior to the Effective Time is owned by the Company as a treasury share or otherwise, or owned by Parent or any Wholly Owned Subsidiary of Parent shall no longer be outstanding and shall automatically be cancelled and retired without any payment of any consideration therefor and without any conversion thereof into the Merger Consideration.

(iii) All shares of Company Common Stock converted into the right to receive Merger Consideration pursuant to this Section 2.3 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be issued pursuant to this Section 2.3(a) upon the surrender of such certificate in accordance with Section 2.4, without interest.

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(b) Treatment of Company Stock Options, Restricted Stock, Warrants and Stock Purchase Plan.

(i) The Company shall take all necessary actions (including, without limitation, the necessary board of directors resolutions and notice to holders of Company Stock Options) so that, contingent upon the Merger having occurred at the Effective Time in accordance with Section 2.1(a) hereof, (x) each Company Stock Plan shall have been terminated effective immediately following the Effective Time and (y) each outstanding Company Stock Option (whether or not then exercisable) shall, to the extent not exercised prior to the Effective Time and without any action on the part of any holder thereof, be converted immediately following the Effective Time into the right to receive an amount (the “Option Consideration”) equal to the product of (i) the number of shares subject to such Company Stock Option multiplied by (ii) the positive amount (if any) obtained by subtracting the exercise price per share of such Company Stock Option from the Merger Consideration, payable in cash; provided, however, that the Option Consideration payable to William Strauss and Abraham Wijnperle shall be reduced by the applicable Retention Amount (as defined in the applicable Retention Agreement), which shall be held in escrow under the terms and conditions set forth in the Retention Agreements.

(ii) The Company shall take all necessary actions (including the adoption of necessary resolutions by the Company Board and providing notice to holders of Company Restricted Stock) so that, contingent upon the Merger having occurred at the Effective Time in accordance with Section 2.1(a) hereof, each outstanding share of Company Restricted Stock (whether or not vested) shall be converted into the right to receive the Merger Consideration payable in the same manner as provided for unrestricted shares of Company Common Stock.

(iii) Each warrant to purchase shares of Company Common Stock (a “Company Warrant”) that is outstanding immediately prior to the Effective Time shall, to the extent not exercised prior to the Effective Time and without any action on the part of the holder thereof, be converted immediately following the Effective Time into the right to receive an amount (the “Warrant Consideration”) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Warrant multiplied by (ii) the positive amount (if any) obtained by subtracting the exercise price per share of such Company Warrant from the Merger Consideration, payable in cash.

(iv) In accordance with the terms of the Company 2003 Employee Stock Purchase Plan (the “ESPP”), the Company shall ensure that (x) no offerings that would commence on a date following the date of this Agreement shall be permitted, (y) with respect to any offering thereunder that is in effect immediately prior to the Effective Time, each participant’s accumulated payroll deductions shall be used to purchase Company Common Stock immediately prior to the Effective Time in accordance with the terms of the ESPP and (z) the ESPP shall terminate at the Effective Time.

(c) Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of their respective securities, each share of common Stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of the common stock of the Surviving Entity and the shares of common stock of the Surviving Entity so issued in such conversion shall constitute the only outstanding shares of capital stock of the Surviving Entity.

2.4 Exchange of Shares.

(a) Appointment of Paying Agent. Prior to the Effective Time, Parent shall designate, and enter into an agreement with, such bank or trust company reasonably acceptable to the Company (the “Paying Agent”) for the purpose of (i) exchanging certificates representing issued and outstanding shares of Company Common Stock (“Certificates”) for the Merger Consideration and (ii) disbursing the Option Consideration and the Warrant Consideration. Parent will make available to the Paying Agent, at or prior to the Effective Time, the cash to be delivered in respect of the shares of Company Common Stock, the Company Stock Options and the Company Warrants (such cash being hereinafter referred to as the “Exchange Fund”). Any portion of the Exchange Fund that remains undistributed to the stockholders, option holders or warrant

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holders of the Company for 12 months after the Effective Time shall be delivered to Parent, upon demand, and any former stockholders of the Company that have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for Merger Consideration.

(b) Letter of Transmittal. As soon as reasonably practicable after the Effective Time, Parent will send, or will cause the Paying Agent to send, to each holder of record of shares of Company Common Stock, Company Stock Options and Company Warrants as of the Effective Time an applicable letter of transmittal for use in such exchange (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates theretofore representing shares of Company Common Stock and to Company Stock Options and Company Warrants, as applicable, shall pass, only upon proper delivery of such Certificates, Company Stock Options or Company Warrants, as applicable, to the Paying Agent or by appropriate guarantee of delivery in the form customarily used in transactions of this nature from a member of a national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company in the United States) in such forms as the Company and Parent may reasonably agree, for use in effecting delivery of shares of Company Common Stock to the Paying Agent.

(c) Exchange Procedure. Each holder of shares of Company Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Paying Agent of a Certificate together with a properly completed letter of transmittal, will be entitled to receive a check in the amount equal to the Merger Consideration that such holder has the right to receive pursuant to Section 2.3(a)(i). Each holder of Company Stock Options or Company Warrants that have been converted into a right to receive the Option Consideration or Warrant Consideration, as applicable, upon surrender to the Paying Agent of the related Company Stock Option or Company Warrant together with a properly completed letter of transmittal, will be entitled to receive a check in the amount equal to the Option Consideration or Warrant Consideration, as applicable, that such holder has the right to receive pursuant to Section 2.3(b). No interest shall be paid or accrued on any Merger Consideration payable to holders of Certificates, or to holders of Company Stock Options or Company Warrants. Until so surrendered, each such Certificate, Company Stock Option and Company Warrant shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration, Option Consideration or Warrant Consideration, respectively. Each Certificate, Company Stock Option and Company Warrant so surrendered shall be cancelled.

(d) Unregistered Transfers of Company Common Stock. If the Merger Consideration (or any portion thereof) is to be delivered to a Person other than the Person in whose name the Certificate surrendered in exchange therefor is registered in the transfer records of the Company, it shall be a condition to the payment of such Merger Consideration that (i) the Certificate representing such Company Common Stock surrendered to the Paying Agent in accordance with Section 2.4(c) is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form for transfer, (ii) the Person requesting such transfer pays to the Paying Agent any transfer or other taxes payable by reason of such transfer or establishes to the satisfaction of the Paying Agent that such taxes have been paid or are not required to be paid and (iii) such Person establishes to the satisfaction of Parent that such transfer would not violate applicable Federal or state securities laws or any restrictive legend on the Certificate.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed satisfactory to Parent and complying with any other reasonable requirements imposed by Parent, the Paying Agent will cause to be delivered to such Person in respect of such lost, stolen or destroyed Certificate, the Merger Consideration in respect thereof as determined in accordance with this Article II. Parent may, in its discretion, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such reasonable sum as it may direct as indemnity against any claim that may be made against Parent or the Surviving Entity with respect to the Certificate alleged to have been lost, stolen or destroyed.

(f) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books

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of the Surviving Entity of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. Subject to Section 2.4(g), if, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in, an in accordance with, this Article II.

(g) Abandoned Property Laws. Payment or delivery of the Merger Consideration shall be subject to applicable abandoned property, escheat and similar laws and neither Parent nor the Surviving Entity shall be liable to any holder of shares of Company Common Stock for any Merger Consideration that may be delivered to any public official pursuant to any such abandoned property, escheat or similar law.

(h) Withholding Rights. Parent, the Surviving Entity or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, Option Consideration and/or Warrant Consideration otherwise payable pursuant to this Agreement to any holder of Certificates, Company Stock Options or Company Warrants such amounts as Parent, the Surviving Entity or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Entity or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates, Company Stock Options or Company Warrants in respect of which such deduction and withholding was made by Parent, the Surviving Entity or the Paying Agent.

2.5 Dissenting Shares. Notwithstanding anything to the contrary in this Agreement, each outstanding share of Company Common Stock, the holder of which has demanded and perfected his demand for appraisal of the fair value of such shares in accordance with Section 262 of the DGCL (“Section 262”) and has not effectively withdrawn or lost his right to such appraisal (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration, but the holder thereof shall be entitled only to such rights as are granted by Section 262. The Company shall give Parent prompt notice upon receipt of any such written demands for appraisal of the fair value of shares of Company Common Stock and of withdrawals of such demands and any other instruments provided to the Company pursuant to Section 262.

ARTICLE III

CERTAIN ACTIONS

3.1 Stockholder Meeting. The Company and its Board of Directors (the “Company Board”) shall take all action necessary in accordance with applicable law and the Company’s Amended and Restated Certificate of Incorporation (the “Company Charter”) and Restated Bylaws (the “Company Bylaws”) to duly call and hold, as soon as practicable after the date hereof, a meeting of the Company’s stockholders (the “Special Meeting”) for the purpose of considering and voting upon the approval and adoption of this Agreement and the Merger contemplated hereby (the “Merger Proposal”). The only matters the Company shall propose to be acted on by the Company’s stockholders at the Special Meeting shall be the Merger Proposal and related matters incidental to the consummation of the Merger. Subject to Section 6.5, the Company Board shall recommend that the Company’s stockholders vote in favor of approval and adoption of the Merger Proposal and the Company will use its reasonable best efforts to solicit from its stockholders proxies in favor of such approval and adoption and take all other action necessary or advisable to secure the vote or consent of stockholders of the Company required by the DGCL, the Company Charter or otherwise to effect the Merger. The Company shall not require any vote greater than a majority of the votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock for approval of the Merger Proposal. Unless this Agreement is previously terminated in accordance with Article VIII, the Company shall submit the Merger Proposal to a vote of its stockholders at the Special Meeting even if the Company Board determines at any time after the date hereof that the Merger is no longer advisable and withdraws its recommendation that the Company’s stockholders approve the Merger Proposal.

3.2 Proxy Statement. As soon as reasonably practicable after the execution of this Agreement, Parent and the Company shall cooperate in the preparation of, and the Company shall file with the Commission, a

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preliminary proxy statement in form and substance reasonably satisfactory to Parent and the Company. The Company shall use its reasonable best efforts to respond to any comments of the Commission and to cause the proxy statement as filed with the Commission and as thereafter amended or supplemented to be approved by the Commission and mailed to the Company’s stockholders at the earliest practicable time (such proxy statement in the definitive form mailed to the Company’s stockholders, as thereafter amended or supplemented, being referred to as the “Proxy Statement”). The Proxy Statement shall include the recommendation of the Company Board in favor of approval and adoption of the Merger Proposal, except to the extent the Company Board shall have withdrawn or modified its approval or recommendation of this Agreement or the Merger as permitted by Section 6.5. The Company will notify Parent promptly of the receipt of any comments from the Commission or its staff and of any request by the Commission or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional information, and will supply Parent with copies of all correspondence between it and any of its representatives, on the one hand, and the Commission or its staff or any other governmental officials, on the other hand, with respect to the Proxy Statement, the Merger or any filing with the Commission or other government officials relating thereto. At any time prior to the Special Meeting, whenever a party becomes aware of any event that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing with the Commission or other government officials in connection with this Agreement or the transactions contemplated hereby, such party shall promptly inform the other parties of such occurrence and cooperate in the prompt filing with the Commission or its staff or any other governmental officials, and/or mailing to stockholders of the Company, of such amendment or supplement, which shall comply in all material respects with the provisions of the Securities Act and the Exchange Act. The Company, on the one hand, and Parent, on the other hand, shall promptly provide the other (or the other’s counsel) copies of all filings made by such party or parties with any Governmental Entity in connection with this Agreement or the transactions contemplated hereby. Each party hereto agrees to cooperate reasonably with each other party in connection with the preparation and filing of the preliminary proxy statement referred to above and the Proxy Statement, and any amendments or supplements to the foregoing, including providing information to the other parties with respect to itself as may be reasonably required in connection therewith.

3.3 State Takeover Statutes. Upon the request of Parent, the Company will take all reasonable steps to (i) exempt the Merger from the requirements of any applicable state takeover law and (ii) assist in any challenge by Parent to the validity or applicability to the Merger of any state takeover law.

3.4 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement and applicable law, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party’s obligation to consummate such transactions specified in Article VII to be fully satisfied or to determine whether such conditions have been satisfied. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective officers and Subsidiaries, and use their reasonable best efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) the preparation and filing with the Commission of the preliminary proxy statement referred to in Section 3.2, the Proxy Statement and any necessary amendments or supplements to any of the foregoing; (ii) seeking to have each such preliminary proxy statement cleared by the Commission as soon as reasonably practicable after filing; (iii) using all reasonable best efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Entity or other Person; (iv) (a) filing all pre-merger notification and report forms required under the Hart-Scott Act or other applicable merger control laws, (b) responding to any requests for additional information made by any Governmental Entity pursuant to the Hart-Scott Act or other applicable merger control laws, (c) promptly notifying the other party of any written communication to that party or its Affiliates from any Governmental Authority pursuant to the Hart-Scott Act or other applicable merger control laws and, subject to applicable law, permitting the other party or the other party’s counsel to review in advance any proposed written

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communication to any of the foregoing, (d) not participating, or permitting its Affiliates to participate, in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry pursuant to the Hart-Scott Act or other applicable merger control laws concerning this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate thereat, and (e) with the exception of business documents deemed confidential by the Parent (including documents submitted as attachments to each of the Parent’s Notification and Report Form under the Hart-Scott Act), furnish the Company with copies of all correspondence, filings, and communication (including memoranda furnished to any Governmental Authority) between Parent and its Affiliates, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement; (v) causing to be lifted any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Entity (an “Injunction”) of any type referred to in Section 7.1(c), or to cause to be rescinded or rendered inapplicable any statute, rule or regulation of any type referred to in Section 7.2(d); (vi) providing all such information about such party, its Subsidiaries and its officers, directors, partners and Affiliates to, and making all applications and filings with, any Governmental Entity or other Person as may be necessary or reasonably requested in connection with any of the foregoing; and (vii) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction, or causing to be rescinded or rendered inapplicable any statute, rule or regulation, referred to in clause (iii) or (v) of this sentence, (A) no party shall be required to pay any consideration (other than customary filing and similar fees), to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any of the foregoing or any other condition or requirement that is materially adverse or burdensome; and (B) none of Parent or its Affiliates shall be required to take any action pursuant to the foregoing if the taking of such action is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 7.2(d). Subject to applicable laws relating to the exchange of information, prior to making any application to or filing with any Governmental Entity in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.

3.5 Employee Matters.

(a) Subject to the requirements of the Employee Retirement Income Security Act of 1974 (“ERISA”) and the Code, Parent and the Surviving Entity shall be required to maintain each Company Plan after the Effective Time unless otherwise agreed by the board of directors of the Surviving Entity after consultation with the senior management of the Surviving Entity. To the extent the Surviving Entity elects to terminate a Company Plan after the Effective Time, each employee of the Surviving Entity at such time who was an employee of the Company immediately prior to the Effective Time and entitled to participate in such terminated Company Plan (i) shall be entitled to participate in the equivalent “employee benefit plan”, as defined in Section 3(3) of ERISA, maintained by Parent (the “Parent Plans”) to the same extent as similarly situated employees of Parent, if and to the extent Parent maintains such a plan for similarly situated employees of Parent, (ii) shall receive credit for such employee’s past service with the Company as of the Effective Time for purposes of determining eligibility, participation and vesting (but not for purposes of benefit accrual) under the Parent Plans to the extent such service was credited under the Company Plans on the Closing Date, (iii) shall not be subject to any waiting periods or limitations on benefits for pre-existing conditions under the Parent Plans, including any group health and disability plans, except to the extent such employees were subject to such limitations under the Company Plans, provided, however, that in the case of any Parent Plans that are welfare plans that require a waiting period until the first day of a calendar month, such employees shall continue to participate in a comparable Company Plan until such waiting period has expired and (iv) with respect to the plan year in which any Company Plan is so terminated, Parent Plans shall provide a credit to each employee for any co-payments, deductibles and out-of-pocket expenses paid by such employee under the Company Plans during the relevant plan year.

(b) Prior to the Effective Time, the Company shall take all necessary action to amend the Rabbi Trust Agreement for the Company’s Deferred Compensation Plan and the Rabbi Trust Agreement for the Company’s Supplemental Executive Retirement Plan (the “Rabbi Trusts”) in a form reasonably acceptable

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to Parent to provide that: (i) the transactions contemplated by this Agreement shall not constitute a “Change of Control” requiring accelerated Company or Surviving Entity contributions under any provision of the Rabbi Trusts, including Section 1.8 of each Rabbi Trust, and (ii) as of and following the Effective Time, the definition of “Change of Control” for purposes of the accelerated contribution provisions in each of the Rabbi Trusts shall conform to the definition of Change in Control set forth in the Provide Commerce, Inc. Value Plan, taking into account the “successors” provisions in Section 9 of such Plan.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents, warrants and covenants to Parent and Merger Sub as follows:

4.1 Organization and Qualification. The Company (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) except as set forth on Section 4.1(c) of the Company Disclosure Schedule, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except, in the case of clause (c), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. True and complete copies of the Company Charter and Company Bylaws in effect on the date hereof have been filed with the Commission and referenced as exhibits to the Company’s Annual Report on Form 10-K for the period ended June 30, 2005 (the “Company Annual Report”). No corporate action has been taken with respect to any amendment to the Company Charter or the Company Bylaws (except for any such amendments that have become effective and are reflected in the copies of the Company Charter and the Company Bylaws described in the preceding sentence) and no such corporate action is currently proposed. The Company’s minute books, true and complete copies of which have been made available to Parent, contain the minutes (or draft copies of the minutes) of all meetings of directors and stockholders of the Company since January 1, 2003 and such minutes accurately and fairly reflect in all material respects the actions taken at such meetings.

4.2 Authorization and Validity of Agreement. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the approval of its stockholders specified in Section 4.16, to perform its obligations hereunder and consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Company Board and by all other necessary corporate action on the part of the Company, subject, in the case of the consummation by the Company of the Merger, to the approval of the Company’s stockholders described in the previous sentence. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

4.3 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists solely of (i) 50,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on December 2, 2005, (i) 12,086,916 shares of Company Common Stock were issued and outstanding, including 48,000 shares of Company Restricted Stock, (ii) 498,200 shares of Company Common Stock were issued and held in the treasury by the Company, (iii) no shares of Company Preferred Stock were issued and outstanding or issued and held by the Company, (iv) 2,495,823 shares of Company Common Stock were reserved for issuance upon exercise of outstanding Company Stock Options and 1,296,750 additional shares of Company

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Common Stock were reserved for issuance under the Company Stock Plans, (v) 375,208 shares were reserved for issuance upon exercise of Company Warrants, and (vi) 231,742 shares were reserved for issuance under the ESPP. Except as set forth in the preceding sentence, at the close of business on December 2, 2005, no shares of capital stock or other securities or other equity interests of the Company and no phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights relating to the Company were issued, reserved for issuance or outstanding. Except as permitted to be granted and/or issued pursuant to Section 6.4 of this Agreement, since the close of business on December 2, 2005, no shares of capital stock or other securities or other equity interests of the Company and no phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights relating to the Company have been issued other than shares of Company Common Stock issued upon exercise of Company Stock Options outstanding at the close of business on December 2, 2005 referred to in clause (iv) of the second preceding sentence in accordance with their terms or pursuant to the ESPP. All outstanding shares of Company Common Stock are, and all shares of Company Common Stock which may be issued upon the exercise of Company Stock Options or Company Warrants or pursuant to the ESPP will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. All outstanding shares of Company Common Stock and Company Stock Options were issued, and all shares of Company Common Stock which may be issued upon the exercise of Company Stock Options or Company Warrants or pursuant to the ESPP will be issued, when issued, in compliance with all applicable state and federal laws concerning the offer, sale and issuance of such securities.

(b) There are no issued or outstanding bonds, debentures, notes or other Indebtedness of the Company that have the right to vote (or that are convertible into other securities having the right to vote) on any matters on which stockholders may vote (“Voting Debt”).

(c) Except for the ESPP and for the Company Stock Options and the Company Warrants outstanding on the date hereof or permitted to be granted and/or issued after the date hereof pursuant to Section 6.4 of this Agreement, there are no, and immediately after the Effective Time there will be no, outstanding or authorized subscriptions, options, warrants, securities, calls, rights, commitments or any other Contracts of any character to or by which the Company is a party or is bound that, directly or indirectly, obligate the Company (contingently or otherwise) to issue, deliver or sell or cause to be issued, delivered or sold any shares of Company Common Stock or any Company Preferred Stock or other capital stock, securities, equity interests or Voting Debt of the Company, any securities convertible into, or exercisable or exchangeable for, or evidencing the right (contingent or otherwise) to subscribe for any such shares, securities, interests or Voting Debt, or any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights, or obligating the Company to grant, extend or enter into any such subscription, option, warrant, security, call, right or Contract (collectively, “Convertible Securities”). Section 4.3(c) of the Company Disclosure Schedule sets forth with respect to each outstanding Company Stock Option as of December 2, 2005 (i) the name of the Person that holds such Company Stock Option, (ii) the total number of shares of Company Common Stock issuable upon exercise of such Company Stock Option (assuming that all conditions to the exercise thereof, including the passage of time, had been met), (iii) the Company Stock Plan pursuant to which such Company Stock Option was issued, (iv) the grant date and expiration date of such Company Stock Option, (v) the per share exercise price of such Company Stock Option, (vi) the vesting schedule and any provisions providing for or relating to the acceleration of vesting of such Company Stock Option, and (vii) any material term or condition of such Company Stock Option that is inconsistent with, or modifies a material term and condition of, the Form of Stock Option Agreement filed as an exhibit to (or incorporated by reference in) the Company Annual Report for the Company Stock Plan under which such Company Stock Option was granted (not including modifications of and inconsistencies in the vesting schedule) and which makes such Company Stock Option materially more favorable to the holder thereof. Section 4.3(c) of the Company Disclosure Schedule sets forth with respect to each outstanding award of Company Restricted Stock as of December 2, 2005 (A) the name of the Person that holds such Company Restricted Stock, (B) the total number of shares of Company Restricted Stock subject to the award (assuming that all conditions to the exercise thereof, including the passage of time, had been met), (C) the Company Stock Plan pursuant to which such Company Restricted Stock was issued,

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(D) the grant date of such Company Restricted Stock, (E) the per share purchase price of such Company Restricted Stock, (F) the vesting schedule and any provisions providing for or relating to the acceleration of vesting of such Company Restricted Stock, and (G) any material term or condition of such Company Restricted Stock that is inconsistent with, or modifies a material term and condition of, the Form of Company Restricted Stock Agreement filed as an exhibit to (or incorporated by reference in) the Company Annual Report for the Company Stock Plan under which such Company Restricted Stock was granted. Section 4.3(c) of the Company Disclosure Schedule sets forth with respect to each outstanding Company Warrant as of December 2, 2005 (tt) the name of the Person that holds such Company Warrant, (uu) the total number of shares of Company Common Stock issuable upon exercise of such Company Warrant (assuming that all conditions to the exercise thereof, including the passage of time, had been met), (vv) a description or name of the agreement pursuant to which such Company Warrant was issued, (ww) the expiration date of such Company Warrant, (xx) the per share exercise price of such Company Warrant, (yy) any provisions providing for or relating to the acceleration of exercise of such Company Warrant, and (zz) any material term or condition of such Company Warrant that is inconsistent with, or modifies a material term and condition of, the Form of Warrant to Purchase Common Stock filed as an exhibit to (or incorporated by reference in) the Company Annual Report. The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

(d) Except pursuant to the Company Stock Plans and the ESPP or as set forth on Section 4.3(d) of the Company Disclosure Schedule, the Company has not adopted, authorized or assumed any plans, arrangements or practices for the benefit of its officers, employees or directors that require or permit the issuance, sale, purchase or grant of any capital stock, securities or other equity interests or Voting Debt of the Company, any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights or any Convertible Securities.

4.4 SEC Reports and Financial Statements; Undisclosed Liabilities.

(a) The Company has made available (and, at such time the same are filed with the Commission after the date of this Agreement, will make available) to Parent through its filings with the Commission true and complete copies of all reports, registration statements, definitive proxy statements and other documents (including exhibits and in each case together with all amendments thereto) filed by the Company with the Commission since September 22, 2003 (such reports, registration statements, definitive proxy statements and other documents, together with any amendments thereto, which have been filed or which will be filed are collectively referred to as the “Company SEC Reports”). The Company SEC Reports filed or to be filed with the Commission, together with all information incorporated by reference therein, constitute all of the documents (other than preliminary materials) that the Company was required to file with the Commission since January 1, 2003. As of their respective filing dates, each of the Company SEC Reports complied, or will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated under each of the Securities Act and the Exchange Act in effect on its respective filing date. As of their respective filing dates, none of the Company SEC Reports filed with the Commission contained, and none of the Company SEC Reports to be filed with the Commission subsequent to the date of this Agreement will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) When filed with the Commission, the financial statements included in the Company SEC Reports complied, or will comply, as to form in all material respects with the applicable rules and regulations of the Commission and were prepared in accordance with GAAP, consistently applied (except as may be indicated therein or in the notes or schedules thereto). Such financial statements fairly present, or will fairly present, the financial position of the Company as at the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, recurring year-end audit adjustments. The books and records of the Company have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

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(c) Except for liabilities reserved or reflected in a balance sheet included in the Company SEC Reports filed prior to the date of this Agreement or Legal Proceedings described in the Company SEC Reports filed prior to the date of this Agreement, the Company has no liabilities, whether accrued, absolute, contingent, unliquidated or other, other than (i) liabilities incurred in the ordinary course of business after September 30, 2005 that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect or (ii) liabilities that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has not guaranteed or otherwise agreed to become responsible for any Indebtedness of any other Person.

(d) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and former principal financial officer of the Company, as applicable) has made all certifications required under Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder and under the Exchange Act (collectively, the “Sarbanes-Oxley Act”) with respect to the Company SEC Reports, and the Company has delivered to Parent a summary of any disclosure made by the Company’s management to the Company’s auditors and audit committee referred to in such certifications. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings ascribed to such terms in the Sarbanes-Oxley Act.

(e) The Company has designed and maintained a system of internal control over financial reporting (as defined in Rules 13a-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including reasonable assurance (i) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (ii) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the Company’s financial statements. To the Company’s knowledge, there are no material weaknesses in either the design or operation of the Company’s internal control over financial reporting that are reasonably likely to adversely affect the ability of the Company to record, process, summarize and report financial information. The Company has no knowledge of any fraud or suspected fraud involving (i) management of the Company who have a significant role in the Company’s internal control over financial reporting, (ii) any employees of the Company where such fraud could have a material effect on the financial statements of the Company or (iii) any officer or employee of the Company whose role, actions or activities would be required to be considered in certifying internal control over financial reporting of the Company pursuant to Section 404 of the Sarbanes-Oxley Act.

(f) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities; and such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.

4.5 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by the Company of this Agreement do not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby, will not:

(a) assuming approval and adoption of the Merger Proposal by the Company’s stockholders as contemplated by Section 4.16, conflict with or violate the Company Charter or Company Bylaws;

(b) except as set forth on Section 4.5(b) of the Company Disclosure Schedule, require any consent, approval, order or authorization of or other action by any Governmental Entity (a “Governmental Consent”) or any registration, qualification, declaration or filing with or notice to any Governmental Entity (a “Governmental Filing”), in each case on the part of the Company, except for (A) the filing of the Certificate

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of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of any other state in which the Company is qualified to do business, (B) the Governmental Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act, (C) the filing with the Commission of (1) any preliminary proxy statement and the Proxy Statement as contemplated by Section 3.2(a) and (2) such reports under Sections 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby and (D) such other Governmental Consents and Governmental Filings the absence or omission of which would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(c) except as set forth on Section 4.5(c) of the Company Disclosure Schedule, require, on the part of the Company, any consent by or approval or authorization of (a “Contract Consent”) or notice to (a “Contract Notice”) any other Person (other than a Governmental Entity), whether under Contract or otherwise, except for such Contract Consents and Contract Notices the absence or omission of which would not, either individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

(d) assuming that the Contract Consents and Contract Notices described in Section 4.5(c) of the Company Disclosure Schedule are obtained and given, conflict with or result in any violation or breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, suspension, modification or acceleration of any obligation or any increase in any payment required by, or the impairment, loss or forfeiture of any material benefit, rights or privileges under, or the creation of a Lien or Restriction, other than Permitted Encumbrances, on any properties or assets pursuant to (any such conflict, violation, breach, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”), any Contract to which the Company is a party, by which the Company or any of its assets or properties is bound or affected or pursuant to which the Company is entitled to any rights or benefits (including Licenses), except for such Violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; or

(e) assuming approval and adoption of the Merger Proposal by the Company’s stockholders as described in Section 4.16 and assuming that the Governmental Consents and Governmental Filings specified in clause (b) of this Section 4.5 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Company, or by which any of its properties or assets are bound, except for such Violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

4.6 Investment Securities; Assets; No Subsidiaries or Equity Affiliates.

(a) The Company does not, directly, or indirectly, own an investment accounted for by the equity method within the meaning of GAAP. The Company does not have, and, except as set forth in Section 4.6(a) of the Company Disclosure Schedule, has never had, any Subsidiaries.

(b) The assets owned or leased by the Company are suitable and adequate for the conduct of its business as presently conducted, and the Company has good and valid title to or valid leasehold or other contractual interests in all such assets that are material to its business free and clear of all Liens other than Permitted Encumbrances.

(c) Section 4.6(c) of the Company Disclosure Schedule sets forth as of September 30, 2005 a complete and accurate list of each capital, participating, equity or other interest owned of record or beneficially by the Company in any corporation, partnership, joint venture or other Person (each, an “Investment Security” and collectively, the “Investment Securities”). Section 4.6(c) of the Company Disclosure Schedule (i) includes, with respect to each Investment Security, the name of the corporation, partnership, joint venture or other Person with respect to which such Investment Security relates, the amount and nature of such interest, and (ii) lists all material Contracts to which the Company is a party or by which its assets or properties are bound evidencing such Investment Security, pursuant to which such Investment Security is held, evidencing Restrictions affecting such Investment Security or entered into in connection with the acquisition of such Investment Security.

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4.7 Absence of Certain Changes or Events. Except as otherwise disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, since September 30, 2005, (a) there has not been any change, and no event has occurred and no condition exists, that individually or together with all other such changes, events and conditions, has had or would reasonably be expected to have a Company Material Adverse Effect, (b) the Company has carried on its business in the ordinary course consistent with past practice, (c) the Company has not granted any stock options with respect to Company Common Stock to any director, officer, employee or independent contractor of the Company at an exercise price per share below the fair market value per share of the Company Common Stock on the date of such grant and (d) no action has been taken by the Company that, if Section 6.4 of this Agreement had then been in effect, would have been prohibited by such Section without the consent or approval of Parent, and no Contract to take any such action was entered into during such period.

4.8 Proxy Statement. The Proxy Statement will not, and the information supplied or to be supplied by the Company for inclusion or incorporation by reference in, and that is included or incorporated by reference in, any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will not, at the respective times such documents are filed, and at the time of the stockholder vote taken at the Special Meeting or on the Closing Date, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication. The Proxy Statement and the furnishing thereof by the Company will comply in all respects with the applicable requirements of the Exchange Act and the DGCL.

4.9 Legal Proceedings. Except as set forth on Section 4.9 of the Company Disclosure Schedule or disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, there is no (a) Legal Proceeding pending or, to the Company’s knowledge, threatened in writing, against, involving or affecting the Company or any of its assets or rights, in each case, that involves a claim for damages (or threatened claim that could reasonably be expected to result in damages) in excess of $100,000 individually or $1,000,000 in the aggregate, (b) judgment, decree, Injunction, rule, or order of any Governmental Entity applicable to the Company that has had or is reasonably likely to have, either individually or in the aggregate, a Company Material Adverse Effect, (c) as of the date of this Agreement, Legal Proceeding pending or, to the Company’s knowledge, threatened in writing, against the Company that seeks to restrain, enjoin or delay the consummation of the Merger or any of the other transactions contemplated by this Agreement or that seeks damages in connection therewith, or (d) as of the date of this Agreement, Injunction of any type described in Section 7.1(c); provided that any Legal Proceeding or Injunction of a type referred to in subsections (c) or (d) hereof shall not, for any purposes, be also considered under subsections (a) or (b) hereof.

4.10 Licenses; Compliance with Laws and Regulatory Requirements.

(a) The Company holds all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign (collectively, the “Licenses”), required for or which are material to the ownership of the assets and the operation of the business of the Company, except for those Licenses which the failure to hold has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. The Company is in compliance with, and has conducted its business so as to comply with, the terms of its Licenses and with all laws, rules, regulations, ordinances and codes (domestic or foreign) applicable to it, its properties or other assets or its business or operations, except where the failure so to comply has not had and would not reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company (i) has all Licenses of foreign, state and local Governmental Entities required for the operation of the facilities being operated on the date hereof by the Company (the “Permits”), (ii) has duly and currently filed all reports and other information required to be filed with any Governmental Entity in connection with such Permits and (iii) is not in violation of any of such Permits, other than the lack of Permits, delays in filing reports or possible violations that have not had, and would not be reasonably likely to have, a Company Material Adverse Effect.

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(b) (i) the Company and the operation of its business, equipment and other assets and the facilities owned or leased by it are in compliance in all material respects with all applicable Environmental Laws, (ii) the Company holds all Licenses required under Environmental Laws necessary to enable it to own, lease or otherwise hold its assets and to carry on its business as presently conducted, (iii) there are no investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending, anticipated or to the Company’s knowledge, threatened against the Company relating to or arising under any Environmental Laws, (iv) there is no ongoing remediation of or other response activity to address contamination or any other adverse environmental or indoor air quality condition and no condition that would be reasonably expected to give rise to a requirement under applicable Environmental Laws to conduct such remediation or response activities, and no Governmental Entity has proposed or to the Company’s knowledge, threatened any such remediation or response, at any real property currently or formerly leased or owned by the Company, or resulting from any activity of the Company, (v) the Company has not received any written notice alleging a violation of or liability of the Company under any Environmental Laws and (vi) the Company has not contractually agreed to assume or provide an indemnity for environmental liabilities of any third party. For purposes of this Agreement, the term “Environmental Laws” means any federal, state, local or foreign law, statute, rule or regulation or the common law relating to the environment, the management of hazardous or toxic substances, the protection of natural resources or wildlife, or occupational or public health and safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and the federal Occupational Safety and Health Act of 1970, as amended, and any state or foreign law counterpart.

(c) The Company is not in conflict with, in default or violation of, and since January 1, 2003 has not been investigated for, or charged by any Governmental Entity with, a violation of any material law, rule, regulation, order, judgment or decree applicable to the Company or by which its properties is bound or affected, except for any such conflict, default or violation that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. In furtherance and not in limitation of the foregoing, the Company has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any government official or other governmental party, in the United States or any other country, which is in any manner related to the business or operations of such entities and which is or was illegal under any applicable law (including the U.S. Foreign Corrupt Practices Act and rules and regulations promulgated thereunder).

4.11 Brokers or Finders. Other than J.P. Morgan Securities Inc. (“JPMorgan”), no agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by the Company or its directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement. A true and complete copy of the engagement letter pursuant to which any such fee, commission or reimbursement obligation is payable, or indemnification or contribution obligation is provided, has been made available to Parent by the Company prior to the date of this Agreement.

4.12 Tax Matters.

(a) Except as set forth in Section 4.12(a) of the Company Disclosure Schedule, the Company has filed or has caused to be filed in a timely manner (within any applicable extension period) all Tax Returns that it was required to file pursuant to the Code (and any applicable Treasury Regulations) and all other applicable federal, state, local and foreign laws. All such Tax Returns are accurate and complete in all material respects and have been prepared in substantial compliance with all applicable federal, state, local and foreign laws. All Taxes due and owing by the Company have been paid, and the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve (excluding any reserves for deferred Taxes established to reflect timing differences between book and tax income) for all Taxes payable by the Company for all taxable periods and portions thereof accrued through the date of such financial statements. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No written claim has

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ever been made by any authority in a jurisdiction where the Company does not file a Tax Return that it is, or may be, subject to Tax by that jurisdiction. There are no Liens or security interests on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

(b) The Company has complied with all applicable statutes, laws, ordinances, rules and regulations relating to the payment and withholding of any material amount of Taxes and have, within the time and the manner prescribed by law, withheld from and paid over to the proper governmental authorities all material amounts required to be so withheld and paid over under applicable federal, state, local and foreign law.

(c) Except as set forth in Section 4.12(c) of the Company Disclosure Schedule, none of the Tax Returns filed by the Company has been or is currently being audited or examined by the Internal Revenue Service or relevant state, local or foreign taxing authorities, and no notice of such an audit or examination has been received. No issues relating to any material amount of Taxes were raised by the relevant taxing authority in any completed audit or examination that would reasonably be expected to recur in a later taxable period. There are no examinations or other administrative or court proceedings relating to Taxes of the Company in progress or pending, nor has the Company received any written notice or report asserting a material Tax deficiency with respect to the Company. There are no current, or threatened in writing, actions, suits, proceedings, investigations, audits or claims relating to or asserted for Taxes of the Company.

(d) The Company has not waived any statute of limitations in respect of Taxes that remains in effect or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e) The Company will not be required to include, in a taxable period ending after the Closing Date, taxable income attributable to income that accrued (for purposes of the financial statements of the Company included in the Company SEC Reports) in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (i) an open transaction disposition made on or before the Closing Date, (ii) a prepaid amount received on or prior to the Closing Date, (iii) any method of accounting for Tax purposes (including the installment method or the long-term contract method of accounting) or Section 481 of the Code or (iv) any comparable provisions of state, local or foreign law, or for any other reason.

(f) The Company (i) is not and has not been a member of an affiliated group (within the meaning of Section 1504 of the Code) filing a consolidated federal income Tax Return, other than an affiliated group the common parent of which is the Company, (ii) is not and has not been a member of any affiliated, combined, consolidated, unitary, or similar group for state, local or foreign Tax purposes, other than a group the common parent of which is the Company, (iii) is not a party to any Tax allocation, Tax sharing, or Tax indemnification agreement, and (iv) has no liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g) The Company has not constituted either a “distributing corporation” or a “controlled corporation” (or is otherwise a successor to a “distributing corporation” or a “controlled corporation”) in a distribution of stock qualifying or intended to qualify for tax-free treatment (in whole or in part) under Sections 355 or 361(c) of the Code.

(h) The Company (x) does not have, and has never had, a permanent establishment for Tax purposes under the applicable laws of any country, other than the United States and (y) is not, and has never been, a resident for Tax purposes under the applicable laws of any country, other than the United States.

(i) All transactions and agreements between or among any of the Company, and its Affiliates, are, and were entered into, in compliance with the requirements and principles of Section 482 of the Code and the Treasury Regulations thereunder, including any reporting requirements set forth thereunder, and are, and have been, in compliance with the requirements and principles of any comparable provisions of state, local or foreign law, including any reporting requirements set forth thereunder.

(j) The Company has not participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2). The Company has adequately disclosed on all U.S. federal Tax Returns

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that it is required to file (i) all positions taken therein that are likely to give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code and (ii) all “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b) in accordance with the Treasury Regulations prescribed under Section 6011 of the Code.

(k) The Company is not a party to or bound by any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority.

(l) The Company is not, and has never been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(m) Except as set forth in Section 4.12(m) of the Company Disclosure Schedule, there is no contract, agreement, plan or arrangement to which the Company is a party covering any employee, former employee, officer, director, shareholder or contract worker of the Company, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code.

4.13 Employee Matters.

(a) Section 4.13(a) of the Company Disclosure Schedule contains a true and complete list of all: (i) employee benefit plans (as defined in Section 3(3) of ERISA), including retirement, pension, profit sharing, savings, deferred compensation, supplemental retirement, hospitalization, medical, dental, vision care, disability, life, accident or other insurance plans, programs or arrangements, (ii) stock option, stock purchase, phantom stock or stock appreciation right, plans, programs or arrangements, (iii) severance, termination pay or supplemental unemployment benefits plans, programs or arrangements and (iv) bonus or incentive plans, programs or arrangements (including fringe benefit plans or arrangements) sponsored, maintained or contributed to or required to be contributed to at any time by the Company for the benefit of any employee or former employee of the Company, including any such type of plan established, maintained, sponsored or contributed to under the laws of any foreign country (the “Company Plans”). To the extent applicable, the Company has heretofore delivered to Parent true and complete copies of (i) each Company Plan and, if the Company Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding document, (ii) the most recent determination letter issued by the IRS with respect to each Company Plan for which such a letter has been obtained, (iii) annual reports on Form 5500 required to be filed with any Governmental Entity for each Company Plan for the three most recent plan years, (iv) a copy of the most recent summary plan description (“SPD”) and any summary of material modifications issued since the most recent SPD and (v) all required actuarial reports for the last three plan years of each Company Plan. Except as specifically provided in the foregoing documents delivered to Parent or as set forth on Section 4.13(a)(x) of the Company Disclosure Schedule, there are no amendments to any Company Plan that have been adopted or approved nor has the Company undertaken to make any such amendments or to adopt or approve any new Company Plan.

(b) No Company Plan is subject to Title IV of ERISA or section 412 of the Code and neither the Company nor any trade or business, whether or not incorporated, that together with the Company would be deemed a “controlled group” within the meaning of Section 4001 of ERISA or Section 414 of the Code (“ERISA Affiliate”) sponsored, maintained, contributed to or bore any liabilities (contingent or otherwise) with respect to any employee benefit plan subject to Title IV of ERISA or section 412 of the Code during the six year period ending on the Effective Time. Neither the Company nor any ERISA Affiliate maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA. There has been no event or circumstance which has resulted in any liability being asserted by any Company Plan, the Pension Benefit Guaranty Corporation or any other Person or entity under Title IV of ERISA or section 412 of the Code against the Company or any ERISA Affiliate and there has not been any event or circumstance which could reasonably be expected to result in such liability.

(c) Each Company Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter or may rely upon an opinion letter that it so qualifies and the trusts

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maintained thereunder are exempt from taxation under Section 501(a) of the Code and, to the Company’s knowledge, nothing has occurred that would adversely affect the qualification of any such plan. No Company Plan utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code.

(d) The Company is not a party to or bound by the terms of any collective bargaining agreement. The Company is in compliance in all material respects with all applicable laws respecting the employment and employment practices, terms and conditions of employment and wage and hours of its employees and is not engaged in any unfair labor practice. There is no labor strike or labor disturbance pending or, to the Company’s knowledge, threatened against the Company, and during the past five years the Company has not experienced a work stoppage.

(e) Each Company Plan has been operated and administered in material compliance with its terms and applicable law, including ERISA and the Code. Except as set forth in Section 4.13(e) of the Company Disclosure Schedule, there are no pending, threatened or anticipated claims by or on behalf of any Company Plan, by any employee or beneficiary covered under any such Company Plan with respect to such Company Plan, or otherwise involving any such Company Plan (other than routine claims for benefits). Each individual providing services to the Company has been properly classified for purposes of the Company Plans and applicable withholding statutes.

(f) No Company Plan provides welfare benefits, including death or medical benefits, with respect to current or former employees or consultants of the Company beyond their retirement or other termination of service (other than coverage mandated by applicable law or coverage that is fully paid by the former employee).

(g) Section 4.13(g) of the Company Disclosure Schedule sets forth a true and complete list of each of the following agreements, arrangements and commitments to which the Company is a party or by which any of them may be bound (true and complete copies of which have been delivered to Parent): (i) each employment, consulting, agency or commission agreement not terminable without liability to the Company upon 60 days’ or less prior notice to the employee, consultant or agent; (ii) each agreement with any employee of the Company the benefits of which are contingent, or the terms of which are materially altered, upon the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions); (iii) each agreement with respect to any employee of the Company providing any term of employment or compensation guarantee extending for a period longer than one year; and (iv) each other agreement or Company Plan any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

(h) Except as set forth in Section 4.13(h) of the Company Disclosure Schedule, (i) no employee of the Company will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Company Plan as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions), (ii) no amount payable, or economic benefit provided, by the Company (including any acceleration of the time of payment or vesting of any benefit) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with other actions) could be considered an “excess parachute payment” under Section 280G of the Code, (iii) no Person is entitled to receive any additional payment from the Company, the Surviving Entity or any other Person (a “Parachute Gross-Up Payment”) in the event that the excise tax of Section 4999 of the Code is imposed on such Person and (iv) the Company has not granted to any Person any right to receive any Parachute Gross-Up Payment.

(i) To the Company’s knowledge, the Company has administered each Company Plan that is subject to Section 409A of the Code in good faith compliance with IRS Notice 2005-1.

(j) Section 4.13(j) of the Company Disclosure Schedule sets forth each Company Plan designed to be a “top hat” pension plan for purposes of ERISA (a “Top Hat Plan”). Each Top Hat Plan has been limited to a

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select group of management and highly compensated employees and is and has been unfunded for purposes of ERISA. A timely filing for each Top Hat Plan has been made under Department of Labor Regulation Section 2520.104-23. Section 4.13(j) of the Company Disclosure Schedule lists the value of the assets held in each rabbi trust associated with the “top hat” pension plans maintained by the Company as of the most recent date for which the data is available.

4.14 Fairness Opinion. JPMorgan has orally advised the Company Board of its opinion that, as of the date of this Agreement, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and has agreed to confirm such opinion in writing (the “Fairness Opinion”) to the Company Board within two days after the date hereof. The Company will, promptly after its receipt thereof, make available to Parent a true and complete copy of the executed Fairness Opinion and will include it in or as an annex to the Proxy Statement.

4.15 Recommendation of the Company Board. The Company Board, by vote at a meeting duly called and held, has approved this Agreement, determined that the Merger is fair to and in the best interests of the Company’s stockholders and has adopted resolutions recommending approval and adoption of this Agreement and the Merger contemplated hereby by the stockholders of the Company.

4.16 Vote Required. The only vote of stockholders of the Company required under the DGCL, the NASDAQ requirements, the Company Charter, the Company Bylaws or otherwise in order to consummate the transactions contemplated by this Agreement, including the Merger, is the affirmative vote of a majority of the total number of votes entitled to be cast by the holders of the issued and outstanding shares of Company Common Stock voting as a single class, and no other vote or approval of or other action by the holders of any capital stock of the Company is required for such consummation.

4.17 Patents, Trademarks and Other Rights.

(a) Section 4.17(a) of the Company Disclosure Schedule sets forth complete and accurate lists and status of all registered foreign and domestic Intellectual Property owned exclusively by the Company (the “Company Owned Intellectual Property”) and all material Intellectual Property that the Company is licensed or otherwise permitted by other Persons to use, other than retail “shrink wrap,” licenses coupled or associated with IT Assets or generally available retail types of licenses (the “Company Licensed Intellectual Property” and, together with the Company Owned Intellectual Property, the “Business Intellectual Property”);

(b) The Company owns exclusively all the Company Owned Intellectual Property. With respect to the Company Owned Intellectual Property (other than patents, patent applications, or invention disclosure records), the Company has good and valid title thereto free and clear of all Liens other than Permitted Encumbrances, or exclusive licenses or cross-licenses or escrow arrangements, or covenants not-to-sue, or any obligations to impose or enter into any of the foregoing. With respect to all Company Licensed Intellectual Property, to the Company’s knowledge, the Company has the right to use such Intellectual Property in the manner and subject to limitations on the scope of such use as set forth in such licenses or sublicenses, free from any Lien granted or incurred by the Company and not subject to any restrictions granted or incurred by the Company, other than (A) as set forth in such license or sublicense agreement; or (B) Permitted Encumbrances.

(c) Except as set forth in Section 4.17(c) of the Company Disclosure Schedule or otherwise disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, no Legal Proceeding, reissue, reexamination, public protest, interference, opposition, cancellation or other proceeding (collectively, “Suit”) is pending concerning any claim that the Company has violated any third-party Intellectual Property rights. Except as set forth in Section 4.17(c) of the Company Disclosure Schedule, to the Company’s knowledge, no claim has been threatened in writing against the Company or any of its indemnitees for violation of any third-party Intellectual Property rights.

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(d) Except as otherwise disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, no Suit is pending, nor to the Company’s knowledge, threatened in writing against the Company, concerning any Contract relating to the Business Intellectual Property to which the Company is a party (collectively, the “Intellectual Property Contracts”), including any Suit concerning any claim that the Company or another Person has breached any such Intellectual Property Contract. To the Company’s knowledge, there exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by the Company or, to the Company’s knowledge, another Person under any Intellectual Property Contract in either case, giving a rise to a right of termination, a right to enjoin any operations or activities of the Company, or an obligation to pay damages. No party to any Intellectual Property Contract has given the Company notice of its intention to cancel, terminate, or change the scope of rights under any such Intellectual Property Contract.

(e) Except as otherwise disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, no Suit is pending or, to the Company’s knowledge, threatened in writing against the Company, concerning a claim that any such Company Owned Intellectual Property has been violated or is invalid, unenforceable, unpatentable, unregisterable, cancelable, not owned or not owned exclusively by the Company, other than in each instance such as would not reasonably be likely to have a Company Material Adverse Effect.

(f) Except as otherwise disclosed in the Company SEC Reports filed and made available to Parent prior to the date of this Agreement, no licensor of the Company Licensed Intellectual Property nor any third party claiming rights superior to the Company Licensed Intellectual Property has notified the Company in writing that the Company Licensed Intellectual Property as utilized by the Company is unenforceable, invalid, unlicensed or unauthorized, or infringes upon a third party’s intellectual property rights, and no Suit or other proceeding is pending or has been, to the Company’s knowledge, threatened in writing against the Company, alleging such unenforceability, invalidity, unlicensed or unauthorized conduct, or infringement by the Company or with respect to the Company Licensed Intellectual Property.

(g) Except as set forth in Section 4.17(g) of the Company Disclosure Schedule, to the Company’s knowledge, no Person is violating any of the Company’s rights in the Business Intellectual Property.

(h) To the Company’s knowledge, the Company owns or otherwise has the right to use all material Intellectual Property used by the Company, including all material software currently used by the Company immediately prior to the date of this Agreement. Subject to the receipt of the Contract Consents and Contract Notices, all such rights to material Intellectual Property shall survive the execution, consummation and performance of this Agreement unchanged.

(i) The Company has taken reasonable measures to protect the secrecy, confidentiality and value of all Trade Secrets which are Company Owned Intellectual Property (collectively, “Business Trade Secrets”). Except as set forth in Section 4.17(i) of the Company Disclosure Schedule, to the Company’s knowledge: (i) the Business Trade Secrets have only been disclosed or made accessible to Persons with a bona fide business purpose and need for receiving or accessing such information; (ii) each such Person has executed a valid and appropriate non-disclosure and non-use agreement in connection therewith; and (iii) each employee of the Company has entered into an agreement with the Company pursuant to which such employee has agreed that the entire right, title and interest of any and all Intellectual Property conceived, created, invented, developed or caused to be reduced to practice by such employee of the Company during the term of, and that relates to, such employee’s employment with the Company shall promptly vest in the Company.

(j) To the Company’s knowledge, there are no defects in any Company-owned software which provides end user functionality on any of the Company’s websites. The Company’s material IT Assets operate and perform in all material respects in accordance with past performance, subject to reasonable scheduled and unscheduled downtime. To the Company’s knowledge, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms”, viruses or other similar devices or effects that (i) enable or assist any Person to access without authorization the IT Assets or (ii) otherwise hinder

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operation of material functionality of the IT Assets except as disclosed in its documentation. The Company has taken reasonable measures to protect the confidentiality of its trade secrets and confidential information contained within the IT Assets. The Company has taken reasonable security measures to protect the operation of the material IT Assets consistent with industry practice. To the Company’s knowledge, no Person has access to any material IT Assets without proper authorization.

(k) All computer software that is Company Owned Intellectual Property has been exclusively developed either (i) internally by employees of the Company working within the scope of their employment or (ii) by third Persons pursuant to written work made for hire and/or assignment agreements placing ownership of such computer software with the Company. True and complete copies of all such agreements have been made available to Parent.

(l) No Suit is pending or, to the Company’s knowledge, threatened in writing against the Company concerning any claim that the Company has violated the terms of any applicable privacy statement or similar policy published by the Company. The Company complies with such statement or similar policy in effect as of the date hereof and hereafter in all material respects.

(m) The Company does not distribute Spyware or Adware in connection with the business it conducts which is in contravention of applicable laws or the Company’s privacy policies posted on its websites. “Spyware” means any software that gathers information regarding user online activity through the user’s Internet connection (i.e., without notice that such information may be gathered), other than information (i) reasonably gathered in connection with services or information provided by the Company to such users or (ii) that is not associated with personally identifiable information. “Adware” means any software that causes advertising to pop-up as a new window (over or under) on the user’s computer based on the user’s online activity or which is used to distribute Spyware.

4.18 Certain Agreements, Affiliate Transactions and Insurance.

(a) In addition to the Contracts filed as exhibits or incorporated by reference into the Company Annual Report, Section 4.18(a) of the Company Disclosure Schedule lists or describes each other Contract to which the Company is a party, or by which any of its assets are subject or bound, of the following nature (each Contract listed or required to be listed on Section 4.18(a) of the Company Disclosure Schedule, along with each Contract listed or described, or required to be listed or described, on Sections 4.3(c), 4.3(d), 4.6(a), 4.18(b) or 4.18(c) of the Company Disclosure Schedule, a “Material Contract”):

(i) Contracts that materially restrict the conduct of any line of business by the Company or any of its Affiliates, including, following the Merger, Parent or any of its Affiliates;

(ii) Contracts that were entered into outside the ordinary course of business and pursuant to which any material obligations or liabilities (whether absolute, contingent or otherwise) remain outstanding;

(iii) employment, bonus or consulting agreements or arrangements involving potential payments in excess of $250,000 over any period of 12 months or more;

(iv) (other than any plan or agreement covered by Section 4.13 hereof) Contracts in which any of the benefits will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any stockholder approval or the consummation of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(v) material Intellectual Property Contracts (other than retail “shrink wrap” licenses);

(vi) Contracts evidencing or securing Indebtedness of the Company (other than trade accounts arising in the ordinary course of business that do not exceed $100,000 individually or $500,000 in the aggregate);

(vii) Contracts in which the Company has guaranteed the obligations of any Person or that may require the Company to indemnify any other Person, other than Contracts entered into in the ordinary course of business and consistent with past practices;

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(viii) Contracts with any search engine (or affiliate thereof), portal (or affiliate thereof) or any other Person that provided, during the year ended December 31, 2004, or that during the year ending December 31, 2005, is reasonably expected to provide, more than 5% of the visitors to www.proflowers.com;

(ix) any Contract involving the potential payment in a 12-month period (A) by the Company of $500,000 or more or (B) to the Company of an amount that is reasonably likely to be $50,000 or more, in each case including agreements with suppliers, wholesalers and advertisers;

(x) Contracts that guarantee any Person a particular amount of payment from the Company irrespective of such Person’s performance of any of its obligations under such Contract;

(xi) Contracts that are material to the business of the Company that contain a Change of Control Covenant; and

(xii) Contracts giving any Person the right (contingent or otherwise) to require the Company to register under the Securities Act any securities or to participate in any registration of such securities.

Each Material Contract is in full force and effect and is valid and enforceable in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies), and the Company has taken all actions necessary to comply in all material respects with such Material Contract and is not in material breach or material violation of or material default under (with or without notice or lapse of time or both) of any such Material Contract. To the Company’s knowledge, all parties to the Material Contracts other than the Company have complied in all material respects with the provisions thereof and no party is in breach or violation of, or in default (with or without notice or lapse of time, or both) under, such Material Contracts. The Company has not received notice of any actual or threatened termination, cancellation or limitation to, and there has not been any other adverse development in respect of, any of the Material Contracts. The Company has made available to Parent a true and correct copy of each Material Contract that is in writing, and a description of all material terms of each Material Contract or arrangement that is not in writing, listed or described or required to be listed or described on Section 4.18(a) of the Company Disclosure Schedule.

(b) Except as set forth in Section 4.18(b) of the Company Disclosure Schedule, (i) there is no Contract or any judgment, injunction, order or decree binding upon the Company that has or would reasonably be likely to have the effect of prohibiting or materially restricting or limiting the ability of the Company to conduct its business as currently conducted and (ii) the Company is not a party to, and none of its assets is bound by, any Contract or any judgment, injunction, order or decree that, after the consummation of the transactions contemplated by this Agreement, would be or would purport to be binding upon Parent or any Affiliate of Parent (other than the Surviving Entity) or any Contract or any judgment, injunction, order or decree in respect of which any act or omission of Parent or any Affiliate of Parent (other than the Surviving Entity) would result in a breach or violation thereof or, in the case of any Contract, constitute (with or without notice or lapse of time or both) a default or event of default thereunder, or give rise to any right of termination, cancellation, amendment, acceleration, repurchase, prepayment or repayment or to increased payments thereunder, or give rise to or accelerate any material obligation or result in the loss or modification of any material rights or benefits thereunder or result in any Lien or Restriction on any of the material assets of the Surviving Entity. The Company has made available to Parent a true and correct copy of each Contract that is in writing, a description of all material terms of each Contract or arrangement that is not in writing, and a true and correct copy of each judgment, injunction, order or decree, listed or described, or required to be listed or described, on Section 4.18(b) of the Company Disclosure Schedule.

(c) Section 4.18(c) of the Company Disclosure Schedule lists or describes all transactions and Contracts between the Company, on the one hand, and any director, executive officer or Significant Stockholder of the Company, on the other hand. The Company has made available to Parent a true and correct copy of each Contract and arrangement that is in writing, and a description of all material terms of each transaction and each Contract that is not in writing, listed or described, or required to be listed or described, on Section 4.18(c) of the Company Disclosure Schedule.

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(d) Section 4.18(d) of the Company Disclosure Schedule sets forth all directors’ and officers’, errors and omissions, fire and casualty, general liability, business interruption, product liability, theft and sprinkler and water damage insurance policies maintained by the Company. Such policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of each policy set forth, or required to be set forth, on Section 4.18(d) of the Company Disclosure Schedule.

(e) Section 4.18(e) of the Company Disclosure Schedule sets forth a complete and accurate list and description of all real property leased, subleased or otherwise occupied by the Company (the “Leased Real Property”). The Company does not own any real property. All of the leases or subleases of the Leased Real Property (the “Leases”) are valid, binding and in full force and effect, except insofar as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ right’s generally, or by principles governing the availability of equitable remedies. No Lease is subject to any mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any third party any interest in such Lease or any right to the use or occupancy of any Leased Real Property, other than Permitted Encumbrances. The Company, as lessee under each Lease, is now in possession of all of the applicable Leased Real Property. There is no pending or, to the Company’s knowledge, threatened proceeding that might interfere in any material respect with the quiet enjoyment of the lessee. To the Company’s knowledge, the Company has performed all material obligations required to be performed by it to date under each Lease, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of the Company under any such Lease. The Company has exercised within the time prescribed in each Lease any option provided therein to extend or renew the term thereof. As used herein, the term “Lease” shall also include subleases, the term “lessor” shall also include any sublessor, and the term “lessee” shall also include any sublessee.

4.19 Not an Investment Company. The Company is not an “investment company” subject to the registration requirements of, or regulation as an investment company under, the Investment Company Act of 1940, as amended.

4.20 Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) or any anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to the Company, the Company Common Stock, the Merger or the other transactions contemplated by this Agreement. The Company Board has taken all action so that none of Parent or any Affiliate of Parent will be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the transactions contemplated hereby.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Company as follows:

5.1 Organization and Qualification. Each of Parent and Merger Sub (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (c) is duly qualified or licensed and is in good standing to do business in each jurisdiction in which the properties owned, leased or operated by it or the nature of its activities makes such qualification

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necessary, except, in the case of clause (c), in such jurisdictions where the failure to be so duly qualified or licensed and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has made available to the Company a true and complete copy of Merger Sub’s certificate of incorporation and bylaws, each as amended to the date hereof.

5.2 Authorization and Validity of Agreement. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

5.3 No Approvals or Notices Required; No Conflict with Instruments. The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, will not:

(a) conflict with or violate the certificate of incorporation or bylaws of Parent or the certificate of incorporation or bylaws of Merger Sub;

(b) require any Governmental Consent or Governmental Filing, in each case on the part of Parent or any Subsidiary of Parent, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) the Governmental Filings required to be made pursuant to the pre-merger notification requirements of the Hart-Scott Act, (iii) the filing with the Commission of such reports and other documents under Sections 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement or the transactions contemplated hereby and (iv) such other Governmental Consents and Governmental Filings the absence or omission of which will not, either individually or in the aggregate, have a Parent Material Adverse Effect;

(c) require, on the part of Parent or any Subsidiary of Parent, any Contract Consent by, or Contract Notice to, any other Person (other than a Governmental Entity), under any License or other Contract, except for such Contract Consents and Contract Notices the absence or omission of which will not, either individually or in the aggregate, have a Parent Material Adverse Effect;

(d) give rise to any Violation of any Contract to which Parent or any Subsidiary of Parent is a party, by which Parent, any Subsidiary of Parent or any of their respective assets or properties is bound or affected or pursuant to which Parent or any Subsidiary of Parent is entitled to any rights or benefits, except for such Violations that will not, individually or in the aggregate, have a Parent Material Adverse Effect; or

(e) assuming that the Governmental Consents and Governmental Filings specified in clause (b) of this Section 5.3 are obtained, made and given, result in a Violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to Parent or any Subsidiary of Parent or by which any of their respective properties or assets are bound, except for such Violations that will not, individually or in the aggregate, have a Parent Material Adverse Effect.

5.4 Proxy Statement. None of the information concerning Parent or any of its Subsidiaries supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in, and that is included or incorporated by reference in, (a) the Proxy Statement or any amendment or supplement thereto or (b) any documents filed or to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated hereby, will, at the respective times such documents are filed, and, in the case of the

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Proxy Statement or any amendment or supplement thereto, at the time of mailing to the Company’s stockholders or at the time of the Special Meeting, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or necessary to correct any statement in any earlier communication.

5.5 Available Funds. Parent and Merger Sub have available to them, or as of the Effective Time will have available to them, all funds necessary for the payment of Merger Consideration upon consummation of the transactions contemplated hereby.

5.6 Brokers or Finders. No agent, broker, investment banker, financial advisor or other Person is or will be entitled, by reason of any agreement, act or statement by Parent or any of its Subsidiaries or their respective directors, officers, employees or Affiliates, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement.

5.7 No Prior Activities. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated hereby. As of the date hereof and the Effective Time, the capital stock of Merger Sub is and will be owned 100% by Parent directly. As of the date hereof and immediately prior to the Effective Time, except for agreements, obligations or liabilities entered into or incurred in connection with its incorporation or organization and the transactions contemplated hereby (including the Surviving Entity Agreements), Merger Sub has not and will not have incurred, any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE VI

ADDITIONAL COVENANTS AND AGREEMENTS

6.1 Access to Information Concerning Properties and Records.

(a) From the date hereof to the Effective Time, upon reasonable notice, the Company will (and will use commercially reasonable efforts to cause its accountants and Affiliates, to) afford to the officers, employees, counsel, bankers, accountants and other authorized representatives of Parent reasonable access during normal business hours and upon reasonable prior notice to all of the Company’s properties, personnel, books and records and furnish promptly to such Persons such information concerning its business, properties, personnel and affairs as such Persons will from time to time reasonably request consistent with Parent’s rights and obligations under this Agreement. Parent agrees that it will not, and will cause its officers, employees, counsel, accountants and other authorized representatives not to, use any information obtained pursuant to this Section 6.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(b) No investigation pursuant to this Section 6.1 shall affect or otherwise obviate or diminish any representations or warranties of any party or conditions to the obligations of any party.

6.2 Confidentiality. Each of the parties shall hold all information furnished by or on behalf of any other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.1 in confidence to the extent required by, and in accordance with, the provisions of the nondisclosure agreement between Parent and the Company, dated as of November 8, 2005 (the “Confidentiality Agreement”). The parties acknowledge and agree that the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall not be deemed a breach or violation of the Confidentiality Agreement.

6.3 Public Announcements. Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ or the New York Stock Exchange, each party shall use reasonable

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efforts to consult with, and use reasonable efforts to accommodate the comments of the other parties before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the preceding sentence, upon execution of this Agreement and upon the Closing, the Company and Parent will consult with each other with respect to the issuance of a joint press release with respect to this Agreement and the transactions contemplated hereby.

6.4 Conduct of the Company’s Business Pending the Effective Time. Except as set forth in Section 6.4 of the Company Disclosure Schedule or as permitted, required or specifically contemplated by this Agreement, or consented to or approved in writing by Parent (which consent shall not be unreasonably withheld or delayed), during the period commencing on the date hereof (or, in the case of clause (c) below, December 2, 2005) and ending at the Effective Time, the Company will:

(a) conduct its business only in, and not take any action except in, the ordinary and usual course of its business and consistent with past practices;

(b) use reasonable efforts to preserve intact its business organization, to keep available the services of its present officers and key employees and to preserve the goodwill of those having business relationships with it;

(c) not (i) make or permit any change or amendments in the Company Charter or Company Bylaws; (ii) issue, grant, sell or deliver any shares of its capital stock or any of its other equity interests or securities (other than shares of Company Common Stock issued upon the exercise of any Company Stock Options or Company Warrants outstanding on the date hereof or pursuant to the terms of an offering period under the ESPP), any Convertible Securities or any phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights; (iii) split, combine or reclassify the outstanding shares of its capital stock or any of its other outstanding equity interests or securities or issue any capital stock or other equity interests or securities in exchange for any such shares or interests; (iv) redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or any equity interests, other securities, Convertible Securities or phantom shares, phantom equity interests, stock or equity appreciation rights or similar rights of the Company (other than as required under the Company Stock Plans); (v) amend or modify, or accelerate, amend or change the period of exercisability or vesting of, any outstanding Company Stock Options or other Convertible Securities (other than pursuant to the terms of each Company Stock Plan as a result of the transactions contemplated hereby as expressly contemplated in Section 2.3(b)(i)), or adopt, authorize or amend any other stock or equity appreciation rights, restricted stock or equity, stock or equity purchase, stock or equity bonus, option or similar plan, arrangement or agreement (including any Company Stock Plan); (vi) make any changes in its equity capital structure; (vii) declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, property or securities) with respect to its capital stock or other securities; (viii) sell, transfer or otherwise dispose of, or pledge any Investment Security; (ix) purchase, form, create, or otherwise acquire any direct or indirect Subsidiary of the Company; or (x) enter into or assume any Contract with respect to any of the foregoing;

(d) not (i) modify or change in any material respect any Material Contract or any other Contract that is material to the business of the Company, other than in the ordinary course of business consistent with past practice; (ii) terminate any Material Contract or any other Contract that is material to the business of the Company, (iii) enter into any new employment, consulting, contractor, agency or commission agreement, make any amendment or modification to any such existing agreement or grant any increases in compensation, other than (A) the regular annual salary increases required to be made pursuant to the terms of existing employment agreements with employees of the Company who are not directors or officers of the Company or (B) as consistent with past practices in a manner which does not materially increase the compensation expense or benefits to employees taken as a whole; (iv) establish, amend or modify any employee benefit plan of any kind referred to in Section 4.13(a), except to the extent required by any applicable law, the existing terms of any such plan or the provisions of this Agreement; (v) modify, amend, renew or enter into any directors’ and officers’ insurance policy with respect to the Company; (vi) provide security for any of its outstanding unsecured Indebtedness, provide additional security for any of its

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outstanding secured Indebtedness or grant, create or suffer to exist any Lien on or with respect to any assets or rights of the Company, except in any such case for Permitted Encumbrances; (vii) pay, discharge or satisfy claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than any payment, discharge or satisfaction in the ordinary course of business consistent with past practice; (viii) cancel or forgive any Indebtedness or waive any claims or rights of substantial value; (ix) except as set forth on the Company Operating Plan attached to Section 6.4 of the Company Disclosure Schedule, make or authorize any capital expenditures other than in the ordinary course of business in amounts of more than $50,000 individually or $300,000 in the aggregate; (x) accelerate the payment of, or otherwise prepay, any existing outstanding Indebtedness; (xi) other than as specifically permitted by this Agreement and other than the normal cash management practices (including reimbursement of business expenses) of the Company conducted in the ordinary and usual course of their business and consistent with past practice, make any advance or loan to or engage in any transaction with any Significant Stockholder or director, former director, officer, former officer, partner, Affiliate of the Company not required by the terms of an existing Contract described in Section 4.18 of the Company Disclosure Schedule; (xii) guarantee or otherwise become responsible for any Indebtedness of any other Person; (xiii) settle or compromise any claims, litigation or arbitration; (xiv) amend, modify or change in any respect any Surviving Entity Agreement or Warrant Letter Agreement; or (xv) enter into or assume any Contract with respect to any of the foregoing;

(e) not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to otherwise acquire any assets that are material, individually or in the aggregate, to the Company;

(f) not sell, lease or encumber or otherwise voluntarily dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets that are material, individually or in the aggregate, to the Company;

(g) not incur any amount of Indebtedness or assume or enter into any Contract to do so;

(h) not (i) provide, or enter into any Contract that provides, or amend, modify or change any existing Contract to provide (A) that the Company would be required to exclusively use the products or services provided by another party (or an Affiliate thereof) or a specified third party (or refrain from using the products and services of any Person other than such other party or such specified other Person) within any geographic area or line of products or services or field of use, (B) that the Company will not sue or otherwise institute legal action against any other Person for any reason, (C) any agreements with third parties for the exchange and/or protection of confidential information, other than agreements with employees, potential employees, vendors and consultants in the ordinary course of business consistent with past practice and not under circumstances that would cause a violation of Section 6.5 of this Agreement, (D) rights or obligations that are binding upon, or purport to be binding upon, any Person (other than any Subsidiary of the Company) that is not a party to such Contract (E) any provisions requiring the Company to indemnify any Person; (F) that the Company guarantee any Person a particular amount of payment from the Company irrespective of such Person’s performance of any of its obligations; (G) that purport to limit in any respect either the type of business in which the Company (or, after giving effect to the Merger, the Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business; or (H) a Change of Control Covenant with respect to the Company; (ii) other than in the ordinary course of business consistent with past practice, (A) sell, assign, otherwise transfer, sublicense or enter into any Contract with respect to any Business Intellectual Property; or (B) sell, license or transfer to any person or entity any rights to any Company Owned Intellectual Property; (iii) sue or otherwise institute legal action (including by the assertion of a counterclaim) against any Person other than ordinary contract and commercial litigation that the Company does not reasonably expect to result in total costs to the Company in excess of $500,000; or (iv) solicit, initiate or encourage inquiries or submission of proposals or offers from any Person relating to, or enter into or assume any Contract with respect to, any of the foregoing;

(i) not (i) make (other than in the ordinary course of business consistent with past practice), revoke or amend any material Tax election; (ii) make any material change in any accounting, financial reporting or existing and material Tax practice or policy; (iii) enter into or amend any agreement, or settle or

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compromise any suit, claim, action, investigation, proceeding or audit, in respect of any material amount of Tax; (iv) change the Company’s auditors; or (v) permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated;

(j) not take any action that would cause its representations and warranties contained in this Agreement to be untrue in any respect or, except as otherwise contemplated by this Agreement, make any changes to the corporate structure of the Company;

(k) not make any capital contribution to any Person or acquire any securities or other debt or equity interests in any other Person or enter into or assume any Contract with respect to the foregoing;

(l) not revalue any of its assets, including writing down the value of any assets or writing off any notes or accounts receivable, except as required by GAAP;

(m) prepare budgets, forecasts, and other internal management reports in a manner and at times consistent with the Company’s past practice; and

(n) give prompt notice in writing to Parent of (i) any information that indicates that any of the Company’s representations or warranties contained herein were not true and correct as of the date hereof or will not be true and correct as of the Effective Time (except for changes permitted or contemplated by this Agreement); (ii) the occurrence of any event that will result, or has a reasonable prospect of resulting, in the failure of any condition specified in Article VII hereof to be satisfied; (iii) any notice or other communication from a third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party; and (iv) any notice of, or other communication relating to, any litigation referred to in Section 6.8 or any order or judgment entered or rendered therein.

6.5 No Solicitation.

(a) From and after the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company agrees that it shall not, nor shall it authorize or permit any officer, director, employee, agent or representative (including any investment banker, attorney, accountant or other adviser) of the Company to, directly or indirectly, or otherwise (i) solicit, initiate or encourage any inquiries or the submission of any proposals or offers from any Person that relates to any Alternative Proposal, (ii) participate in any discussions or negotiations regarding any Alternative Proposal, (iii) cooperate with or furnish or cause to be furnished any non-public information concerning the business or assets of the Company, to any Person (other than Parent or any of Parent’s Affiliates) that has made, or has informed the Company that it is seeking to make, an Alternative Proposal, (iv) approve, recommend or permit the Company to enter into an agreement or understanding with any Person relating to any Alternative Proposal, (v) amend or grant to any Person (other than Parent) any waiver or release of any standstill agreement, or (vi) vote for, execute a written consent (or equivalent instrument) in favor of, or otherwise approve or enter into any agreements or understandings with respect to any of the foregoing. Notwithstanding the foregoing, provided that the Company has not breached or violated any of the provisions of this Section 6.5, nothing contained in this Section 6.5 shall prevent the Company or the Company Board or any committee of the Company Board from (A) complying with Rule 14e-2, Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Alternative Proposal; (B)(i) withdrawing or modifying its recommendation with respect to the Merger, (ii) recommending to the stockholders of the Company an Alternative Proposal received by the Company Board pursuant to an unsolicited, bona fide written offer made under circumstances not involving a breach of this Agreement, (iii) amending or granting any Person a waiver or release of any standstill agreement, or (iv) engaging in discussions or negotiations with (or permitting any officer, director, or employee of, or any investment banker, attorney or accountant or other advisor of the Company from engaging in discussions or negotiations with) and furnishing non-public information concerning the Company and any business or assets of the Company if, in each such case, the Company Board or any committee of the Company Board (x) determines in good faith by a majority vote after consultation with its financial advisor (which shall be a firm of national reputation), that such Alternative Proposal is reasonably likely to result in a Superior

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Proposal (as defined below), and (y) after consulting with and receiving the advice of the Company’s outside legal counsel, determines in good faith by a majority vote that the failure to take such action would be inconsistent with its fiduciary duties under Delaware law, or (C) entering into any binding, definitive agreement with any Person with respect to any Superior Proposal in connection with the termination of this Agreement pursuant to Section 8.3(a) and after having paid the Termination Fee pursuant to Section 8.5(c). The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.5.

(b) For purposes of this Agreement, a “Superior Proposal” shall mean an Alternative Proposal that satisfies clauses (w), (x) or (y) (and clauses (A), (B) and (C) of this sentence) (w) if relating to the issuance by the Company of any equity interest in or any voting securities of the Company, must contemplate the issuance of more than 50% rather than 20% or more, of the total of such equity interests or voting securities, (x) if relating to the acquisition in any manner of any assets of the Company, must contemplate the acquisition of more than 50%, rather than 20% or more, of the total of such assets, and (y) if relating to the acquisition by any Person in any manner of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, outstanding shares of capital stock of the Company, must contemplate the acquisition of more than 50%, rather than 20% or more, of the then outstanding shares of capital stock of the Company) that, (A) is financially superior to the Merger, as determined in good faith by a majority of the Company Board after having consulted with, and receiving advice from, the Company’s financial advisors, which shall be a firm of national reputation, (B) will constitute a transaction for which financing, to the extent required, is then committed or which, in the good faith judgment of a majority of the Company Board, is reasonably likely to be obtained and (C) if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the transaction and the Person making the proposal, as determined in the good faith judgment of a majority of the Company Board (after consultation with its outside legal counsel).

(c) The Company shall promptly notify Parent in writing of its intention to enter into a binding agreement concerning a transaction that constitutes a Superior Proposal (which notice shall include the most current version of any such agreement) and shall provide Parent (for at least three business days following the receipt by Parent of such notice) an opportunity to propose an amendment to this Agreement to provide for terms and conditions no less favorable than the Superior Proposal. The provisions of this paragraph shall apply to successive Superior Proposals (provided that each such Superior Proposal shall meet the then applicable requirements thereof, based upon the terms of this Agreement in effect on the date hereof or as such terms shall be modified, amended or superseded).

(d) The Company shall within 48 hours of the receipt thereof by the Company or any member of the Company Board or executive officer of the Company, advise Parent orally and in writing of any request for information in connection with any Alternative Proposal or of any Alternative Proposal, or any inquiry, offer or proposal which would reasonably be expected to lead to any Alternative Proposal (whether made directly to the Company or one of its advisers), the material terms and conditions of such request, Alternative Proposal or inquiry, offer or proposal, and the identity of the Person making any such request, Alternative Proposal or inquiry, offer or proposal. The Company shall keep Parent reasonably informed of the status and details of any such request, Alternative Proposal or inquiry, offer or proposal.

(e) Notwithstanding anything to the contrary in Section 6.5(a), the Company shall not provide any non-public information to a third party unless the Company provides such non-public information pursuant to a non-disclosure and standstill agreement containing terms no less restrictive upon such third party, in any respect, than the terms applicable to Parent under the Confidentiality Agreement, provided that any such non-disclosure and standstill agreement shall not provide such third party with any exclusive right to negotiate with the Company or have the effect of prohibiting the Company from satisfying its obligations under this Agreement. Any non-public information furnished or disclosed to any third party pursuant to any such non-disclosure and standstill agreement shall contemporaneously be furnished or disclosed to Parent (to the extent such information has not been previously delivered or furnished to Parent).

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(f) The Company shall immediately cease any existing discussion or negotiations with any Persons (other than Parent) conducted prior to the date of this Agreement with respect to an Alternative Proposal and will, with respect to any Person who the Company has had any discussions or negotiations within the 12-month period immediately preceding the date of this Agreement, exercise fully its rights under any confidentiality agreements with any such Persons to require the return or destruction of confidential information provided by the Company or its representatives to any such Persons (it being understood and agreed that the exercise of such right to require such return or destruction shall not be deemed a breach of Section 6.5(a)).

6.6 Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense, except that the fee for filing under the Hart-Scott Act will be borne one-half by Parent and one-half by the Company.

6.7 Actions by Merger Sub. In its capacity as the sole stockholder of Merger Sub, Parent will cause Merger Sub to approve and adopt the Merger Proposal and to take all corporate action necessary on its part to consummate the Merger and the transactions contemplated hereby.

6.8 Defense of Litigation. Each of the parties agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. The Company will not settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against the Company therein without the consent of Parent. Each of the parties further agrees to use its reasonable efforts to cause each of its Affiliates, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such Person were a party hereto.

6.9 Indemnification of Directors and Officers.

(a) From and after the Effective Time, the Surviving Entity will indemnify, defend and hold harmless the present and former officers and directors of the Company (when acting in such capacity) (each, an “Indemnified Party” and together, the “Indemnified Parties”) (and will also, subject to Section 6.9(b), advance expenses as incurred to the same extent as such persons are indemnified as in effect as of the date hereof pursuant to the Company Charter, the Company Bylaws and otherwise to the fullest extent permitted under the DGCL, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), against all losses, costs, expenses, claims, damages, judgments or liabilities incurred in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on the fact that the Indemnified Party is or was an officer or director of the Company pertaining to any matter existing or occurring before or at the Effective Time and whether asserted or claimed before, at or after, the Effective Time (the “Indemnified Liabilities”); provided, however, that such indemnification will be provided only to the extent any directors’ and officers’ liability insurance policy of the Company does not provide coverage and actual payment thereunder with respect to the matters that would otherwise be subject to indemnification hereunder (it being understood that the Surviving Entity shall, subject to Section 6.9(b), advance expenses on a current basis as provided in this paragraph (a) notwithstanding such insurance coverage to the extent that payments thereunder have not yet been made, in which case the Surviving Entity shall be entitled to repayment of such advances from the proceeds of such insurance coverage). Parent and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative (each, a “Claim”), existing in favor of the Indemnified Parties as provided in the Company Charter or Company Bylaws or pursuant to other agreements, as in effect as of the date hereof, with respect to matters occurring through the Effective Time, will survive the Merger and will continue in full force and effect for a period of not less than six years after the Effective Time. The Surviving Entity shall maintain in effect for not less than six years after the

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Effective Time the current level and scope of directors’ and officers’ liability insurance coverage as set forth in the Company’s current directors’ and officers’ liability insurance policy in effect as of the date of this Agreement; provided, however, that in no event shall the Surviving Entity be required to pay an annual premium for such insurance in excess of 120% of the last annual premium paid prior to the date hereof, it being understood that if the annual premiums payable for such insurance coverage exceed such amount, Parent shall be obligated to obtain a policy with the greatest coverage available for a cost equal to such amount.

(b) If any Claim relating hereto or to the transactions contemplated by this Agreement is commenced before the Effective Time, the Company and the Surviving Entity agree to cooperate and use their respective reasonable efforts to vigorously defend against and respond thereto. Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.9, upon learning of any such claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time), will promptly notify the Surviving Entity thereof, whereupon the Surviving Entity will have the right, from and after the Effective Time, to assume from such Indemnified Party and control the defense thereof on behalf of such Indemnified Party, and upon such assumption, the Surviving Entity will not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof. Notwithstanding the foregoing, if counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Surviving Entity and the Indemnified Parties, the Indemnified Parties may retain separate counsel and the Surviving Entity will pay or cause to be paid all reasonable fees and expenses of such counsel; provided, however, that the Surviving Entity will not be obligated pursuant to this Section 6.9(b) to pay for more than one firm or counsel to represent all Indemnified Parties in any jurisdiction and (ii) the Indemnified Parties will cooperate in the defense of such matter. The Surviving Entity will not be liable for any settlement effected without its prior written consent (which consent will not be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained in this Section 6.9, the Surviving Entity shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in a manner contemplated hereby is prohibited by applicable law.

(c) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter, the Company Bylaws or other agreement in effect as of the date of the date hereof, the DGCL or otherwise.

(d) This Section 6.9 is intended to benefit the Indemnified Parties and will be enforceable by each Indemnified Party, his or her heirs and representatives and will be binding on all successors and assigns of Parent, Merger Sub and the Surviving Entity. If Parent or the Surviving Entity or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Parent or the Surviving Entity, as applicable, will cause proper provision to be made so that the successors and assigns of Parent or the Surviving Entity, as applicable, shall assume the obligations set forth in this Section 6.9.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions Precedent to the Obligations of Parent, Merger Sub and the Company. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which, to the extent permitted by applicable law, may be waived by Parent for itself and Merger Sub (but not for the Company), or by the Company for itself (but not for Parent or Merger Sub):

(a) Approval of Stockholders. This Agreement shall have been approved and adopted by the requisite vote of the stockholders of the Company in accordance with applicable law, the Company Charter and the Company Bylaws.

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(b) Hart-Scott Act. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the Hart-Scott Act shall have expired or been terminated without litigation having been commenced that is continuing, or threat of litigation having been made that remains unresolved, by the United States Department of Justice or the United States Federal Trade Commission.

(c) Absence of Injunctions. No permanent or preliminary Injunction or restraining order by any court of competent jurisdiction or other Governmental Entity, or other legal restraint or prohibition, shall be in effect (i) preventing consummation of the transactions contemplated hereby as provided herein, or (ii) permitting such consummation subject to any condition or restriction that would have a Company Material Adverse Effect or a Parent Material Adverse Effect if the Merger were to be consummated.

7.2 Conditions Precedent to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Parent:

(a) Accuracy of Representations and Warranties. The representations and warranties of the Company contained in the first four sentences of Section 4.3(a) shall be true and correct in all respects (other than insubstantial numerical inaccuracies) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except to the extent such representation and warranty speaks as of a specified earlier date. The representations and warranties of the Company contained in Section 4.2, Section 4.3(b), the first sentence of Section 4.3(c), Section 4.3(d), Section 4.14, Section 4.15, Section 4.16, Section 4.19 and Section 4.20 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Each other representation and warranty of the Company contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representation and warranty speaks as of a specified earlier date) on and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Agreements. The Company shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Officers’ Certificate. The Company shall have delivered to Parent (i) a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer certifying as to the fulfillment of the conditions specified in Section 7.1(a), Sections 7.2(a) and 7.2(b) and (ii) a certificate of the Secretary of the Company certifying, among other things, the resolutions of the Company Board referred to in Section 4.15, any subsequent resolutions of the Company Board with respect to the Merger and the resolution of the Company’s stockholders approving the Merger Proposal.

(d) No Adverse Enactments. There shall not have been any statute, rule, regulation, order, judgment or decree enacted, promulgated, entered, issued, enforced or deemed applicable by any foreign or United States federal, state or local Governmental Entity, and there shall not be pending any lawsuit or legal proceeding commenced with respect to the Merger by any Governmental Entity, which lawsuit or legal proceeding is likely to result in a judgment adverse to Parent or the Company that (i) makes the Merger illegal or imposes material damages or penalties in connection therewith, (ii) requires Parent, the Surviving Entity or any of their respective Subsidiaries to divest or hold separate any material portion of the assets or business of Parent, the Surviving Entity or any of their respective Subsidiaries, if the Merger is consummated, (iii) imposes material limitations on the ability of Parent to effectively exercise full rights of ownership of shares of capital stock of the Surviving Entity (including the right to vote such shares on all matters properly presented to the stockholders of the Surviving Entity) or makes or may make the holding by Parent of any such shares illegal or subject to any materially burdensome requirement or condition, (iv) requires Parent or the Company or any of their respective Subsidiaries or Affiliates to cease or refrain from engaging in any material business, including any material business conducted by the Company or any of its Subsidiaries, if the Merger is consummated, or (v) otherwise prohibits or unreasonably delays the consummation of the Merger or any of the other transactions contemplated by this Agreement.

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(e) Contract Consents and Notices. All Contract Consents and Contract Notices which are referred to in Section 4.5 required in connection with the consummation of the transactions contemplated hereby shall have been obtained and given and shall be in full force and effect, other than those which, if not obtained or given, or in full force and effect would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the transactions contemplated hereby, a Parent Material Adverse Effect, or a Material Adverse Effect on the Surviving Entity.

(f) Receipt of Licenses, Permits and Consents. Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and filings due after the Effective Time, all Local Approvals, and all other Government Consents as are required in connection with the consummation of the transactions contemplated hereby shall have been obtained and shall be in full force and effect, other than those which, if not obtained or in force or effect, would not, either individually or in the aggregate, have a material adverse effect on the transactions contemplated hereby, a Parent Material Adverse Effect or a Material Adverse Effect on the Surviving Entity.

(g) Surviving Entity Agreements. The Surviving Entity Agreements shall be in full force and effect immediately prior to the Effective Time and no party (other than Parent) shall have taken any action (including the delivery of notice) to terminate, cancel or accelerate any such Surviving Entity Agreement, which action (or notice) has not been withdrawn, rescinded or otherwise legally determined to be ineffective.

(h) No Material Adverse Effect. No event, change, effect, condition, fact or circumstance shall have occurred after the date of this Agreement, including any event, change, effect, condition, fact or circumstance that reflects a material adverse change in the matters disclosed to Parent in the Company Disclosure Schedule of a nature that would not reasonably be expected based on the content of such disclosure, that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

7.3 Conditions Precedent to the Obligations of the Company. The obligation of the Company to consummate the Merger is also subject to the satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by the Company:

(a) Accuracy of Representations and Warranties. The representations and warranties of Parent contained in Sections 5.1 and 5.2 shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date. Each other representation and warranty of Parent contained herein shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case as of the date of this Agreement and (except to the extent such representations and warranties speak of a specified earlier date) on and as of the Closing Date, as though made on and as of the Closing Date.

(b) Performance of Agreements. Each of Parent and Merger Sub shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or on the Closing Date.

(c) Officers’ Certificates. Parent shall have delivered to the Company a certificate dated the Closing Date, signed by an officer of Parent certifying as to the fulfillment of the conditions specified in Sections 7.3(a) and 7.3(b).

ARTICLE VIII

TERMINATION

8.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent if the Boards of Directors of each so determines by the affirmative vote of a majority of the members of its entire Board of Directors.

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8.2 Termination by Either Parent or the Company. This Agreement may be terminated (upon notice from the terminating party to the other party) and the Merger may be abandoned at any time prior to the Closing by either Parent or the Company if (a) the Merger shall not have been consummated by June 30, 2006, whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by the Termination Date; (b) the approval of the Merger Proposal by the stockholders of the Company shall not have been obtained upon a final vote taken at the Special Meeting or at any duly held adjournment or postponement thereof; provided, that the right to terminate pursuant to this clause (b) shall not be available to any party whose breach of any provision of this Agreement results in the failure to obtain such approval of the stockholders, and provided further, that the right to terminate pursuant to this clause (b) shall not be available to the Company until two days following the date on which the stockholders of the Company failed to approve the Merger Proposal at the Special Meeting (or at any duly held adjournment or postponement thereof) if prior thereto the Company Board shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement, or (following the public announcement by a third party of an Alternative Proposal) failed to reconfirm its recommendation of this Agreement within three business days after written request by Parent to do so; or (c) any order, decree or ruling by any court of competent jurisdiction in the United States or other Governmental Entity in the United States permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company).

8.3 Termination by the Company. This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, by the Company:

(a) prior to the approval by stockholders of the Company referred to in Section 7.1(a) and provided the Company is not in breach of Section 6.5 or in material breach of any of the other terms of this Agreement, if (i) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (ii) Parent does not make, within three business days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisors, is no less favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, (iii) the Company pays to Parent in immediately available funds the Termination Fee, and (iv) the Company delivers to Parent a written certification duly executed from each other party to such Superior Proposal pursuant to which each such other party certifies that it is aware of the Termination Fee and that it waives any right that it may have to contest the amount so payable. The Company agrees (x) that it will not enter into a binding agreement referred to in clause (i) above until at least the fourth business day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification; or

(b) whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), if Parent or Merger Sub breach or fail in any material respect to perform or comply with any of its covenants and agreements contained herein or breach any of its representations and warranties, in each case that is not curable, such that the conditions set forth in Sections 7.3(a) or 7.3(b) cannot be satisfied.

8.4 Termination by Parent. This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, by Parent:

(a) prior to the approval by the stockholders of the Company referred to in Section 7.1(a), if the Company Board shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of this Agreement or, following the public announcement by a third party of an Alternative Proposal, failed to reconfirm its recommendation of this Agreement within three business days after a written request by Parent to do so;

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(b) whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), if any of the Surviving Entity Agreements is terminated or is no longer in full force and effect (other than through the action or inaction of Parent); and

(c) whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), if (i) the Company fails in any material respect to perform or comply with any of its covenants or agreements contained herein (including any failure to perform its obligations under Section 3.1 and Section 3.2) or breaches any of its representations and warranties, in each case, that is not curable, such that the conditions set forth in Section 7.2(a) or Section 7.2(b) cannot be satisfied.

8.5 Effect of Termination and Abandonment.

(a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 6.6, this Section 8.5 and Article IX each of which shall survive the termination of this Agreement) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b) In the event that all of the following three events have occurred: (i) this Agreement is validly terminated by either Parent or the Company pursuant to Section 8.2(a) or Section 8.2(b); (ii) after the date hereof and prior to the Special Meeting, an Alternative Proposal with respect to the Company shall have been publicly made (and not withdrawn); and (iii) within six months following termination of this Agreement, a transaction that if proposed prior to termination would have constituted an Alternative Proposal, is consummated by the Company or the Company enters into a definitive agreement with another Person (other than Parent) providing for the consummation of an Alternative Proposal by the Company (and such Alternative Proposal is ultimately consummated), the Company shall, no later than two business days after the consummation of the Alternative Proposal, pay to Parent a termination fee of $15,700,000 in cash (the “Termination Fee”) by wire transfer of same day funds to an account designated by Parent (it being understood that for all purposes of this clause “(b),” all references in the definition of Alternative Proposal to 20% shall be deemed to be references to 50% instead).

(c) In the event that this Agreement is validly terminated by the Company pursuant to Section 8.3(a), then the Company shall, contemporaneously with such termination, pay Parent the Termination Fee by wire transfer of same day funds to an account designated by Parent. In the event that this Agreement is validly terminated by Parent pursuant to Section 8.4(a), then the Company shall, no later than two business days after the date of such termination, pay Parent the Termination Fee by wire transfer of same day funds to an account designated by Parent.

(d) The Company acknowledges that the agreements contained in Sections 8.5(b) and (c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to Section 8.5(b) and 8.5(c), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent, in addition to the Termination Fee, the reasonable costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

ARTICLE IX

MISCELLANEOUS

9.1 No Waiver or Survival of Representations, Warranties, Covenants and Agreements. The respective representations and warranties of Parent, Merger Sub and the Company contained herein or in any certificate or other instrument delivered pursuant hereto prior to or at the Closing shall not be deemed waived or otherwise

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affected by any investigation made by any party hereto or any knowledge of any party (including any employee of any party) for whose benefit such representations and warranties are made. All representations and warranties made by each of the parties herein shall expire at the Effective Time and shall thereafter be of no further force or effect. The respective covenants and agreements of the parties contained herein which are to be performed after the Closing (including Section 6.9) shall survive the Effective Time and shall only terminate in accordance with their respective terms.

9.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

(a)	If to Parent or Merger Sub:

Liberty Media Corporation

12300 Liberty Boulevard

Englewood, CO 80112

Attention: General Counsel

Facsimile: (720) 875-5382

with a copy to:

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112

Attention: Lee D. Charles

Facsimile: (212) 408-2501

(b)	If to the Company:

Provide Commerce, Inc.

5005 Wateridge Vista Drive

San Diego, CA 92121

Attention: General Counsel

Facsimile: (858) 638-4708

with a copy to:

Latham & Watkins LLP

12636 High Bluff Drive, Suite 400

San Diego, California 92130

Attention: Faye H. Russell

Facsimile: (858) 523-5450

or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice, request, demand, waiver or other communication shall be deemed to have been given (a) upon actual delivery, if delivered by hand (including by courier), (b) on the third (3rd) business day following deposit of such notice, request, demand, waiver or other communication properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (c) on the business day on which such notice, request, demand, waiver or other communication is sent, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

9.3 Entire Agreement. This Agreement (including the Schedules, Exhibits and other documents and agreements referred to herein including the Confidentiality Agreement and the Surviving Entity Agreements) constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, oral and written, between the parties with respect to the subject matter hereof.

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9.4 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any party (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.5 Amendment. This Agreement may be amended by action of all the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval and adoption of this Agreement and the Merger by the stockholders of the Company, but, after any such approval by the stockholders of the Company, no amendment shall be made which by law requires further approval by such stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

9.6 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by each such party’s Board of Directors, may, to the extent legally allowed, (a) extend the time specified herein for the performance of any of the obligations of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (c) waive compliance by the other party with any of the agreements or covenants of such other party contained herein or (d) waive any condition to such waiving party’s obligation to consummate the transactions contemplated hereby or to any of such waiving party’s other obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by such party. Any such extension or waiver by any party shall be binding on such party but not on the other party entitled to the benefits of the provision of this Agreement affected unless such other party also has agreed to such extension or waiver. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other breach or failure to strictly comply with the provisions of this Agreement. The failure of any party to insist on strict compliance with this Agreement or to assert any of its rights or remedies hereunder or with respect hereto shall not constitute a waiver of such rights or remedies. Whenever this Agreement requires or permits consent or approval by any party, such consent or approval shall be effective if given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.6.

9.7 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available.

9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

9.9 Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State

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or Federal court. The parties hereby consent to jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b) TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10 Joint Participation in Drafting this Agreement. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any Person or entity or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal courts of the United States located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

LIBERTY MEDIA CORPORATION

By:	/s/ MICHAEL P. ZEISSER
Michael P. Zeisser
Senior Vice President

BAREFOOT ACQUISITION, INC.

By:	/s/ MICHAEL P. ZEISSER
Michael P. Zeisser
Senior Vice President

PROVIDE COMMERCE, INC.

By:	/s/ WILLIAM STRAUSS
Name:	William Strauss
Title:	Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

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ANNEX B

EXECUTION COPY

VOTING AGREEMENT

THIS VOTING AGREEMENT dated as of December 4, 2005 (this “Agreement”), by and among Liberty Media Corporation, a Delaware corporation (“Parent”), and Jovian Holdings, LLC (formerly known as JPS International, LLC), a Delaware limited liability company (the “Stockholder”).

RECITALS

WHEREAS, Parent, Provide Commerce, Inc., a Delaware corporation (the “Company”) and Barefoot Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), concurrently with the execution of this Agreement, have entered into an Agreement and Plan of Merger dated as of the date hereof (as such agreement may be modified or amended from time to time, the “Merger Agreement”), which provides for the merger of Merger Sub with and into the Company, with the Company as the surviving corporation in the merger (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the Merger Consideration upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder Beneficially (as defined below) owns certain shares of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”);

WHEREAS, in order to induce Parent and Merger Sub to execute the Merger Agreement, Stockholder desires to restrict the transfer or disposition of, and desires to vote, the Subject Shares (as defined below) as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (defined below) is a material condition to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement; and

WHEREAS, capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, to induce Parent and Merger Sub to enter into, and in consideration of their entering into, the Merger Agreement, and in consideration of the promises and the representations, warranties and agreements contained herein, the parties agree as follows:

ARTICLE I

AGREEMENT TO VOTE

Section 1.1. Agreement to Vote. Subject to the terms and conditions hereof, the Stockholder irrevocably and unconditionally agrees that from and after the date hereof and until the earlier to occur of (a) the Effective Time and (b) 5:00 p.m. (New York time) on the 180th day following the date the Merger Agreement is terminated in accordance with its terms (the earlier of (a) and (b) being referred to as the “Expiration Time”), at any meeting (whether annual or special, and at each adjourned or postponed meeting) of stockholders, however called, or in connection with any written consent of the Company’s stockholders, the Stockholder will (x) appear at each such meeting or otherwise cause its Subject Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum, and respond to each request by the Company for written consent, if any and (y) Vote (as defined below), or cause to be Voted at such meeting, all of the Stockholder’s Subject Shares (i) in favor of

1

approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (the Merger together with such transactions, collectively, the “Transactions”), (ii) against any action or agreement made in opposition to, or in competition with, the Merger Agreement, the Merger or the Transactions or that is intended, or could reasonably be expected to materially impede, interfere with, adversely affect or discourage the Transactions or inhibit the timely consummation of the Transactions, including, without limitation, any Alternative Proposal, and (iii) except for the Transactions, against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company, in each case, to the same extent and with the same effect as the Stockholder might or could do under applicable law, rules and regulations. For the purposes of this Agreement: “Vote” and any correlative term shall include voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, without limitation, consenting in accordance with Section 228 of the DGCL) or taking other action in favor of or against any action; and a Person “Beneficially” owns a security if such Person, directly or indirectly, through any contract, arrangement, understanding or otherwise has (A) the power to vote, or direct the vote of such security and (B) the power to dispose, or direct the disposition of such security.

Section 1.2. Additional Shares. The Stockholder hereby agrees, while this Agreement is in effect, to promptly notify Parent of the number of any new shares of Company Common Stock with respect to which Beneficial ownership is acquired by the Stockholder, if any, after the date hereof (such shares of Company Common Stock, “New Shares”). The Stockholder also agrees that any New Shares acquired or purchased by it shall be subject to the terms of this Agreement to the same extent as if they constituted Subject Shares.

Section 1.3. Restrictions on Transfer. On and after the date hereof and until the Expiration Time, the Stockholder agrees not to, directly or indirectly, transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of its Subject Shares, Options (as defined below) or New Shares; provided, however, that the Stockholder may transfer any of the Subject Shares to a charitable foundation controlled by or under common control with the Stockholder if such charitable foundation, as an express condition precedent of such transfer, becomes a party to this Agreement by executing a counterpart signature page hereto and agreeing to be bound by its original terms.

Section 1.4. Proxies. The Stockholder hereby revokes any and all previous proxies granted with respect to its Subject Shares. By entering into this Agreement, the Stockholder hereby grants a proxy (“Proxy”) appointing Parent, Merger Sub and each of their designees, and each of them individually, as the Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the Stockholder’s name, to be counted as present, Vote, dissent or withhold consent, or otherwise to act on behalf of the Stockholder with respect to its Subject Shares in favor of the Merger Agreement and the Transactions and otherwise in the manner contemplated by, and to give effect to, Section 1.1 hereof. The Proxy granted by the Stockholder pursuant to this Section 1.4 is, subject to the last sentence of this Section 1.4, irrevocable and is coupled with an interest, in accordance with Section 212(e) of the DGCL, and is granted in order to secure the Stockholder’s performance under this Agreement and also in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement. If the Stockholder fails for any reason to be counted as present, consent or Vote the Stockholder’s Subject Shares in accordance with the requirements of Section 1.1 above (or anticipatorily breaches such section), then Parent and Merger Sub shall have the right to cause to be present, consent or vote the Stockholder’s Subject Shares in accordance with the provisions of Section 1.1. The Proxy granted by the Stockholder hereunder shall supersede any prior proxy and shall not be superseded by any later proxy granted, made or purported to be granted or made by the Stockholder. The Proxy granted by the Stockholder shall terminate upon termination of this Agreement in accordance with its terms.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1. Representations and Warranties of Stockholders. The Stockholder represents and warrants to Parent that:

(a) The Stockholder Beneficially owns the number of shares of Company Common Stock set forth opposite the Stockholder’s name on Exhibit A attached hereto (such shares of Company Common Stock, the “Subject Shares”), free and clear of all Liens or Restrictions. Except for this Agreement and the Merger Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which it is a party relating to the pledge, disposition or Voting of such Subject Shares and there are no Voting trusts or Voting agreements with respect to such Subject Shares.

(b) The Stockholder does not beneficially own any shares of Company Common Stock other than the Stockholder’s Subject Shares and does not have any options, warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company (“Options”).

(c) The Stockholder has not appointed or granted any proxy, which appointment or grant is still effective with respect to the Subject Shares or any New Shares.

(d) The Stockholder is duly organized and validly existing under the laws of its jurisdiction of organization and is duly authorized to do business and is in good standing under the laws of its jurisdiction of organization.

(e) The Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully its obligations hereunder and this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of the Stockholder enforceable against it in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).

(f) Other than filings under the Exchange Act, no notices, reports or other filings are required to be made by the Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Stockholder from, any Governmental Entity, in connection with the execution and delivery of this Agreement by the Stockholder.

(g) The execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation by it of the transactions contemplated hereby will not, (i) violate, conflict with or constitute a breach of, or a default under, the certificate of formation, articles of organization, operating agreement or any of their comparable governing instruments of the Stockholder, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any Contract to which the Stockholder is a party or by which any of its assets are bound, (iii) will not result in the creation of any Lien on any of the assets of the Stockholder or (iv) result in a violation of, under or pursuant to any law, rule, regulation, order, judgment or decree applicable to the Stockholder or by which any of its assets are bound.

ARTICLE III

ADDITIONAL AGREEMENTS

Section 3.1. Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal or rights of dissent from the Merger that the Stockholder may have under the DGCL or otherwise.

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Section 3.2. Sales Plans. The Stockholder hereby agrees and covenants that, as soon as practicable after the date hereof, the Stockholder will take any and all actions reasonably necessary to suspend (until the Expiration Time) or terminate its participation in any and all plans adopted pursuant to Rule 10b5-1 promulgated under the Exchange Act to which such Stockholder is a party that relate to the Subject Shares, Options or any New Shares.

Section 3.3. Disclosure. The Stockholder hereby authorizes Parent and Merger Sub to publish and disclose in any announcement or disclosure required by the Commission and in the Proxy Statement the Stockholder’s identity and ownership of the Subject Shares and New Shares (if any) and the nature of the Stockholder’s obligation under this Agreement. The Stockholder hereby agrees that, without the prior written consent of Parent, it shall not issue any press release or make any public statements with respect to this Agreement, the Merger Agreement, the Transactions, Parent, Merger Sub or the Company, except as may be required by applicable law or court process.

Section 3.4. Non-Interference; Further Assurances. The Stockholder agrees that prior to the termination of this Agreement, it shall not take any action that would make any representation or warranty of it contained herein untrue or incorrect or have the effect of preventing, impeding, interfering with or adversely affecting the performance by the Stockholder of its obligations under this Agreement.

Section 3.5. No Proxy Solicitations. The Stockholder agrees that it will not, nor will it permit any of its members or any Person under its control to, directly or indirectly: (i) solicit, initiate, encourage, knowingly induce any inquiry with respect to, or the making, submission or announcement of, any Alternative Proposal, (ii) participate or engage in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action that is intended to facilitate or encourage any inquiries concerning or the making of any proposal that constitutes or could reasonably be expected to lead to, any Alternative Proposal, (iii) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Alternative Proposal, or (iv) execute or enter into, or publicly propose to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Alternative Proposal or transaction contemplated thereby, except, with respect to clauses (i) and (ii) to notify such Person as to the existence of these provisions. The Stockholder further agrees that it shall use reasonable efforts to cause its agents and representatives (including any investment banker, attorney or accountant retained by Stockholder) to comply with this Section 3.5, and shall not authorize or permit any of them to take any action in contravention of the provisions hereof. It is understood that this Section 3.5 limits the rights of the Stockholder only to the extent that Stockholder is acting in Stockholder’s capacity as a stockholder, and that the taking of any action specifically permitted by Section 6.5 of the Merger Agreement by any officer or director of the Company (in his or her capacity as such) shall not be considered a breach or violation of this Agreement.

Section 3.6. No Voting Trusts. The Stockholder agrees that it will not, nor will the Stockholder permit any Person under its control to, deposit any of the Stockholder’s Subject Shares or New Shares (if any) in a Voting trust or subject any of such Stockholder’s Subject Shares or New Shares (if any) to any arrangement with respect to the Voting of the Subject Shares or New Shares (if any) inconsistent with this Agreement.

Section 3.7. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholder, and Parent and Merger Sub shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholder in the voting of any of the Subject Shares, except as otherwise provided herein with respect to the Subject Shares and New Shares (if any).

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ARTICLE IV

TERMINATION

Section 4.1. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect after Expiration Time.

Section 4.2. Effect of Termination. Upon termination of this Agreement, the rights and obligations of all the parties will terminate and become void without further action by any party except for the provisions of Section 4.1, this Section 4.2 and Article V, which will survive such termination.

ARTICLE V

MISCELLANEOUS

Section 5.1. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law or damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law.

Section 5.2. Entire Agreement; Amendment; Waiver. This Agreement (including the Exhibits and the other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, written or oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each of the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

Section 5.3. Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally (by reputable overnight courier service or otherwise) or mailed, certified or registered mail with postage prepaid, or sent by confirmed telecopier, as follows:

(a)	If to Parent:

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention: General Counsel
Facsimile: (720) 875-5382

with an additional copy to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, New York 10112
Attention: Lee D. Charles, Esq.
Facsimile: (212) 408-2501

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(b)	If to Stockholder:

Jovian Holdings, LLC
303 East 17th Ave. Suite 1080
Denver, CO 80203
Attention: Olivia Lazarus
Facsimile: (303) 756-7191

with an additional copy to:

E*Law Group
3555 W. 110th Place
Westminster, Colorado 80031
Attention: Jeremy W. Makarechian, Esq.
Facsimile: (303) 479-7920

or to such other Person or address as any party shall specify by notice in writing to the other party. Any such notice shall be deemed to have been given (i) upon actual delivery, if delivered by hand, (ii) on the third (3rd) business day following deposit of such notice, properly addressed with postage prepaid, with the United States Postal Service if mailed by registered or certified mail, return receipt requested, or (iii) upon sending such notice, if sent via facsimile, with confirmation of receipt, except that any notice of change of address shall be effective only upon actual receipt thereof.

Section 5.4. Governing Law. THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Section 5.5. Venue; Waiver of Jury Trial. The parties hereby irrevocably consent to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.5.

Section 5.6. Severability. In the event that any provision of the Agreement is held to be illegal, invalid or unenforceable in a final, unappealable order or judgment (each such provision, an “invalid provision”), then such provision shall be severed from this Agreement and the remaining provisions of this Agreement shall remain

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binding on the parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable law, rule or regulation makes it unlawful for a party to comply with any of its obligations hereunder, the parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the parties as set forth herein to the maximum extent feasible.

Section 5.7. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

Section 5.8. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

Section 5.9. THIRD PARTY BENEFICIARIES. NOTHING IN THIS AGREEMENT, EXPRESS OR IMPLIED, IS INTENDED TO CONFER UPON ANY THIRD PARTY ANY RIGHTS OR REMEDIES OF ANY NATURE WHATSOEVER UNDER OR BY REASON OF THIS AGREEMENT.

Section 5.10. Assignment. Neither the Stockholder nor Parent may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto, except that Parent may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries (including Merger Sub), but no such assignment shall relieve Parent of its obligations hereunder if such transferee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 5.11. Joint Participation in Drafting this Agreement. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement.

Section 5.12. Expenses. Whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

LIBERTY MEDIA CORPORATION

By:	/s/ MICHAEL P. ZEISSER
Michael P. Zeisser Senior Vice President

JOVIAN HOLDINGS, LLC

By:	/s/ OLIVIA LAZARUS
Olivia Lazarus Vice President of Finance

[SIGNATURE PAGE TO VOTING AGREEMENT]

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EXHIBIT A

STOCKHOLDER OWNERSHIP OF

SUBJECT SHARES AND OPTIONS

Stockholder	Subject Shares	Options
Jovian Holdings, LLC	3,508,151	0
TOTAL	3,508,151	0

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ANNEX C

December 4, 2005

The Board of Directors

Provide Commerce, Inc.

5005 Wateridge Vista Drive

San Diego, California 92121

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $.001 per share (the “Company Common Stock”), of Provide Commerce, Inc. (the “Company”) of the consideration to be received by such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Liberty Media Corporation (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger, dated as of December 4, 2005 (the “Agreement”), among the Company, the Merger Partner and a subsidiary of the Merger Partner, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than (i) shares of Company Common Stock as to which appraisal rights are timely and properly perfected and not withdrawn prior to the effective time of the Merger and (ii) shares of Company Common Stock held in treasury by the Company or owned by the Merger Partner and any of its direct or indirect wholly-owned subsidiaries, will be converted into the right to receive $33.75 per share in cash.

In arriving at our opinion, we have (i) reviewed a draft dated December 3, 2005 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities), nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger, and that the other transactions contemplated by the Agreement, will be consummated

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as described in the Agreement, and that the definitive Agreement will not differ in any material respects in a manner adverse to the Company or the stockholders from the draft thereof furnished to us. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Our opinion is also based upon the assumptions set forth above. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion. In particular, while subsequent developments may or may not support the assumptions set forth above, such developments should not be construed to affect the validity of this opinion (which in all events speaks only as of the date hereof) or otherwise make this opinion contingent or conditional. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the holders of the Company Common Stock in the Merger and we express no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. No opinion is expressed as to the relative merits of the Merger as compared to alternative transactions or strategies that might be available to the Company or whether any alternative transaction might produce consideration for holders of the Company Common Stock in an amount in excess of that contemplated by the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. From time to time, we and our affiliates have in the past provided, are currently providing and in the future may provide investment banking, commercial banking and other financial services to the Company, as well as the Merger Partner, for which we have received, and would expect to receive, customary compensation. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

Our advisory services and the opinion expressed in this letter are provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any holder of the Company Common Stock as to how such holder should vote with respect to the Merger, whether such holder should exercise any dissenter’s rights or appraisal rights with respect to the Merger, or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to holders of the Company Common Stock but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

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ANNEX D

DELAWARE GENERAL CORPORATION LAW

§ 262: Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

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(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation

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of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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DETACH HERE

PROXY

PROVIDE COMMERCE, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Special Meeting of Stockholders to be held on [DATE], 2006

The undersigned hereby constitutes and appoints William Strauss and Blake Bilstad, and each of them, as the undersigned’s true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Special Meeting of Stockholders of PROVIDE COMMERCE, INC. to be held on [DATE], 2006 at [TIME] a.m., local time, at [our corporate headquarters, 5005 Wateridge Vista Drive, San Diego, California 92121], and at any postponements, continuations and adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendation. The proxies cannot vote your shares unless you sign and return this card.

PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

PROVIDE COMMERCE, INC.

C/O EQUISERVE TRUST COMPANY, N.A.

P.O. BOX 8694

EDISON, NJ 08818-8694

Your vote is important. Please vote immediately.

Vote-by-Internet Log on to the Internet and go to http://www.eproxyvote.com/prvd	OR	Vote-by-Telephone Call toll-free 1-877-PRX-VOTE (1-877-779-8693)

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.	3782

The Board of Directors recommends a vote “FOR” Proposal 1 and Proposal 2 listed below

1.	Proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 4, 2005, by and among Liberty Media Corporation, Produce Acquisition, Inc. (formerly Barefoot Acquisition, Inc.), a direct wholly-owned subsidiary of Liberty Media, and Provide Commerce, Inc., and to approve the merger.	FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Mark box at right if you plan to attend the Annual Meeting.	☐

Mark box at right if an address change or comment has been noted on the reverse side of this card.	☐

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:                                      Date:                     Signature:                                      Date: